UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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L3HARRIS TECHNOLOGIES, INC.

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L3HARRIS
FAST. FORWARD.

2019 Proxy Statement
and Notice of Annual Meeting

L3HARRIS TECHNOLOGIES
125 YEARS IN THE MAKING

L3Harris Technologies: A leading global defense technology company. Highly agile, innovative industry leader with a broad offering of global customer solutions.

SPEED

The world of technology moves fast; we move faster. By anticipating threats and market shifts, we respond to the needs of our customers with solutions built for rapid time frames in an environment of constant change.

>  Focused, agile solutions not beholden to entrenched platforms of traditional primes

>  Affordability as an operating principle to foster new approaches that can be brought to market more efficiently and more effectively

INNOVATION

Every day, we bring new ideas and new approaches to make ourselves and our customers better, smarter, stronger and safer. With a focus on the world ahead, we design, build and deliver the technology of tomorrow, today.

>  Market-leading R&D investment as a percentage of revenue

>  The scale to invest in breakthrough technology

>  Culture of continuous improvement for our people and our technologies

FLAWLESS EXECUTION

We are always focused on the people we serve. We design and deliver the right solution with a relentless commitment to getting the job done – and done right.

Everything we make lives up to its promise, every time.

>  A laser focus on building and delivering better technology to those who need it most

>  A unified, inspired team with common goals, objectives and core values

NOTICE OF 2019
ANNUAL MEETING OF
SHAREHOLDERS

When:

Friday, October 25, 2019

7:30 AM CDT

Where:

Four Seasons Resort and
Club Dallas at Las Colinas

4150 North MacArthur Boulevard

Irving, Texas 75038

YOUR VOTE IS IMPORTANT Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance to ensure they are counted.

HOW YOU CAN VOTE

Internet* www.proxyvote.com Until 11:59 p.m. on October 24, 2019

Phone* 1-800-690-6903 Until 11:59 p.m. on October 24, 2019

Mail Complete, sign and date your proxy/voting instruction card and mail in the postage-paid return envelope.

In Person If you attend the Annual Meeting, you can cast your vote there.
*	You must have the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy/voting instruction card.

Meeting Agenda

Proposal 1:

To elect as directors the 12 nominees named in the accompanying proxy statement for a term of approximately six months ending at the 2020 Annual Meeting of Shareholders to be held April 24, 2020.

Proposal 2:

To hold an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy.

Proposal 3:

To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal transition period ending January 3, 2020.

Shareholders also will act on any other business that may properly come before the meeting.

The accompanying proxy statement more fully describes these matters. We have not received notice of other matters that may be properly presented at the Annual Meeting.

All holders of common stock of record at the close of business on August 30, 2019 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required to attend the Annual Meeting, but for security reasons, you may be asked to show evidence of share ownership and a valid government-issued photo ID. Packages, bags, boxes and other items are subject to inspection.

By Order of the Board of Directors,

Scott T. Mikuen

Senior Vice President, General Counsel and Secretary
Melbourne, Florida

September 10, 2019

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on October 25, 2019:

The Proxy Statement and 2019 Annual Report to Shareholders are available at: www.l3harris.com/corporate-governance

L3HARRIS 2019 PROXY STATEMENT 3

DEAR FELLOW

SHAREHOLDERS

L3HARRIS TECHNOLOGIES, INC.

1025 West NASA Boulevard

Melbourne, Florida 32919

William M. Brown

Chairman & CEO

September 10, 2019

On behalf of your Board of Directors, I am pleased to invite you to attend the 2019 Annual Meeting of Shareholders of L3Harris Technologies, Inc. to be held on Friday, October 25, 2019. This will be our first Annual Meeting of Shareholders following the June 29, 2019 completion of the all-stock merger involving Harris Corporation and L3 Technologies, Inc., with Harris Corporation changing its name to “L3Harris Technologies, Inc.”

The transformational merger – one of the largest combinations ever in the defense industry – created an agile global aerospace and defense technology company with the scale, resources and capabilities to provide affordable, innovative and rapidly fielded solutions to address customers’ critical mission needs. The merger also combined six directors from L3 Technologies, Inc. with six continuing directors from Harris Corporation, joining together in reconstituting your Board of Directors.

The accompanying Notice of 2019 Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted on at the meeting, which include:

>	election of the 12 nominees for director named in the accompanying Proxy Statement (who currently serve on the reconstituted Board) for a term of approximately six months expiring at the 2020 Annual Meeting of Shareholders;
>	an advisory vote to approve the compensation of our named executive officers;
>	ratification of the appointment of our independent registered public accounting firm for the fiscal transition period ending January 3, 2020; and
>	such other business as may properly come before the meeting or any adjournments or postponements thereof.

Your Board of Directors unanimously recommends a vote FOR election of its nominees for director, FOR advisory approval of the compensation of our named executive officers and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal transition period ending January 3, 2020. These matters are discussed in greater detail in the accompanying Proxy Statement.

As you review the Proxy Statement, please keep in mind that applicable rules require disclosure of historical information regarding certain compensation of our directors and executive officers for fiscal 2019, which included only directors and executive officers of Harris Corporation (not L3 Technologies, Inc. or L3Harris Technologies, Inc.). This is because the merger that established L3Harris Technologies, Inc. and the resulting changes in directors and executive officers occurred on June 29, 2019, after our fiscal 2019 ended.

It is important that your shares be represented and voted at the meeting, even if you are unable to attend. You can ensure that your shares are represented and voted at the meeting by submitting your proxy/voting instruction over the Internet or by telephone, or by mail by using the traditional proxy/voting instruction if you received your proxy materials by mail. You can find instructions for these convenient ways to vote on both the Notice of Internet Availability of Proxy Materials and the proxy/voting instruction card, as well as in the accompanying Notice of 2019 Annual Meeting of Shareholders and Proxy Statement.

Sincerely,

William M. Brown

Chairman and Chief Executive Officer

4 L3HARRIS 2019 PROXY STATEMENT

Cautionary Statement Regarding Forward-Looking Statements

The statements in this proxy statement, including regarding speed, innovation and execution, the transformational merger and annualized revenue on pages 2, 4 and 6, respectively, that are not historical in nature are forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties, as well as assumptions that may not materialize or prove correct, which could cause our results to differ materially from those expressed in or implied by such forward-looking statements. A discussion of such risks and uncertainties is included in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for our fiscal year ended June 28, 2019. Such forward-looking statements are made as of the date of filing of this proxy statement, and we disclaim any intention or obligation, other than imposed by law, to update or revise any of them, whether as a result of new information, future events or developments or otherwise.

The Board of Directors of L3Harris Technologies, Inc. is soliciting proxies to be voted at our 2019 Annual Meeting of Shareholders on October 25, 2019, and at any adjournments or postponements thereof. We expect that this proxy statement and form of proxy will be mailed and made available to shareholders beginning on or about September 11, 2019.

L3HARRIS 2019 PROXY STATEMENT 5

PROXY SUMMARY

2019 Annual Meeting
of Shareholders

Friday, October 25, 2019

7:30 AM CDT

Four Seasons Resort and Club Dallas at Las Colinas
4150 North MacArthur Boulevard
Irving, Texas 75038

Record Date: August 30, 2019

This summary does not contain all information shareholders should consider, and we encourage shareholders to read the entire proxy statement carefully.

VOTING MATTERS

		For more information	Board’s recommendation
Proposal 1	Elect Board’s 12 nominees for director for a term of approximately 6 months expiring at 2020 Annual Meeting of Shareholders to be held April 24, 2020	Page 12	FOR each nominee

Proposal 2	Advisory vote to approve compensation of named executive officers as disclosed in this proxy statement	Page 39	FOR the proposal

Proposal 3	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal transition period ending January 3, 2020	Page 92	FOR the proposal

Shareholders also will act on any other business that may properly come before the meeting.

HIGHLIGHTS OF THE L3HARRIS MERGER

All-stock merger completed on June 29, 2019 (“L3Harris Merger”) involving Harris Corporation (“Harris”) and L3 Technologies, Inc. (“L3”), with Harris changing its name to “L3Harris Technologies, Inc.” (“L3Harris”)

>  Transformational merger – one of largest combinations ever in defense industry – creating an agile global aerospace and defense technology innovator that delivers end-to-end solutions to meet customers’ mission-critical needs, with approximately $17 billion in annualized revenue (for fiscal transition period), 50,000 employees (around 20,000 engineers and scientists) and customers in more than 100 countries.

>  Top-tier leadership structure was set under merger agreement, with full transition of Chairman and CEO positions from William M. Brown (formerly Harris’

    Chairman, President and CEO) to Christopher E. Kubasik (currently Vice Chairman, President and COO and formerly L3’s Chairman, CEO and President) within three years.

>  New 12-member Board, as reconstituted upon merger, drew members in equal numbers from boards of L3 and Harris.

>  Common stock trades on NYSE under ticker symbol “LHX.”

>  Fiscal year end transitioning from Friday nearest June 30 to Friday nearest December 31.

BOARD AND GOVERNANCE HIGHLIGHTS

We have long been focused on and committed to responsible and effective corporate governance in order to enhance the creation of sustainable, long-term shareholder value and to be accountable and responsive to our shareholders. The following are highlights regarding our governance framework and the composition of our Board of Directors (our “Board”), which was reconstituted in connection with the L3Harris Merger.

6 L3HARRIS 2019 PROXY STATEMENT

PROXY SUMMARY

Director Nominees

Our Board’s nominees for election as director are the twelve directors currently comprising our reconstituted Board:

>	William M. Brown, Chairman and CEO (formerly Harris’ Chairman, President and CEO);
>	Christopher E. Kubasik, Vice Chairman, President and COO (formerly L3’s Chairman, CEO and President);
>	Five independent directors from the Harris Board (Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Dattilo, Roger B. Fradin and Lewis Hay III); and
>	Five independent directors from the L3 Board (Thomas A. Corcoran, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton).

All nominees are independent except for Mr. Brown and Mr. Kubasik. The nominees are standing for election for a term of approximately six months expiring at the 2020 Annual Meeting of Shareholders to be held April 24, 2020. This is shorter than a typical twelve-month term due to the transition in our fiscal year end to the Friday nearest December 31 and the resulting transition in the timing of our Annual Meeting of Shareholders to occur in the April-May timeframe, starting with the 2020 Annual Meeting of Shareholders.

					Current L3Harris Committees
Director Nominee	Age	Director Since*	Principal Occupation/Experience	Other Current Public Company Boards	Audit	Compensation	Finance	Nominating and Governance	Ad Hoc Technology
Sallie B. Bailey	59	2018	Former EVP and CFO of Louisiana-Pacific Corporation	—	■		■
William M. Brown	56	2011	Chairman and CEO of L3Harris	1
Peter W. Chiarelli	69	2012	General, U.S. Army (Retired)	—	■				■
Thomas A. Corcoran	75	1997	President of Corcoran Enterprises, LLC; former Senior Advisor for The Carlyle Group	1	■		■
Thomas A. Dattilo	68	2001	Advisor for private investment firms; former Chairman and CEO of Cooper Tire & Rubber Company	—		■		■
Roger B. Fradin	65	2016	Operating Executive with The Carlyle Group; former Vice Chairman of Honeywell International Inc.	4			■		■
Lewis Hay III	63	2002	Operating Advisor for Clayton Dubilier & Rice, LLC; former Chairman and CEO of NextEra Energy, Inc.	1		■		■
Lewis Kramer	71	2009	Former Global Client Service Partner and National Director of Audit Services of Ernst & Young LLP	1	■	■
Christopher E. Kubasik	58	2018	Vice Chairman, President and COO of L3Harris	—
Rita S. Lane	56	2018	Principal at Hajime, LLC; former VP, Operations of Apple Inc.	2		■	■
Robert B. Millard Lead Independent Director	69	1997	Chairman of Massachusetts Institute of Technology Corporation	1				■	■
Lloyd W. Newton	76	2012	General, U.S. Air Force (Retired); former EVP of Pratt & Whitney Military Engines	—				■	■
* Reflects tenure with L3 or Harris board of directors, as applicable.	■ Member	■ Chairperson

L3HARRIS 2019 PROXY STATEMENT 7

PROXY SUMMARY

Nominee Skills and Attributes

Our Board believes that these twelve nominees are well positioned to discharge our Board’s responsibilities.

Not only do they represent a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value, but, together, they also possess a deep and unique understanding of L3’s and Harris’ businesses and the challenges and opportunities L3Harris faces.

As shown below, our nominees, drawn in equal numbers from the boards of directors of L3 and Harris, represent a favorable balance of shorter and longer tenures. At the same time, our Board’s reconstitution presents an opportunity for all nominees to benefit from new interactions and refreshed perspectives.

Tenure of Director Nominees (including tenure with L3 or Harris board of directors, as applicable)

4 UNDER 4 YEARS	4 4 – 10 YEARS	4 MORE THAN 10 YEARS

Key Governance Practices

Below are some key practices and policies that demonstrate our Board’s commitment to responsible and effective corporate governance to enhance the creation of sustainable, long-term shareholder value and to be accountable and responsive to our shareholders:

BOARD STRUCTURE AND POLICIES

>	Independent directors make up approximately 83% of the Board and 100% of each standing committee.
>	All directors elected annually; majority voting standard in uncontested elections.
>	Lead Independent Director broadly empowered with defined responsibilities and authority.
>	Independent directors regularly hold executive sessions led by Lead Independent Director.
>	Our Board and all standing committees conduct annual self-evaluations for continuous improvement in performance and effectiveness.
>	Our Board membership criteria take into account diversity of viewpoints, background, experience, gender, race,

ethnicity and similar demographics, as well as avoiding potential overboarding (more than 4 other public company boards, under our guidelines).

>	Policy requiring directors to retire at age 75 (exception for three years for directors designated pursuant to L3Harris Merger-related provisions of our governing documents).
>	Board reviews and evaluates management development and succession plans.
>	Strong ethics and business conduct program, reflecting our commitment to our Code of Conduct and broader compliance principles, to responsible corporate citizenship and sustainability and to our belief that we should conduct all business dealings with honesty, integrity and responsibility.

8 L3HARRIS 2019 PROXY STATEMENT

PROXY SUMMARY

SHAREHOLDER INPUT AND ALIGNMENT

>	Meaningful stock ownership guidelines for non-employee directors.
>	Prohibition on short sales, hedging, other derivative transactions and pledging of our common stock by directors and executive officers.
>	Robust proxy access By-Law provision allowing eligible shareholders to nominate and include in our proxy materials candidates for election to our Board.
>	Shareholders holding at least 25% of common stock can call a special meeting.
>	Annual “say-on-pay” advisory vote.
>	Engagement with large shareholders on key aspects of executive compensation program.

PERFORMANCE HIGHLIGHTS

During fiscal 2019, we operated as Harris Corporation – a leading technology innovator, solving customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect – and reported our financial results in three segments. As of the end of fiscal 2019, Harris had approximately $6.8 billion in annual revenue and about 18,200 employees. As noted above, the closing of the L3Harris Merger occurred on June 29, 2019, after the end of Harris’ fiscal 2019, and thus fiscal 2019 results reflect standalone results for Harris (not L3 or the combined company, L3Harris).

Key Fiscal 2019 Financial Results

These results are important because they are components of performance measures used in incentive compensation.

REVENUE	OPERATING INCOME
$6.8B	$1.09B
Up 10% from fiscal 2018	Up 19% from fiscal 2018

ADJUSTED FREE CASH FLOW*	NON-GAAP EPS*
$1.06B	$8.29
Up $140M from fiscal 2018	Up 30% from fiscal 2018

TSR (cumulative to end of fiscal 2019; reflects reinvestment of dividends)

1-YEAR	3-YEAR	5-YEAR
33.1%	141.6%	176.3%

*	See Appendix A for reconciliations of GAAP to non-GAAP financial measures.

L3HARRIS 2019 PROXY STATEMENT 9

PROXY SUMMARY

Strategic Achievements

Our strong fiscal 2019 financial results reflected our successful execution of the key strategic priorities Harris set for fiscal 2019, which were:

>	Accelerating revenue growth across all three of its business segments;
>	Driving flawless execution while expanding margins through operational excellence; and
>	Sustaining cash flow with shareholder-friendly capital deployment.

EXECUTIVE COMPENSATION HIGHLIGHTS

Although we now operate as L3Harris, this proxy statement discusses compensation for the named executive officers of Harris during fiscal 2019. This uncommon situation results from the interplay between the timing of our fiscal year end relative to the L3Harris Merger and Securities and Exchange Commission (“SEC”) rules requiring that we hold an advisory vote on our executive compensation for fiscal 2019, which ended one day prior to the closing of the merger.

Our basic executive compensation philosophy is unaltered by the L3Harris Merger – it has been and will continue to be as follows:

OVERALL OBJECTIVE Encourage and reward creation of sustainable, long-term shareholder value	GUIDING PRINCIPLES > Align with shareholders’ interests > Be competitive at target performance level	> Motivate achievement of financial goals and strategic objectives > Align realized pay with performance

Pay Mix for Fiscal 2019

Consistent with our goals of aligning pay with performance and with the interests of our shareholders, a high percentage of fiscal 2019 total target direct compensation is at risk (either performance-based or time-based). Total target direct compensation is the sum of base salary level, target annual cash incentive award and the target value of performance share units, stock options and restricted stock units granted as part of our annual cycle of grants to executive officers.

10 L3HARRIS 2019 PROXY STATEMENT

PROXY SUMMARY

Overview of Compensation Decisions for Fiscal 2019

			Target Value of	Payout for Fiscal
	Base Salary	Annual Cash	Equity-Based Compensation	2017-2019
	Level	Incentive Payout	Granted in Fiscal 2019	Performance Share Units
Mr. Brown	$1,350,000	$3,735,000	$8,800,000	73,961 shares
	3.8% increase from	162.4% of target	7% increase from
	fiscal 2018		fiscal 2018
Mr. Ghai	$600,000	$650,000	$1,600,000	11,126 shares
	9.1% increase from	135.4% of target	23% increase from
	fiscal 2018		fiscal 2018
Mr. Duffy	$548,500	$550,000	$1,200,000	9,675 shares
	3.5% increase from	143.2% of target	9% increase from
	fiscal 2018		fiscal 2018
Mr. Mehnert	$570,000	$550,000	$1,150,000	11,126 shares
	2.7% increase from	128.7% of target	same as fiscal 2018
fiscal 2018
Mr. Mikuen	$570,000	$650,000	$1,200,000	9,675 shares
	3.6% increase from	162.9% of target	9% increase from
	fiscal 2018		fiscal 2018

Payouts in respect of fiscal 2017-2019 cycle performance share unit awards (granted in fiscal 2017), shown in the righthand column, were at 157.7% of target, principally because our earnings per share compound annual growth rate (“EPS CAGR”) adjusted result exceeded adjusted target and our total shareholder return (“TSR”) performance over the fiscal 2017-2019 performance period compared with companies in the Standard & Poor’s 500 (“S&P 500”) exceeded the 80th percentile, resulting in an upward payout adjustment of 33%.

In addition, as discussed in the Compensation Discussion and Analysis section of this proxy statement, the L3Harris Merger closing triggered accelerated vesting and payouts of both fiscal 2018-2020 cycle performance share unit awards (granted in fiscal 2018) and fiscal 2019-2021 cycle performance share unit awards (granted in fiscal 2019), pursuant to the terms and conditions of those awards. For details on those payouts, see the discussion beginning on page 58.

L3HARRIS 2019 PROXY STATEMENT  11

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board unanimously recommends voting FOR election of its 12 nominees for director for a term of approximately six months expiring at the 2020 Annual Meeting of Shareholders to be held on April 24, 2020.

>	With a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value, as well as a deep and unique understanding of L3’s and Harris’ businesses and the challenges and opportunities L3Harris faces, our reconstituted Board is well positioned to discharge its responsibilities
>	Nominees collectively have broad and diverse leadership experience and many other qualifications, skills and attributes that our Board views as valuable to L3Harris
>	Favorable balance of shorter and longer tenures among nominees, all of whom are independent, except Mr. Brown, our Chairman and CEO, and Mr. Kubasik, our Vice Chairman, President and COO

Our entire Board is elected annually by our shareholders. Our Restated Certificate of Incorporation provides that our Board shall consist of not less than 8 or more than 13 directors, the exact number of directors to be determined from time to time by our Board. Each director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, except in the case of death, resignation, retirement or removal from office. Vacancies may be filled by a majority of the remaining directors.

OUR NOMINEES AS A GROUP

In connection with the L3Harris Merger closing, the authorized number of directors was increased from 11 to 12, and our Board was reconstituted and currently consists of the following twelve directors:

>	William M. Brown, Chairman and Chief Executive Officer (formerly Harris’ Chairman, President and Chief Executive Officer);
>	Christopher E. Kubasik, Vice Chairman, President and Chief Operating Officer (formerly L3’s Chairman, Chief Executive Officer and President);
>	Five independent directors from the Harris Board (Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Dattilo, Roger B. Fradin and Lewis Hay III); and
>	Five independent directors from the L3 Board (Thomas A. Corcoran, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton).

Also in connection with the L3Harris Merger closing, our reconstituted Board amended our By-Laws so that the L3Harris fiscal year will end on the Friday nearest December 31. For this reason, L3Harris’ current fiscal period (following Harris’ fiscal 2019 ended June 28, 2019) is an abbreviated fiscal transition period ending January 3, 2020. We typically hold our Annual Meeting of Shareholders approximately four months after our fiscal year ends. Following the 2019 Annual Meeting of Shareholders in October 2019, due to our new fiscal year timing, we will transition the timing of our Annual Meeting of Shareholders to occur in the April-May timeframe, starting with the 2020 Annual Meeting of Shareholders to be held on April 24, 2020.

Based on the recommendation of our Nominating and Governance Committee, our Board has nominated the 12 directors comprising our reconstituted Board – all of whom are standing for election as incumbents – for a new term of approximately six months that will begin at the 2019 Annual Meeting and expire at the 2020 Annual Meeting of Shareholders.

No nominee is related to any other nominee or to any executive officer of L3Harris or its subsidiaries, by blood, marriage or adoption.

12  L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS VOTING STANDARD FOR DIRECTORS

Below we provide information on each nominee’s experience, qualifications, attributes and skills that our Board has determined support their nomination and service as a L3Harris director. Data with respect to the number of shares of our common stock beneficially owned by each of our directors as of August 30, 2019 can be found in the table on page 94. Beginning on page 21, we describe our director nomination process and the criteria we apply in selecting nominees.

VOTING STANDARD FOR DIRECTORS

Under our By-Laws and Corporate Governance Guidelines, the voting standard for the election of our directors is a majority voting standard in uncontested elections and a plurality voting standard in contested elections. The election of directors at the 2019 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

To be elected under a majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. Any incumbent director nominee who does not receive more “For” votes than “Against” votes must promptly offer to tender his or her resignation following certification of the vote, and our Nominating and Governance Committee will then recommend to our Board whether or not to accept it. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with the New York Stock Exchange (“NYSE”) independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board will also promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve as a director until the next Annual Meeting of Shareholders and until his or her successor shall be duly elected and qualified, or until his or her prior death, resignation, retirement or removal from office. If our Board accepts the resignation, then a majority of our Board, in its sole discretion, may fill any resulting vacancy or may choose not to fill the vacancy and to decrease the size of our Board.

Proxies will be voted for the election of each of Ms. Bailey, Ms. Lane and Messrs. Brown, Chiarelli, Corcoran, Dattilo, Fradin, Hay, Kramer, Kubasik, Millard, and Newton to serve for a term of approximately six months expiring at the 2020 Annual Meeting of Shareholders to be held on April 24, 2020, unless otherwise specified in the proxy/voting instructions. Proxies cannot be voted for more than the 12 nominees for director named in this proxy statement.

CRITERIA FOR BOARD MEMBERSHIP

General Criteria

Under our Corporate Governance Guidelines, our Board selects director nominees based on the recommendation of our Nominating and Governance Committee and the following criteria:

>	Demonstrated ability and sound judgment;
>	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;
>	Willingness to objectively appraise management performance;
>	Current knowledge and contacts in the markets in which we do business and in our industry or other relevant industries, giving due consideration to potential conflicts of interest;
>	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;
>	Diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics;
>	The number of other boards of which the individual is a member; and
>	Compatibility of the individual’s experience, qualifications, skills, attributes and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of L3Harris and the interests of our shareholders.

L3HARRIS 2019 PROXY STATEMENT 13

PROPOSAL 1: ELECTION OF DIRECTORS NOMINEE BIOGRAPHIES

Incumbent Nominees

Our Nominating and Governance Committee’s process for considering, reviewing and evaluating incumbent directors as potential nominees for re-election typically is as follows:

>	Prior to each annual meeting of shareholders, each current director discusses his or her participation on our Board and its committees and other relevant matters with our Chairman.
>	Each current director also is requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of our Nominating and Governance Committee.
>	In addition, our Nominating and Governance Committee reviews each current director’s experience, qualifications, attributes, skills, tenure, contributions, other directorships, meeting attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.

Because our Board was reconstituted in connection with the L3Harris Merger closing, our Nominating and Governance Committee did not follow this process with respect to the nominees for election at the 2019 Annual Meeting, all of whom are incumbent directors; however, our Nominating and Governance Committee expects to resume this process with respect to nominees for election at the 2020 Annual Meeting.

Consideration of Diversity

Our Board values diversity as a factor in selecting nominees to serve on our Board. Although we have adopted no specific policy on diversity, our Nominating and Governance Committee considers our Board membership criteria in selecting nominees for directors, including “diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.” Such considerations also may include personal characteristics, functional background, executive or professional experience, and international experience. As a general matter, our Board considers diversity in the context of our Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations and decisions that reflect a broad range of perspectives.

NOMINEE BIOGRAPHIES

Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, which we do not currently anticipate, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, alternatively, our Board may determine to leave the vacancy temporarily unfilled or reduce the number of directors in accordance with our By-Laws.

14 L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS Nominee Biographies

L3Harris Committees > Audit > Finance	Sallie B. Bailey	Age: 59 Director since April 2018	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, enterprise risk management and investor relations

>   Knowledge and experience with complex financial and accounting functions and internal controls

> Knowledge of complex financial, operational, management and strategic issues faced by a large global company > Public company board and corporate governance experience

Position, Principal Occupation and Professional Experience

>   Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation (Dec. 2011 - July 2018)

>   Vice President and Chief Financial Officer of Ferro Corporation (Jan. 2007 - July 2010)

>   11-year career at The Timken Company in various senior management positions of increasing responsibility (1995 - 2006), lastly as Senior Vice President, Finance and Controller

>   Previously with Tenneco Inc. in various finance organization roles (1988 - 1995), lastly as Assistant Treasurer

>   Previously with Deloitte and Touche LLP as an audit supervisor

Other Directorships	> The AZEK Company (since 2019) (non-public company) > General Cable Corporation (2013 - 2018)	> Milacron Holdings Corp. (2004 - 2008)

L3Harris Committees > None	William M. Brown	Age: 56 Director since Dec. 2011	Employee Director (not independent)
Qualifications, Skills and Attributes Valuable to L3Harris Board
>   Current role as our Chief Executive Officer and the terms of employment agreement (failure to nominate would constitute “constructive termination”), as well as his leadership and management skills

>   Knowledge of complex strategic, operational, management and financial issues faced by a large company with international operations

>   Knowledge and expertise related to strategic planning, global supply chain and procurement, productivity and lean manufacturing initiatives, international sales, marketing and operations, domestic and international mergers and acquisitions, regulatory challenges, and enterprise risk management

>   Public company board and governance experience

Position, Principal Occupation and Professional Experience

>   Chairman of the Board and Chief Executive Officer of L3Harris Technologies, Inc. (since June 29, 2019)

>   Chairman of the Board, President and Chief Executive Officer of Harris Corporation (April 2014 - June 28, 2019)

>   President and Chief Executive Officer of Harris Corporation (Nov. 2011 - April 2014)

>   14-year career in U.S. and international roles at United Technologies Corporation (“UTC”),

a diversified global building and aerospace company (1997 - 2011), including Senior Vice President, Corporate Strategy and Development; 5 years as President of UTC’s Fire & Security Division; and President of Asia Pacific Operations of UTC’s Carrier Corporation

>   Previously with McKinsey & Company as senior engagement manager and with Air Products and Chemicals, Inc. as project engineer

Other Directorships, Trusteeships and Memberships	> Celanese Corporation (since 2016) > Chairman of Aerospace Industries Association Board of Governors > Board of Directors of Fire Department of NYC Foundation	> Board of Trustees of Florida Institute of Technology > National Security Telecommunications Advisory Committee > Council of Trustees of Association of the United States Army

L3HARRIS 2019 PROXY STATEMENT 15

PROPOSAL 1: ELECTION OF DIRECTORS Nominee Biographies

L3Harris Committees > Ad Hoc Technology (Chairperson) > Audit	Peter W. Chiarelli	Age: 69 Director since Aug. 2012	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board
	> Knowledge and expertise in complexities of both U.S. and international militaries, defense communities and defense industries > Extensive background in military operations and national security	> Experience addressing complex operational and strategic issues, managing significant operating budgets, and handling legislative and public affairs

Position, Principal Occupation and Professional Experience

>   Chief Executive Officer, 1560 LLC, a company engaged in public policy and electoral research and analysis (since 2018)

>   Chief Executive Officer of One Mind, a non-profit organization bringing together healthcare providers, researchers and academics to cure brain disorders (April 2012 - Jan. 2018)

>   General, U.S. Army (Retired), retired in March 2012 after nearly 40 years of service with U.S. Army, commanding troops at all levels from platoon to Multi-National Corps and holding various senior officer positions, including:

▪   Vice Chief of Staff (Army’s second-highest-ranking officer), with responsibility for oversight of day-to-day operations and for leading budget planning and execution and efforts to modernize equipment, procedures and formations

▪   Senior Military Assistant, Secretary of Defense

▪   Commander of Multi-National Corps - Iraq

▪ Division Commander, Fort Hood, Texas and Baghdad, Iraq ▪ U.S. Army Chief of Operations, Training and Mobilization ▪ Executive Officer, Supreme Allied Commander, Europe

Other Directorships	> 1560 LLC (since 2018) (non-public company)	> Interologic Inc. (since 2018) (non-public company)

L3Harris Committees > Audit > Finance	Thomas A. Corcoran	Age: 75 Director since June 29, 2019 (1997 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board
>   Knowledge of complex operational, management, financial, strategic and governance issues faced by large public companies

>   Knowledge and expertise related to global supply chain, manufacturing, human resources, accounting and internal controls, finance and economic analysis and mergers and acquisitions

>   Knowledge of, and experience with, aerospace and defense and technology industries and with the government procurement process, including with major U.S. Department of Defense programs

>   Public company board and governance experience

Position, Principal Occupation and Professional Experience

>   President, Corcoran Enterprises, LLC, a private management consulting firm (since 2001)

>   Senior Advisor, The Carlyle Group, a private equity investment firm (2001 - 2017)

>   President and Chief Executive Officer, Gemini Air Cargo, an aircraft, crew, maintenance and insurance cargo airline (March 2001 - April 2004)

>   President and Chief Executive Officer, Allegheny Teledyne Incorporated, a global manufacturer of technically advanced specialty materials and complex components (Oct. 1999 - Dec. 2000)

>   President and Chief Operating Officer, Electronic Systems Sector and Space & Strategic Missiles Sector, Lockheed Martin Corporation, a global aerospace, defense, security and advanced technologies company (April 1993 - Sept. 1999)

>   26-year career at General Electric in various management positions

Other Directorships	> Aerojet Rocketdyne Holdings, Inc. (since 2008) > L3 Technologies, Inc. (1997 – June 28, 2019) > Aer Lingus (2008 - 2013) (non-public company)	> Force Protection Inc. (2008 - 2012) (non-public company) > LaBarge, Inc. (2005 - 2011) > Serco Ltd. (2007 - 2011)

16	L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS NOMINEE BIOGRAPHIES

L3Harris Committees > Compensation > Nominating and Governance	Thomas A. Dattilo	Age: 68 Director since Aug. 2001	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge of complex operational, management, financial, strategic and governance issues faced by a large global public company

>   Knowledge and expertise related to global supply chain and distribution, mergers and acquisitions, lean manufacturing and related initiatives, international operations, human resources and talent management, accounting and internal controls, and investor relations

> Experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis > Public company board, governance and executive compensation experience
Position, Principal Occupation and Professional Experience

>   Advisor to various private investment firms (currently)

>   Chairman and Senior Advisor to Portfolio Group, a privately-held provider of outsourced financial services to automobile dealerships specializing in aftermarket extended warranty and vehicle service contract programs (Jan. 2013 - June 2016)

>   Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm (2007 - 2009)

>   Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company (“Cooper”), which specializes in design, manufacture and sale of passenger car and truck tires (2000 - 2006)

>   President and Chief Operating Officer of Cooper (1999 - 2000)

>   Previously held senior positions with Dana Corporation, including President of its sealing products group

Other Directorships and Trusteeships	> Haworth, Inc. (since 2010) (non-public company) > Solera Holdings, Inc. (2013 - 2016) > Alberto-Culver Company (2006 - 2011)	> Cooper Tire & Rubber Company (1999 - 2006) > Former Chairman of Board of Trustees of Manufacturers Alliance for Productivity and Innovation

L3Harris Committees > Ad Hoc Technology > Finance (Chairperson)	Roger B. Fradin	Age: 66 Director since Oct. 2016	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge of complex strategic, operational, financial, management and governance issues faced by a large public company

>   Knowledge of domestic and international operations, business development, strategic planning, product development and marketing, technology innovation, corporate finance, mergers and acquisitions, human resources and talent management, accounting and internal controls

>   Entrepreneurial background, with experience in driving growth for business and entering new markets, both organically and through acquisitions

>   Knowledge and experience in capital markets and finance matters

>   Public company board and governance experience

Position, Principal Occupation and Professional Experience

>   Operating Executive with The Carlyle Group, a global alternative asset manager (since Feb. 2017)

>   17-year career in senior positions with Honeywell International Inc., a diversified technology and manufacturing company (2000 - 2017), including:

	▪ Vice Chairman (2014 - 2017) ▪ President and Chief Executive Officer, Automation and Controls business unit (2004 - 2014)	▪ President and Chief Executive Officer, Security and Fire Solutions business unit
Other Directorships	> Resideo Technologies, Inc. (since 2018) > Goldman Sachs Acquisition Holdings Corp. (since 2018)	> Pitney Bowes Inc. (since 2012) > MSC Industrial Direct Co., Inc. (since 1998)

L3HARRIS 2019 PROXY STATEMENT	17

PROPOSAL 1: ELECTION OF DIRECTORS NOMINEE BIOGRAPHIES

L3Harris Committees > Compensation (Chairperson) > Nominating and Governance	Lewis Hay III	Age: 63 Director since Feb. 2002	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company

>   Knowledge and expertise related to strategic planning, capital raising, financial planning, enterprise risk management, accounting and internal controls, mergers and acquisitions, and investor relations > Public company board, governance and executive compensation experience
Position, Principal Occupation and Professional Experience

>   Operating Advisor for Clayton, Dubilier & Rice, LLC, a private equity investment firm (since Jan. 2014)

>   14-year career in senior positions with NextEra Energy, Inc. (formerly FPL Group, Inc.) (“NextEra”), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America (1999 - 2013), including:

	▪ Executive Chairman of NextEra (July 2012 - Dec. 2013) ▪ Chairman and Chief Executive Officer of NextEra (Dec. 2006 - July 2012)	▪ Chairman, President and Chief Executive Officer of NextEra (Jan. 2002 - Dec. 2006) ▪ Chief Executive Officer of Florida Power & Light Company (Jan. 2002 - July 2008)
Other Directorships, Trusteeships and Memberships

>   Anthem, Inc. (since 2013)

>   PowerTeam Services, LLC (since 2018) (non-public company)

>   Capital One Financial Corporation (2003 - 2019)

>   NextEra Energy, Inc. (2001 - 2013)

>   Former director and Chairman of Institute of Nuclear Power Operations

> Former director and Chairman of Edison Electric Institute > Former member of Business Roundtable and Florida Council of 100 > President Obama’s Council on Jobs and Competitiveness (2011 - 2013)

L3Harris Committees > Audit (Chairperson) > Compensation	Lewis Kramer	Age: 71 Director since June 29, 2019 (2009 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge and experience with complex financial, audit and accounting matters and complex information technology and other systems

>   Knowledge of capital structure and related credit and finance matters, enterprise risk management and mergers and acquisitions

>   Extensive financial and business knowledge gained while serving as an independent auditor for numerous organizations across many industries

>   Public company board, governance and executive compensation experience

>   Expertise on functioning of audit committees and internal-control related matters

Position, Principal Occupation and Professional Experience	> Retired from Ernst & Young LLP, a multinational professional services firm, in June 2009 after a nearly 40-year career during which he served on the firm’s U.S. Executive Board and held various senior positions including:
	▪ Global Client Service Partner for worldwide external audit and all other services for major clients	▪ National Director of Audit Services
Other Directorships	> Las Vegas Sands Corp. (since 2017)	> L3 Technologies, Inc. (2009 – June 28, 2019)

18	L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS NOMINEE BIOGRAPHIES

L3Harris Committees > None	Christopher E. Kubasik	Age: 58 Director since June 29, 2019 (2018 including L3 service)	Employee Director (not independent)
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Current role as our President and Chief Operating Officer and the terms of his employment agreement, as well as his leadership and management skills

>   Knowledge and experience with complex strategic, operational, management and financial issues faced by a large aerospace and defense company with international operations

>   Knowledge and experience with complex financial and accounting functions and internal controls, mergers and acquisitions, human resources and talent development

>   Broad experience in aerospace, defense, and technology industries and with the government procurement process

>   Public company board and governance experience

Position, Principal Occupation and Professional Experience

>   Vice Chairman, President and Chief Operating Officer of L3Harris Technologies, Inc. (since June 29, 2019)

>   Chairman, Chief Executive Officer and President of L3 Technologies, Inc. (May 2018 - June 28, 2019)

>   Chief Executive Officer and President of L3 Technologies, Inc. (Jan. 2018 - April 2018)

>   President and Chief Operating Officer of L3 Technologies, Inc. (Oct. 2015 – Dec. 2017)

>   President and Chief Executive Officer of Seabury Advisory Group LLC (now part of Accenture plc), a leading aviation and development professional services firm (March 2014 - Oct. 2015)

>   President and Chief Executive Officer of Ackuity Advisors, Inc., an aerospace and defense consulting firm (Jan. 2013 - March 2014)

>   Various senior executive positions with Lockheed Martin Corporation (1999 - 2012), a global aerospace, defense, security and advanced technologies company, including Vice Chairman, President and Chief Operating Officer from 2010 to 2012

>   17-year career with Ernst & Young LLP, where he was named partner in 1996

Other Directorships, Trusteeships and Memberships	> Spirit AeroSystems Holdings, Inc. (2013 - 2016) > L3 Technologies, Inc. (2018 – June 28, 2019) > International Paper Company (2012) > Lockheed Martin Corporation (2010 - 2012)	> Executive Committee and Board of Governors of the Aerospace Industries Association (2018 - 2019) > Vice President of the Board of Governors of The Wings Club Foundation, Inc. (since 2016)

L3Harris Committees > Compensation > Finance	Rita S. Lane	Age: 56 Director since June 29, 2019 (2018 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge and expertise related to global supply chain and distribution, manufacturing, sales and marketing and complex information technology and related systems

>   Knowledge and expertise related to strategic planning, technology innovation and research and development

> Knowledge of complex operational, management, financial and operational issues faced by large global companies > Public company board and governance experience
Position, Principal Occupation and Professional Experience

>   Serves as the Principal at Hajime, LLC, a supply chain advisor for start-up companies (since Jan. 2014)

>   Vice President, Operations of Apple Inc., where she oversaw the launch of the iPad® and manufacturing of the Mac® Desktop & Accessories product lines (July 2008 - Jan. 2014)

>   Senior Vice President, Integrated Supply Chain and Chief Procurement Officer of Motorola Solutions, Inc. (June 2006 - July 2008)

>   14-year career with International Business Machines Corporation serving within the Systems & Personal Computer division and as Vice President, Integrated Supply Chain

>   Served for 5 years in the U.S. Air Force as a Captain

Other Directorships	> Sanmina Corporation (since 2016) > Signify N.V. (since 2016)	> L3 Technologies, Inc. (2018 – June 28, 2019)

L3HARRIS 2019 PROXY STATEMENT	19

PROPOSAL 1: ELECTION OF DIRECTORS NOMINEE BIOGRAPHIES

L3Harris Committees > Ad Hoc Technology > Nominating and Governance	Robert B. Millard	Age: 69 Director since June 29, 2019 (1997 including L3 service)	Lead Independent Director (since June 29, 2019)
Qualifications, Skills and Attributes Valuable to L3Harris Board
	> Knowledge and expertise related to corporate finance, capital raising, financial planning, accounting, mergers and acquisitions, and economic analysis	> Experience and knowledge related to strategic planning, product development, technology innovation, and talent management > Public company board, governance and executive compensation experience
Position, Principal Occupation and Professional Experience	> Chairman of the Massachusetts Institute of Technology Corporation since 2014 > Held various positions in business, including:
	▪ Managing Director at Lehman Brothers and its predecessors (1976 - 2008)	▪ Chairman of Realm Partners L.L.C. (2009 - 2014)
Other Directorships, Trusteeships and Memberships	> Evercore Inc. (since 2012) > L3 Technologies, Inc. (1997 – June 28, 2019) > GulfMark Offshore, Inc. (1989 - 2013)	> Member of the Council on Foreign Relations > Fellow of the American Academy of Arts and Sciences > Board of Directors of American Association for Advancement of Science

L3Harris Committees > Ad Hoc Technology > Nominating and Governance (Chairperson)	Lloyd W. Newton	Age: 76 Director since June 29, 2019 (2012 including L3 service)	Independent Director
Qualifications, Skills and Attributes Valuable to L3Harris Board

>   Knowledge and expertise in complexities of U.S. military and defense industry and extensive background in U.S. Department of Defense operations and human resources

>   Experience addressing complex organizational and strategic issues, managing significant operating budgets and handling legislative and public affairs

>   Knowledge of, and experience with, large aerospace and defense government projects and with the procurement process, including with major U.S. Department of Defense programs, and with complex operations, business development and technology-driven business environments

>   Public company board and governance experience

Position, Principal Occupation and Professional Experience

>   Executive Vice President, Pratt & Whitney Military Engines, an aerospace manufacturer (Sept. 2000 - March 2006)

>   Four-Star General and Commander, U.S. Air Force (Retired), retired in March 2000, after 34 years of service. Responsible for the recruiting, training and education of all Air Force personnel from 1997 until his retirement. Also served as an Air Force congressional liaison officer with the U.S. House of Representatives and was a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds.

Other Directorships	> L3 Technologies, Inc. (2012 - June 28, 2019) > Torchmark Corporation (2006 - 2018)	> Sonoco Products Co. (2008 - 2014) > Goodrich Corporation (2006 - 2012)

20	L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS NOMINEE BIOGRAPHIES

DIRECTOR NOMINATION PROCESS

Our Board is responsible for approving nominees to stand for election as directors. Our Nominating and Governance Committee assists in this process, identifying individuals it determines are qualified to become Board members and recommending nominees.

The Harris Board had a long-standing policy to consider director nominees recommended by shareholders, and this policy continues under our current Board. A shareholder who wishes to recommend a nominee may do so by following the process discussed on page 96. Our Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of our Nominating and Governance Committee, and such nominations will be evaluated and considered by that committee in the same manner in which it evaluates other proposed nominees.

In addition, the “proxy access” provision of our By-Laws allows an individual eligible shareholder, or a group of no more than 20 eligible shareholders, to nominate and include in our proxy materials candidates for election to our Board under terms that include the following:

>	The shareholder or shareholder group must have owned 3% or more of the outstanding shares of our common stock continuously for at least three years.
>	The maximum number of proxy access nominees permitted is the greater of two or 20% of our Board (rounded down to the nearest whole number).
>	The shareholder(s) and the nominee(s) must satisfy additional eligibility and procedural requirements set forth in Article II, Section 11 of our By-Laws, including that a proxy access nomination notice must be delivered to us within a prescribed time period in advance of our Annual Meeting (see page 96 for the specific timeframe that applies to nominations for our 2020 Annual Meeting of Shareholders) and that all nominees and nominating shareholder(s) provide certain information, representations and agreements to us.

Our Board believes that the proxy access provision of our By-Laws strikes an appropriate balance between providing our shareholders with broad and meaningful access to our proxy materials, on one hand, and requiring sufficient transparency, protecting the interests of all shareholders and ensuring effective governance, on the other hand, and reflects best practices by being broadly consistent with other S&P 500 companies’ proxy access by-laws.

Prior to the L3Harris Merger, the Harris Governance and Corporate Responsibility Committee generally retained a third-party search firm to assist in identifying and/or evaluating potential nominees, and all of our current independent directors who were previously directors of Harris were identified and/or evaluated using that process. Our Nominating and Governance and Committee expects to continue to retain a third-party search firm to assist in identifying and/or evaluating potential nominees.

L3HARRIS 2019 PROXY STATEMENT	21

PROPOSAL 1: ELECTION OF DIRECTORS BOARD REFRESHMENT POLICY

BOARD REFRESHMENT POLICY

Before the L3Harris Merger, both the Harris Board and the Harris Governance and Corporate Responsibility Committee regularly reviewed Board composition and director qualifications, skills and attributes in preparation for anticipated director retirements in accordance with Harris’ then-existing director retirement policy. The Harris Board expected to undertake significant refreshment efforts in connection with four anticipated near-term director retirements in accordance with that policy, which would have resulted in lower average director tenure. Indeed, that process had already begun, with Mr. James F. Albaugh and Mr. Fradin joining the Harris Board in 2016; Ms. Bailey, a chief financial officer with finance and accounting experience, among other skills and attributes, joining the Harris Board in April 2018; and Mr. Terry D. Growcock and Dr. James C. Stoffel retiring from the Harris Board effective at the 2018 Annual Meeting of Shareholders.

As noted above, on June 29, 2019, pursuant to the Merger Agreement and upon completion of the L3Harris Merger, our Board was reconstituted to consist of twelve directors:

>	William M. Brown, Chairman and Chief Executive Officer (formerly Harris’ Chairman, President and Chief Executive Officer);
>	Christoper E. Kubasik, Vice Chairman, President and Chief Operating Officer (formerly L3’s Chairman, Chief Executive Officer and President);
>	Five independent directors from the Harris Board (Sallie B. Bailey, Peter W. Chiarelli, Thomas A. Dattilo, Roger B. Fradin and Lewis Hay III); and
>	Five independent directors from the L3 Board (Thomas A. Corcoran, Lewis Kramer, Rita S. Lane, Robert B. Millard and Lloyd W. Newton).

Our Board believes that these twelve directors not only have a diverse mix of backgrounds, skills and experience and a track record of driving long-term shareholder value, but, together, also possess a deep and unique understanding of L3’s and Harris’ businesses and thus the challenges and opportunities L3Harris faces, and therefore, our reconstituted Board is well positioned to discharge its responsibilities. The reconstituted Board has a favorable balance of shorter and longer tenures. Also, because some of our directors are serving together for the first time, our Board has the benefit of new interactions and the accompanying refreshed perspectives.

We do not impose term limits for directors. Under our retirement policy, a director who reaches age 75 may not be appointed, re-appointed, nominated or stand for election or re-election, but may serve out the remainder of his or her then-current term. This policy does not apply to any director designated pursuant to the L3Harris Merger-related provisions of our Restated Certificate of Incorporation and our By-Laws, until after the third anniversary of the L3Harris Merger. A director also is expected to offer to tender his or her resignation from the Board in the event of retirement from his or her principal position or another significant change in employment position or employer. Our Board then would determine whether such director’s continued Board membership under the new circumstances is in the best interests of L3Harris and our shareholders, free from conflicts of interest and otherwise appropriate.

22	L3HARRIS 2019 PROXY STATEMENT

CORPORATE

GOVERNANCE

We have long been focused on and committed to responsible and effective corporate governance in order to enhance the creation of sustainable, long-term shareholder value and to be accountable and responsive to our shareholders. In support of those goals, we have Corporate Governance Guidelines that trace their history to 1960. Our Board regularly reviews our Corporate Governance Guidelines and updates them from time to time as regulatory requirements change and governance practices evolve. Our Nominating and Governance Committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to our Board concerning corporate governance matters.

The Corporate Governance Guidelines address a broad set of issues that our Board believes are integral to sound governance practices:

>	Board composition
>	Director independence
>	Selection of Chairman
>	Designation and responsibilities of Lead Independent Director
>	Selection of Board nominees
>	Board membership criteria
>	Majority voting for directors
>	Director retirement policy
>	Other directorships

>	Director compensation
>	Stock ownership guidelines
>	Prohibitions on hedging
>	Prohibition on margin accounts and pledging transactions
>	Meeting schedules and agenda
>	Executive sessions of independent directors
>	Access to management
>	Board committees and membership

>	Board and director responsibilities
>	Director orientation and continuing education
>	CEO performance evaluation and compensation
>	Succession planning
>	Board and committee self-evaluations

A copy of our Corporate Governance Guidelines is available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance.

OUR BOARD’S ROLE AND RESPONSIBILITIES

Overview

Our Board is responsible for overseeing the management of our business, property and affairs and is focused on the creation of sustainable, long term shareholder value. In addition to participating in Board and committee meetings held at our corporate headquarters or other offices or locations and reviewing materials, Board members inform themselves about our business through discussions with our Chief Executive Officer (“CEO”), our President and Chief Operating Officer (“COO”) and our other executives, and by visiting our facilities.

Our Board’s major responsibilities include:

>	overseeing the conduct of our business and reviewing and approving our long-term strategy, our key strategic and financial objectives and operating plans and other significant actions;
>	overseeing the management of our business and other enterprise risks;
>	establishing and maintaining an effective governance structure, including appropriate board composition;
>	planning for board succession and appointing directors to fill Board vacancies between annual meetings of shareholders;
>	selecting the CEO and COO, electing our corporate officers, evaluating the performance of the CEO, COO and other executive officers, planning for CEO succession and monitoring management’s succession planning for other executive officers;
>	determining CEO and COO compensation and overseeing the determination of other executive officer compensation;
L3HARRIS 2019 PROXY STATEMENT	23

CORPORATE GOVERNANCE OUR BOARD’S ROLE AND RESPONSIBILITIES

>	overseeing our ethics and compliance programs; and
>	overseeing the systems of control which promote accurate and timely reporting of financial information to shareholders and our processes for maintaining the integrity of our financial statements and other public disclosures.

Strategy Oversight

Our Board plays an active role in overseeing the formulation and implementation of our overall business strategy. As part of our annual strategic planning process, toward the end of each fiscal year, our senior leadership team and other executives present to our Board company-wide and business unit annual operating plans and three-year strategic plans for the upcoming fiscal year(s). Our Board thoroughly reviews and provides substantive insight and guidance on these plans and, after further review sessions, approves them. Our Board then receives regular updates throughout the year on the progress, challenges and risks with respect to execution of the plans.

Our Board also routinely receives updates on and discusses topics of strategic importance to us, such as technology, cybersecurity, enterprise risk management and merger, acquisition and portfolio shaping opportunities. Our Board holds executive sessions solely for independent directors, and separately with our CEO and COO present, at each regularly-scheduled Board meeting to discuss strategic and other significant business developments.

Risk Oversight

In fulfilling its responsibility of overseeing the management of our business and other enterprise risks, our Board has approved our use of an enterprise risk management (“ERM”) process administered by management, as described below, and considers risks and related mitigation identified through the ERM process or raised in the context of a range of matters on which management reports to our Board or one of its committees.

ENTERPRISE RISK MANAGEMENT PROCESS

Our ERM process, among other things, is designed to identify material risks across L3Harris with input from each business segment and function. This process has been reviewed by our Board and is the subject of oversight and regular review by our Audit Committee. However, the responsibility for the day-to-day management of risk lies with our management, and our management continually monitors the material risks facing L3Harris, including strategic risk, financial risk, operational risk, and legal and compliance risk. Under our ERM process, which is coordinated through a cross-functional management committee, various material business risks are regularly identified, assessed and prioritized. The top risks to L3Harris, which are reflected in an enterprise risk “heat map,” and any mitigation plans associated with those risks, are reported to our Board. In addition, our management ERM committee regularly provides reports to our senior executives to ensure dissemination of information about identified risks to management and throughout L3Harris. We also manage risk through numerous controls and processes embedded in our operations, which are reviewed from time to time with our Board and/or its relevant committees.

ALLOCATION OF RISK OVERSIGHT RESPONSIBILITIES

As noted above, our Board also considers risks that are raised in the context of various matters that management may bring to the attention of our Board or one of its committees. When a committee considers risks, it provides reports regarding such risks to our full Board. Examples of risks considered by our Board and its committees are shown below:

>	Full Board – elements of risk related to Company-wide and business unit annual operating plans, three-year strategic plans, cybersecurity, merger, acquisition and portfolio shaping opportunities, market environment updates, regular financial and operations updates and other strategic discussions.
>	Audit Committee – elements of risk related to financial reporting, internal audit, internal control over financial reporting, auditor independence and related areas of accounting, taxation, law and regulation.
>	Compensation Committee – elements of risk related to compensation policies and practices and talent management and succession planning.
>	Finance Committee – elements of risk related to liquidity, financial arrangements, capital structure, ability to access capital markets and the financial and investment aspects of our defined contribution and defined benefit plans.
>	Nominating and Governance Committee – elements of risk related to corporate governance issues and various aspects of U.S. and international regulatory compliance, ethics, business conduct, social responsibility, environmental, health and safety matters and export/import controls.
24	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE OUR BOARD’S ROLE AND RESPONSIBILITIES

Management Succession Planning

As part of its oversight responsibility for management succession planning, our Board dedicates at least one full meeting each year to a comprehensive review of our management succession strategy and our leadership pipeline for key roles, including the CEO, based on our long-term strategy. Our Board’s Compensation Committee facilitates the review session, which includes:

>	consideration and assessment of key leadership talent throughout our Company;
>	our talent strategy for critical positions, including roles for which it may be necessary to consider external candidates; and
>	contingency plans in the event the CEO or another executive officer unexpectedly is unable to serve for any reason, including death or disability.

In addition, management conducts periodic talent reviews of all of our business segments and corporate functional areas, including discussion of the succession plans for key positions and identification of top talent for development in future leadership roles. These reviews inform and support our Board’s review session. Our Board also receives regular updates on key talent indicators for our overall workforce, including diversity, recruiting and development programs and our human capital strategy, and has regular opportunities to observe key leaders and high-potential talent through presentations, meetings and other events. On occasion, individual Board members may serve in a mentoring capacity for one or more of our executives.

Ethics, Compliance and Sustainability Oversight

Our Board has responsibility for overseeing our ethics and compliance programs and our activities related to corporate citizenship and responsibility and sustainability. This oversight is carried out largely through our Board’s Nominating and Governance Committee, which assists our Board in overseeing our ethics and business conduct program, our environmental, health and safety programs and our charitable, civic, educational and philanthropic activities, and also monitors and takes appropriate action regarding strategic issues and trends relating to corporate citizenship and responsibility that could affect our operations, financial performance or public image. For additional details on the role of our Nominating and Governance Committee, see page 32.

CODE OF CONDUCT

All L3Harris employees, officers and directors are required to abide by our Code of Conduct to help ensure that we consistently conduct our business in an ethical and legal manner. Our Code of Conduct is an important component of a comprehensive ethics and compliance program that includes compliance with all laws and corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility.

Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibility as to our compliance with the goals and objectives in our Code of Conduct by reviewing and taking action regarding compliance processes, standards and controls and reviewing results of relevant audits and investigations. Our Code of Conduct covers a broad range of topics, including:

>	Respect in the workplace
>	Health and safety
>	Privacy of personally identifiable information
>	Avoiding conflicts of interest
>	Working with governments
>	Commitment to quality
>	Preventing bribery and corruption
>	Business courtesies
>	Fair competition
>	Exports, imports and trade compliance
>	Confidential information and intellectual property
>	Material non-public information and insider trading
>	Communicating L3Harris information
>	Social media
>	Business records and record management
>	Protecting L3Harris and customer assets
>	Political activities and lobbying
>	Human rights
>	Corporate responsibility

Employees are required to report any conduct they believe in good faith to be a violation of our Code of Conduct or policies. Our Code of Conduct is posted on our website at www.l3harris.com/corporate-governance and also is available by written request to our Corporate Ethics Office, L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Code of Conduct that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

L3HARRIS 2019 PROXY STATEMENT	25

CORPORATE GOVERNANCE OUR BOARD’S ROLE AND RESPONSIBILITIES

SUSTAINABILITY

In addition to ensuring a commitment to adherence to our Code of Conduct, the Harris Board and the Harris Governance and Corporate Responsibility Committee oversaw in fiscal 2019 an evaluation of climate and water risk relative to our business operations and the geographical areas in which we conduct business in order to mitigate potential risks, as well as the finalization and public announcement of our long-term environmental sustainability goals:

>	reducing greenhouse gas emissions by 21% over a 2017 baseline (determined using the Science Based Target Initiative);
>	reducing water consumption by 20% over a 2017 baseline; and
>	diverting at least 75% of waste from landfill by 2025.

Communicating With Our Board of Directors

GENERAL COMMUNICATIONS

Shareholders and other persons who wish to communicate with a member or members of our Board, including our Chairman, our Vice Chairman, our Lead Independent Director, the chairperson of any standing committee of our Board or the independent directors as a group, may send an e-mail to the intended recipient(s) c/o our Secretary at corporate.secretary@l3harris.com or may write to the intended recipient(s) c/o our Secretary, L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication and, if it is related to the duties and responsibilities of our Board and its committees, it will be forwarded to the appropriate recipient(s). A director who receives a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee.

Our Board has instructed our Secretary not to forward communications our Secretary deems unduly hostile, threatening, illegal or otherwise inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications (other than surveys, spam, etc.) that were not forwarded to the intended recipient(s) and will make those communications available to any director upon request.

ACCOUNTING, INTERNAL CONTROL, AUDITING AND OTHER MATTERS

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters, financial reporting or disclosure matters, and other matters relating to actual, alleged or potential violations of any law, rule or regulation relating to securities or to fraud against shareholders. Upon receipt of a complaint or concern, a determination will be made whether it pertains to any of these matters, and if it does, it will be handled in accordance with these procedures. A copy of the procedures is available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance.

Employees may communicate concerns about such matters to their supervisor, manager or ethics advisor, or to the Vice President, Internal Audit and Compliance or the Director, Ethics and Compliance or certain other individuals. Alternatively, they may communicate their concerns on a confidential, anonymous basis by way of e-mail or toll-free hotline numbers listed on our website and in our Code of Conduct.

Other persons with such complaints or concerns may contact our Vice President, Internal Audit and Compliance or Director, Ethics and Compliance at 1025 West NASA Boulevard, Melbourne, Florida 32919.

26	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

STOCK OWNERSHIP GUIDELINES FOR
NON-EMPLOYEE DIRECTORS

To further align the interests of our non-employee directors and shareholders, our Board has adopted stock ownership guidelines for our non-employee directors, as follows:

>	Our non-employee directors are expected to own L3Harris stock or stock equivalent units having a minimum value equal to five times the annual cash retainer for service as a member of our Board.
>	Directors are expected to meet these levels within five years after election or appointment to our Board (or five years from the closing of the L3Harris Merger, in the case of non-employee directors designated by Harris or L3 in connection with the L3Harris Merger).

Shares owned outright or jointly by the non-employee director and deferred equity awards (on an after-tax basis) credited for the non-employee director under any deferred compensation plan maintained by L3Harris count toward the guidelines. Directors who are retiring and will not be standing for re-election at the next Annual Meeting are no longer subject to the guidelines. As of August 30, 2019, all of our non-employee directors met the stock ownership guidelines or were on track to achieve such ownership within the applicable compliance timeframe.

BOARD LEADERSHIP STRUCTURE

Our Board’s leadership is currently structured as follows:

>	a combined position of Chairman of the Board (“Chairman”) and CEO;
>	a Vice Chairman of the Board (“Vice Chairman”);
>	a Lead Independent Director with well-defined duties that support our Board’s oversight responsibilities;
>	a robust standing committee structure comprised solely of independent directors; and
>	engaged Board members who are independent (other than our current Chairman and CEO and our current Vice Chairman, President and COO) and who conduct candid and constructive discussions and deliberations.

Board Policy on Chairman and CEO Roles

Our Board elects a Chairman from among the directors and also may appoint a Vice Chairman, as it has done in connection with the L3Harris Merger. Our Board combines or separates the positions of Chairman and CEO based on what our Board believes best serves the needs of L3Harris and our shareholders at any particular time based on then-existing facts and circumstances. For example, in connection with the transition to Mr. Brown as Harris’ CEO in November 2011, the Harris Board appointed Mr. Dattilo as non-executive Chairman to provide independent leadership during the transition and enable Mr. Brown to concentrate on our business operation. A few years later, the Harris Board re-combined the CEO and Chairman positions and designated Mr. Dattilo as Lead Independent Director.

This history evidences our Board’s proactive commitment to strong corporate governance and appropriate independent oversight of management. Our Board believes it would be fundamentally wrong, however, to permanently and inflexibly separate or combine the positions of Chairman and CEO and remove our Board’s ability to choose the leadership structure that best serves the needs of L3Harris and our shareholders at a given time based on its unique knowledge of the challenges and opportunities L3Harris faces.

Current Board Leadership

Our Board believes the following factors are key to providing it with appropriate opportunities for oversight, discussion and evaluation of L3Harris’ decisions and direction:

>	the Lead Independent Director structure;
>	the independence of each director, other than Mr. Brown and Mr. Kubasik;
>	the ability of independent directors to participate in the agenda-setting process for our Board and committee meetings;
>	regularly scheduled executive sessions of independent directors; and
>	our directors’ access to management.
L3HARRIS 2019 PROXY STATEMENT	27

CORPORATE GOVERNANCE BOARD LEADERSHIP STRUCTURE

Our Lead Independent Director currently is Mr. Millard, whom our Board designated on June 29, 2019 and who succeeds Mr. Hay.

As noted elsewhere, under the terms of the L3Harris Merger and the related employment agreements with Mr. Brown and Mr. Kubasik:

>	Mr. Brown will serve as our Chairman and CEO through the second anniversary of the merger, then step down as CEO and continue to serve for one additional year as Chairman. On the third anniversary of the merger, he will retire as an officer and employee of L3Harris and resign as a member of our Board.
>	Mr. Kubasik will serve as Vice Chairman, President and COO through the second anniversary of the merger (or, if earlier, the date that Mr. Brown ceases to serve as our CEO), at which point he will become our CEO. On the third anniversary of the merger, Mr. Kubasik will become our Chairman.

The employment agreements with Mr. Brown and Mr. Kubasik are described in “Compensation Discussion and Analysis – Employment Agreements” beginning on page 61.

Our Board believes that its current leadership structure provides independent board leadership and oversight while also benefiting from having Mr. Brown serve as Chairman as well as CEO, and that Mr. Brown has demonstrated the strong leadership and vision necessary to drive our strategies and achieve our objectives while so serving. Our Board believes that Mr. Brown’s in-depth knowledge of our businesses and their challenges and opportunities, as well as his extensive understanding of our day-to-day operations and his ability to provide insight and direction on important strategic initiatives, make him well-positioned to chair regular Board meetings and to bring key business and stakeholder issues to our Board’s attention.

Role of Lead Independent Director

When our Chairman is not an independent director, our independent directors (by affirmative majority vote) designate one independent Board member to serve as Lead Independent Director. Service as Lead Independent Director generally is for a one-year term commencing on the date of our Annual Meeting of Shareholders. Until the third anniversary of the completion of the L3Harris Merger, our Lead Independent Director must be a director designated by L3 prior to the L3Harris Merger, who may be removed as Lead Independent Director prior to that anniversary only with the approval of at least 75% of the other then-serving independent directors.

The responsibilities and authority of our Lead Independent Director include:

>	Presiding at all meetings of our Board at which our Chairman is not present, including executive sessions our independent directors;
>	Serving as liaison between our Chairman and our independent directors;
>	Approving the information sent to our Board and the meeting agendas for our Board;
>	Approving our Board meeting schedules to assure sufficient time for discussion of all agenda items;
>	Calling meetings of our independent directors;
>	Being available for consultation and direct communication with major shareholders, if they request and consistent with our policies regarding shareholder communications;
>	Providing timely feedback from executive sessions of our independent directors to our CEO or other members of senior management;
>	Playing a key role in the annual CEO and COO evaluation process, together with the Chairperson of our Compensation Committee (or the Chairperson of our Nominating and Governance Committee if the same individual is serving as Lead Independent Director and Chairperson of our Compensation Committee);
>	Playing a key role in our Board’s annual self-evaluation process and related matters, together with the Chairperson of our Nominating and Governance Committee (or the Chairperson of our Compensation Committee if the same individual is serving as Lead Independent Director and Chairperson of our Nominating and Governance Committee);
>	Guiding and playing a key role in the CEO succession planning process; and
>	Other responsibilities and authority as our Board may determine from time to time.

The designation of a Lead Independent Director is not intended to inhibit communications among our directors or between any of them and our Chairman.

Mr. Terry D. Growcock served as Lead Independent Director during fiscal 2019 until his retirement from the Harris Board at Harris’ 2018 Annual Meeting of Shareholders in October 2018, when the Harris Board designated Mr. Hay to serve as Lead Independent Director. In connection with the closing of the L3Harris Merger, our Board designated Mr. Millard as Lead Independent Director on June 29, 2019.

28	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE BOARD LEADERSHIP STRUCTURE

Executive Sessions of Independent Directors

Our Corporate Governance Guidelines require that at least two-thirds of the directors on our Board be independent directors. The agenda for each regularly scheduled Board meeting includes an executive session of independent directors, which is chaired by our Lead Independent Director. The agenda for each regularly scheduled standing committee meeting (other than quarterly earnings review meetings of our Audit Committee) likewise includes an executive session of independent directors.

An important part of the executive sessions of independent directors of our Board and its standing committees is the discussion of results from the annual self-evaluations undertaken by our Board and its standing committees, which are described below.

Self-Evaluations by our Board and Committees

Our Board and its standing committees undertake annual self-evaluations designed to foster continuous improvement in performance and effectiveness. Our Nominating and Governance Committee facilitates our Board’s annual self-evaluation. Directors are asked to consider areas such as our Board’s role, relations with management, composition and meetings, and committee members are asked to consider areas such as the committee’s role and the responsibilities articulated in its charter, its composition and its operation. Self-evaluations may be undertaken utilizing written questionnaires, facilitated discussions or other means, as determined by our Board or the applicable committee. As noted above, review and discussion of the self-evaluation process and results occurs in executive session of our Board or the applicable committee.

Director Independence Standards

Our Board assesses the independence of our directors and examines the nature and extent of any relationships between us and our directors, their families and their affiliates. Our Board is guided in this assessment by our Director Independence Standards, available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance.

For a director to be considered independent, our Board must affirmatively determine that the director does not have any direct or indirect material relationship with us, other than as a director. When assessing the materiality of a director’s relationship with us, our Board will consider the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Pursuant to our Corporate Governance Guidelines, our Board undertook a review of director independence in August 2019, which included a review of the responses of each director to questions regarding his or her commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and discussions with the director. Based on the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that each director, with the exception of Mr. Brown, our Chairman and CEO, and Mr. Kubasik, our Vice Chairman, President and COO, is independent and has no direct or indirect material relationship with L3Harris, other than as a director, that impairs the director’s independence.

In connection with its independence determination, our Board considered that L3 conducted and we conduct business with the Massachusetts Institute of Technology, where Mr. Millard is chair of the Massachusetts Institute of Technology Corporation. In no instances did the amount received by us or such other organization in our fiscal 2019 exceed the greater of $1 million or 1% of either L3’s or such other organization’s consolidated gross revenues. Mr. Millard did not have any interest in these transactions and was not involved in decisions regarding L3 or us with respect to these transactions.

L3HARRIS 2019 PROXY STATEMENT	29

CORPORATE GOVERNANCE BOARD COMMITTEES

BOARD COMMITTEES

Our Board currently has four standing committees to assist in discharging its responsibilities: Audit, Compensation, Finance, and Nominating and Governance. Our Board also has an Ad Hoc Technology Committee that provides oversight of technology and innovation processes, initiatives and talent.

Each committee regularly reports its activities and actions to our full Board, generally at the next Board meeting following the committee meeting. Our Board has adopted a written charter for each committee. The charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee comply with the NYSE corporate governance requirements. There are no NYSE requirements with respect to our Finance Committee charter.

Copies of all standing committee charters and our Corporate Governance Guidelines are available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance and also are available to shareholders upon written request to our Secretary at L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919.

Each standing committee’s principal functions are summarized below, with a more detailed description of purposes and responsibilities contained in its charter (and in our Corporate Governance Guidelines, in the case of our Nominating and Governance Committee).

Chair Lewis Kramer Members Sallie B. Bailey Peter W. Chiarelli Thomas A. Corcoran	Audit Committee
Key responsibilities
>   Assisting our Board in overseeing, among other things: the quality and integrity of our financial statements; our compliance with relevant legal and regulatory requirements; our internal control over financial reporting; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and our independent registered public accounting firm.

>   Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm.

>   Pre-approving all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm.

>   Reviewing and discussing with our independent registered public accounting firm, our internal audit department and our management any major issues regarding accounting principles and financial statement presentations; the effect of regulatory and accounting initiatives or actions, as well as off-balance sheet structures, on our financial statements, and any major issues concerning the adequacy of our internal controls or special steps adopted in light of any material control deficiencies.

>   Discussing guidelines and policies governing management’s risk assessment process.

>   Reviewing and discussing our earnings press releases, the types of financial information and earnings guidance we provide, and the types of presentations made by us to analysts and rating agencies.

>   Reviewing and discussing quarterly and year-end operating results with our independent registered public accounting firm, our internal audit department and our management; reviewing our interim financial statements prior to their inclusion in our Form 10-Q filings; and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

Our Board has determined that each member of our Audit Committee:

>   is independent within the meaning of NYSE listing standards, applicable laws and rules and our Director Independence Standards: and

>   satisfies the “financial literacy” requirements of NYSE listing standards and has “accounting or related financial management expertise.”

Our Board also has determined that Mr. Kramer and Ms. Bailey each satisfy the “audit committee financial expert” criteria, as that term is defined by SEC rules.

30	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE BOARD COMMITTEES

Chair Lewis Hay III Members Thomas A. Dattilo Lewis Kramer Rita S. Lane	Compensation Committee
Key responsibilities
>   Reviewing management training, development, organizational structure and succession plans, and recommending to our Board individuals for election as officers, including executive officers.

>   Overseeing and reviewing our overall compensation philosophy, establishing the compensation and benefits of our executive officers and administering our equity-based compensation plans.

>   Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and COO, evaluating our CEO’s and COO’s respective performance against those goals and objectives, and together with all independent directors of our Board, determining and approving annual salary, cash and equity incentives and other executive benefits for our CEO and COO based on this evaluation.

>   Reviewing and approving the annual salary, cash and equity incentives and other benefits for our other executive officers.

>   Reviewing and approving employment, separation, severance and change in control agreements and terms and any special arrangements in the event of termination of employment, death or retirement of executive officers.

>   Determining stock ownership guidelines for our CEO, COO, executive officers and other corporate officers and overseeing compliance with such guidelines.

>   Overseeing regulatory compliance with applicable executive compensation laws, rules and regulations and with NYSE rules regarding shareholder approval of equity compensation plans.

>   Reviewing, in consultation with our Nominating and Governance Committee, responses to shareholder proposals regarding matters falling within the responsibilities and duties of our Compensation Committee.

>   Reviewing management’s assessment of the effect on our business of risks from our compensation policies and practices and periodically discussing such matters with management.

>   Periodically reviewing our diversity and inclusion efforts.

>   Reviewing and discussing the “Compensation Discussion and Analysis” section of our proxy statement with management and making a recommendation to the Board on the inclusion of such section in our proxy statement.

>   Retaining and terminating independent executive compensation consultants, including approving such consultants’ fees and other retention terms.

Our Board has determined that each member of our Compensation Committee is independent within the meaning of the NYSE listing standards, applicable laws and rules and our Director Independence Standards.

The Compensation Committee has delegated to our CEO the authority to grant equity awards to employees who are not executive officers, subject to an annual maximum number of shares underlying the awards that may be granted, and annually reviews these awards.

For additional information regarding the role of our Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 41.

L3HARRIS 2019 PROXY STATEMENT	31

CORPORATE GOVERNANCE BOARD COMMITTEES

Chair Roger B. Fradin Members Sallie B. Bailey Thomas A. Corcoran Rita S. Lane	Finance Committee
Key responsibilities
>   Periodically reviewing our financial position, capital structure, working capital, capital transactions, equity investments, debt ratings and other matters relating to our financial condition.

>   Reviewing our dividend policy, capital asset plan and share repurchase policy and making recommendations to our Board relating to such policies.

> Overseeing the financial and investment policies and objectives applicable to our material benefit plans.
Our Board has determined that each member of our Finance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards.

Chair Lloyd W. Newton Members Thomas A. Dattilo Lewis Hay III Robert B. Millard	Nominating and Governance Committee
Key responsibilities
>   Identifying and recommending qualified individuals for election or re-election to the Board and filling vacancies on our Board.

>   Adopting a policy and procedure for considering director candidates recommended by our shareholders.

>   Developing, reviewing and recommending to our Board our Corporate Governance Guidelines and monitoring trends and evolving practices in corporate governance.

>   Periodically assessing the adequacy of our corporate governance framework, including our Restated Certificate of Incorporation and By-Laws, and recommending changes to our Board for approval, as appropriate.

>   Developing, reviewing and recommending to our Board director compensation and benefit plans.

>   Reviewing and making recommendations to our Board concerning, the structure, size, composition and operation of our Board and its committees, including recommending committee assignments.

>   Developing, reviewing and recommending to our Board the meeting schedule for our Board and its committees, in consultation with our Lead Independent Director and each committee chairperson.

>   Reviewing, and approving or ratifying, related person transactions in accordance with relevant policies.

>   Reviewing and making recommendations to our Board regarding shareholder proposals and a process for shareholder communications with our Board.

>   Facilitating our Board’s annual self-evaluation of its performance and effectiveness.

>   Retaining and terminating independent director compensation consultants, including approving such consultants’ fees and other retention terms.

>   Assisting our Board in overseeing our ethics and business conduct program consistent with sound, ethical business practices and legal requirements.

>   Assisting our Board in overseeing our environmental, health and safety programs and charitable, civic, educational and philanthropic activities.

>   Reviewing and taking appropriate action concerning strategic issues and trends relating to corporate citizenship and responsibility, including social and political trends and public policy issues that may have an impact on our operations, financial performance or public image.

Our Board has determined that each member of our Nominating and Governance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards.

For additional information regarding the role of our Nominating and Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement beginning on page 34.

32	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE OTHER GOVERNANCE MATTERS

OTHER GOVERNANCE MATTERS

Meeting Attendance

In fiscal 2019, the Harris Board of Directors held 11 meetings, and its committees held a total of 25 meetings, and the average attendance of Harris directors at those meetings is shown in the table below.

Harris’ Fiscal 2019 Board and Committee Meetings and Attendance

Harris Board / Committee	Number of Meetings Held	Average Meeting Attendance
Board of Directors	11	94%
Audit Committee	8	97%
Finance Committee	3	100%
Governance and Corporate Responsibility Committee	4	100%
Management Development and Compensation Committee	8	100%
Ad Hoc Technology Committee	2	100%

Each current director of L3Harris who served as a director of Harris before the L3Harris Merger attended at least 93% of the fiscal 2019 meetings of the Harris Board and its committees on which he or she served. All of the current directors of L3Harris who served as a director of Harris before the L3Harris Merger taken together attended an average of 97% of the fiscal 2019 meetings of the Harris Board and its committees on which they served during the relevant periods. Each current director of L3Harris who served as a director of L3 before the L3Harris Merger attended at least 80% of the calendar year 2019 meetings of the L3 Board of Directors and its committees on which he or she served which were held prior to the L3Harris Merger.

We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend each Annual Meeting of Shareholders. All of Harris’ then-serving Board members, other than Mr. Fradin, attended Harris’ 2018 Annual Meeting of Shareholders.

Related Person Transaction Policy

Our Board has adopted a written policy and procedures for the review, approval and ratification of transactions among L3Harris and our directors and executive officers and their related interests. The policy supplements the conflicts of interest policies set forth in our Code of Conduct and our other internal policies and procedures. Under the related person transaction policy, all related person transactions are to be reviewed by our Nominating and Governance Committee. Our Nominating and Governance Committee may approve or ratify a related person transaction if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of L3Harris and our shareholders. This may include situations where we provide to or receive from related persons products or services on an arm’s-length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the review, approval or ratification of the related person transaction.

Under the policy and consistent with SEC rules, a related person transaction is any transaction, arrangement or relationship in which L3Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires that each director and executive officer annually complete a questionnaire to identify his or her related interests and persons and notify us of changes in that information. Before entering into a proposed related person transaction, the related person or involved business area of L3Harris is requested to notify our Secretary of the facts and circumstances of the proposed transaction. If the Secretary determines that the proposed transaction is a related person transaction, it shall be submitted to our Nominating and Governance Committee for review and consideration. A related person transaction entered into without our Nominating and Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to our Nominating and Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by our Nominating and Governance Committee.

L3HARRIS 2019 PROXY STATEMENT	33

CORPORATE GOVERNANCE DIRECTOR COMPENSATION AND BENEFITS

Based on its holdings as reported on a Schedule 13G/A filed with the SEC, each of T. Rowe Price Associates, Inc. and BlackRock, Inc. beneficially owned more than 5% of our common stock as of August 30, 2019. T. Rowe Price Associates, Inc. and certain of its affiliates provided asset management services in fiscal 2019 for our Retirement Plan, for which participants paid or will pay approximately $2.8 million. BlackRock, Inc. and certain of its affiliates provided asset management services in fiscal 2019 for certain of our defined contribution and defined benefit plans, for which participants paid or will pay approximately $1.6 million and we paid or will pay approximately $0.9 million.

The agreements with each of T. Rowe Price Associates, Inc. and BlackRock, Inc. were negotiated on an arm’s-length basis, and the ownership of our common stock plays no role in the business relations between us and T. Rowe Price Associates, Inc. or BlackRock, Inc. In addition, we believe that the agreements represent standard terms and conditions for asset management services. In accordance with our related person transaction policy, the Harris Governance and Corporate Responsibility Committee reviewed, ratified and approved such agreements.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable, long-term value for our shareholders. The program also is intended to recognize the time commitments and potential liability associated with serving on the board of a public company.

Our independent directors are not permitted to receive, directly or indirectly, any consulting, advisory or other compensatory fees from us, and we do not compensate our employee directors separately for service as a director.

The form and amount of director compensation is annually reviewed and assessed by our Nominating and Governance Committee. The committee reviews compensation comparison peer group data and broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, as supplied by independent compensation consultants, including Pearl Meyer & Partners. If the committee believes any changes to director compensation are warranted, it makes recommendations for the Board to consider. In the case of director compensation in respect of fiscal 2019 or any prior periods discussed in this proxy statement, the practices described in this paragraph were followed by the Harris Governance and Corporate Responsibility Committee and any relevant recommendations were made to the Harris Board.

In connection with the L3Harris Merger, effective June 29, 2019, our Board approved changes to our Board compensation program that take into account the increased complexity of our business and operations resulting from the completion of the L3Harris Merger. Both our current Board compensation program and the Harris Board compensation program for fiscal 2019 are described below.

Cash and Equity-Based Retainers for Non-Employee Directors

BEFORE THE MERGER

For fiscal 2019, prior to the L3Harris Merger, non-employee directors of Harris received the following cash and equity-based retainers:

>	Board member of Harris: $105,000 annual cash retainer and $145,000 annual equity-based retainer in the form of Harris stock equivalent units credited under the Harris Corporation 2005 Directors’ Deferred Compensation Plan (described in more detail below)
>	Lead Independent Director of Harris: $25,000 annual cash retainer
>	Chairperson of the Harris Audit Committee: $25,000 annual cash retainer
>	Chairperson of the Harris Management Development and Compensation Committee: $20,000 annual cash retainer
>	Chairperson of any other Harris standing committee: $15,000 annual cash retainer
>	Committee member (other than Chairperson) of any Harris standing committee: annual cash retainer equal to 50% of the annual cash retainer for the Chairperson of the applicable committee

Each retainer was payable on a quarterly basis in arrears and pro-rated based on period of service if a director did not serve for the entire quarter.

34	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE DIRECTOR COMPENSATION AND BENEFITS

AFTER THE MERGER

Effective June 29, 2019, non-employee directors of L3Harris receive the following cash and equity-based retainers:

>	Board member: $130,000 annual cash retainer and $165,000 annual equity-based retainer in the form of director share units (described in more detail below)
>	Lead Independent Director: $35,000 annual cash retainer
>	Chairperson of Audit Committee: $30,000 annual cash retainer
>	Chairperson of any other standing committee: $20,000 annual cash retainer

Each cash retainer is payable on a quarterly basis in arrears and pro-rated based on period of service if a director does not serve for the entire quarter.

For the equity-based retainer, each year at our Annual Meeting of Shareholders, non-employee directors will be granted a number of director share units under the Harris Corporation 2015 Equity Incentive Plan (or any successor equity compensation plan adopted by L3Harris) calculated by dividing $165,000 by the fair market value of one share of L3Harris common stock on the grant date (rounded down to the nearest whole share). The director share units generally will fully vest on the one-year anniversary of the grant date, subject to the non-employee director’s continued service and the terms and conditions of the non-employee director’s director share unit agreement. If a non-employee director becomes a director after an Annual Meeting of Shareholders, he or she will be granted a pro-rated director share unit award based on the period of the non-employee director’s service on our Board during the year. During our fiscal transition period from June 29, 2019 to January 3, 2020, the director share unit award for each non-employee director to be made at our 2019 Annual Meeting of Shareholders will be calculated based on a grant date value of $82,500 instead of $165,000.

Deferred Compensation Plans for Non-Employee Directors

BEFORE THE MERGER

Prior to the L3Harris Merger, Harris maintained the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “Harris Directors’ Deferred Compensation Plan”), an unfunded, nonqualified deferred compensation plan for the benefit of Harris’ non-employee directors. Effective June 29, 2019, no further deferrals of director compensation were permitted and no further credits of Harris stock equivalent units were made under the Harris Directors’ Deferred Compensation Plan. The Harris Directors’ Deferred Compensation Plan replaced the Harris Corporation 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “Harris 1997 Directors’ Plan”). Effective December 31, 2004, no further deferrals of director compensation were permitted and no further annual awards of Harris stock equivalent units were made under the Harris 1997 Directors’ Plan.

Under the Harris Directors’ Deferred Compensation Plan, Harris credited each non-employee director’s account on a quarterly basis with a number of Harris stock equivalent units (each unit equivalent in value to one share of Harris’ common stock) having an aggregate fair market value equal to $36,250 (representing an annual rate of $145,000). As noted above, the number of units credited for a quarter was pro-rated, based on period of service, if the director did not serve on the Harris Board for the entire quarter.

In addition, prior to the commencement of a calendar year, each non-employee director could make an irrevocable election to defer all or a portion of his or her cash director compensation for the subsequent year or years under the Harris Directors’ Deferred Compensation Plan. Amounts deferred at the election of a director were deemed to be invested, at the director’s discretion, in investment alternatives that mirrored those available under the Harris Corporation Retirement Plan or in Harris stock equivalent units. A director could not transfer or reallocate deferred amounts deemed invested in other investments into Harris stock equivalent units, but could reallocate (provided director minimum stock ownership guidelines were satisfied) deferred amounts deemed invested in Harris stock equivalent units into any other available investment alternative. Each Harris stock equivalent unit was credited with dividend equivalents equal to the dividends paid on Harris common stock, which were deemed reinvested in additional Harris stock equivalent units on the dividend payment date.

A director could elect to receive deferred amounts either in a cash lump sum on a date certain within 5 years after his or her resignation or retirement, or in substantially equal annual cash installments over a designated number of years beginning on a date certain within 5 years after his or her resignation or retirement, provided that all amounts were fully paid within 10 years of resignation or retirement. Within 90 days following a director’s death, a lump sum cash payment equal to the then-remaining balance in his or her account was required to be made to his or her beneficiary. Within 90 days following a change in control (as defined in the director deferred compensation plans) and to the extent permitted by Federal tax laws, each non-employee director (or former non-employee director) was required to receive a lump sum cash payment equal to the then-remaining balance in his or her account. If payment within 90 days following a change in control was not permitted by Federal tax laws, then payment was required to be made at the time and in the form that payment would have been made if a change in control had not occurred.

L3HARRIS 2019 PROXY STATEMENT	35

CORPORATE GOVERNANCE DIRECTOR COMPENSATION AND BENEFITS

In accordance with the provisions of the Harris Directors’ Deferred Compensation Plan and the Harris 1997 Directors’ Plan, as a result of the L3Harris Merger, which constituted a change in control under those plans, lump sum cash payments were made to each non-employee director or former non-employee director participating in the plans in an amount equal to the then-remaining balance in his or her account.

AFTER THE MERGER

On June 29, 2019, our Board adopted the L3Harris Technologies, Inc. 2019 Non-Employee Director Deferred Compensation Plan (the “L3Harris Director Deferred Compensation Plan”), an unfunded, non-qualified deferred compensation plan for the benefit of our non-employee directors which becomes effective December 31, 2019.

Under the L3Harris Director Deferred Compensation Plan, prior to the commencement of a calendar year beginning on or after January 1, 2020, each non-employee director of L3Harris may elect to defer all or a portion of cash retainer fees to be earned and director share units to be granted in the subsequent year or years. (Special rules govern the timing of deferral elections by new non-employee directors who join our Board after a calendar year has commenced.)

Any cash retainer deferred will be credited as deferred units (each deferred unit equivalent in value to one share of L3Harris common stock) to the non-employee director’s account as of the date the retainer would have otherwise been paid. The number of deferred units credited will be equal to the cash retainer amount deferred as of such date divided by the fair market value of L3Harris common stock on such date. Any director share unit award deferred will be credited as deferred units to the non-employee director’s account as of the date on which the director share units vest.

Each deferred unit is credited with dividend equivalents equal to dividends paid on L3Harris common stock, which are deemed reinvested in additional deferred units on the dividend payment date. Deferred units will be appropriately adjusted in the event of any change in L3Harris common stock through a merger, consolidation, or otherwise; a stock dividend; or a stock split, combination or other change in L3Harris common stock.

Payment will be made in shares of L3Harris common stock equal to the number of deferred units credited to the director’s account (with any fractional deferred units paid in cash based on the fair market value of one share of L3Harris common stock on the payment date). A director may elect to receive deferred amounts either in a lump sum on a date certain within 90 days after his or her resignation or retirement or in up to 10 annual installments over a designated number of years beginning on a date certain within 90 days after his or her resignation or retirement. Within 90 days following a non-employee director’s death, a lump sum equal to the then-remaining balance in his or her account will be made to his or her beneficiary. Within 10 business days after a change in control (as defined in the Harris Corporation 2015 Equity Incentive Plan) and to the extent permitted by Federal tax laws, each non-employee director (or former non-employee director) will receive a cash lump sum equal to the number of deferred units credited to his or her account on the date of the change in control, multiplied by the fair market value of one share of L3Harris common stock on such date. If payment within 10 business days following a change in control is not permitted by Federal tax laws, then payment will be made at the time and in the form that payment would have been made if a change in control had not occurred.

Equity Awards by Harris for New Non-Employee Directors

The Harris Board compensation program included one-time grants of restricted share awards to new non-employee directors. Harris did not grant any such restricted share awards in fiscal 2019 because no new non-employee directors became members of the Harris Board during fiscal 2019. Pursuant to their terms and conditions, all restricted share awards granted to Harris non-employee directors that were unvested at the time of the L3Harris Merger became fully vested upon completion of the L3Harris Merger because it constituted a change in control. One-time grants of restricted share awards are not part of the current L3Harris Board compensation program.

When a new non-employee director joined the Harris Board, such director was granted a restricted share award for a number of shares of Harris common stock having an aggregate grant date fair value approximately equal to 50% of the then-current annual rate of Harris stock equivalent units ($145,000 during fiscal 2019) credited to a director’s account under the Harris Directors’ Deferred Compensation Plan. Such restricted share awards were granted on the first NYSE trading day of the calendar month following the calendar month in which such non-employee director’s election or appointment to the Harris Board became effective and in accordance with Harris’ equity grant policy. Each restricted share award was scheduled to vest ratably over three years, provided the non-employee director continuously served on the Harris Board through the applicable vesting date. Unvested restricted shares could not be sold or otherwise transferred; would be immediately forfeited in the event the non-employee director’s service on the Harris Board terminated for any reason other than death or permanent disability following the 1-year anniversary of the grant date; and would become fully vested upon the

36	L3HARRIS 2019 PROXY STATEMENT

CORPORATE GOVERNANCE DIRECTOR COMPENSATION AND BENEFITS

non-employee director’s service on the Harris Board terminating due to death or permanent disability following the 1-year anniversary of the grant date or upon a change in control of Harris.

Reimbursement, Insurance and Charitable Gift Matching

We pay or reimburse each non-employee director for travel and out-of-pocket costs and expenses incurred in connection with attending Board and committee meetings and other meetings on our behalf and attending director education programs. On occasion, spouses or guests are invited to accompany directors to Board-related events, and we cover their travel and related expenses.

We also provide each non-employee director with accidental death and dismemberment insurance of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs, and we pay the premiums for such insurance. The premiums for coverage during fiscal 2019 for all non-employee directors collectively amounted to less than $500. We also provide liability insurance coverage for all of our directors and officers.

Non-employee directors may participate in the same charitable gift matching program available to our employees, under which our foundation matches contributions to eligible educational institutions and tax-exempt organizations up to an annual maximum of $10,000 per director and per employee.

Prior to the L3Harris Merger, Harris followed similar practices concerning reimbursement, insurance, and charitable gift matching.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and Board-elected officers, including the executive officers named in the Fiscal 2019 Summary Compensation Table on page 69. Under these agreements, we indemnify directors and officers with respect to their activities as a director, officer, employee or agent of L3Harris, or when serving at our request as a director, officer, employee or agent or in any other capacity for another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, to which they were, are or are threatened to be made, parties as a result of their service to us. Under the indemnification agreements, each director or officer will continue to be so indemnified with respect to his or her service to or for us even after ceasing to occupy a position as an officer, director, employee or agent of L3Harris. Prior to the L3Harris Merger, Harris followed this same practice.

L3HARRIS 2019 PROXY STATEMENT	37

CORPORATE GOVERNANCE DIRECTOR COMPENSATION AND BENEFITS

FISCAL 2019 COMPENSATION OF NON-EMPLOYEE DIRECTORS TABLE

The following table sets forth information regarding compensation paid to each of Harris’ non-employee directors for fiscal 2019. It does not include any L3Harris directors who are former directors of L3 because they were appointed to our Board after fiscal 2019 in connection with completion of the L3Harris Merger on June 29, 2019. We currently do not have, and Harris did not have in fiscal 2019, a non-equity incentive plan or pension plan for directors.

Harris Non-Employee Director	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
James F. Albaugh	$122,500	$144,203	$0	$0	$0	$266,703
Sallie B. Bailey*	$113,333	$144,203	$0	$0	$0	$257,536
Peter W. Chiarelli*	$125,000	$144,203	$0	$0	$0	$269,203
Thomas A. Dattilo*	$144,167	$144,203	$0	$0	$0	$288,370
Roger B. Fradin*	$125,000	$144,203	$0	$0	$5,000	$274,203
Terry D. Growcock**	$50,833	$48,333	$0	$0	$10,000	$109,167
Lewis Hay III*	$154,167	$144,203	$0	$0	$10,000	$308,370
Vyomesh I. Joshi	$130,000	$144,203	$0	$0	$0	$274,203
Leslie F. Kenne	$120,000	$144,203	$0	$0	$0	$264,203
Dr. James C. Stoffel**	$45,000	$48,333	$0	$0	$10,000	$103,333
Gregory T. Swienton	$150,000	$144,203	$0	$0	$0	$294,203
Hansel E. Tookes II	$137,500	$144,203	$0	$0	$10,000	$291,703
*	Service continued as a L3Harris director after fiscal 2019.
**	Mr. Growcock and Dr. Stoffel retired from the Harris Board effective at the 2018 Annual Meeting of Shareholders in October 2018.
(1)	Reflects total cash compensation earned in fiscal 2019 for Harris Board, committee, committee chairperson and Lead Independent Director retainers.
(2)	Reflects the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) with respect to stock equivalent units awarded in fiscal 2019 and credited to the director’s account under the Harris Directors’ Deferred Compensation Plan.

Under ASC 718, the fair value of the stock equivalent unit awards was determined as of the grant date using the closing market price of Harris common stock on the grant date. The aggregate grant date fair value of each of these awards credited on October 1, 2018, January 1, 2019 and April 1, 2019 was $36,250 and on June 28, 2019 was $35,453 (June 28, 2019 amount reflects pro-ration for all then-serving directors for serving less than the full quarter; other amounts also were subject to pro-ration for an individual director serving less than the full quarter). These amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by directors.

As of June 28, 2019, Harris non-employee directors had the following aggregate number of stock equivalent units accumulated in their deferred accounts for all years of service as a director from deferrals of cash compensation and awards of stock equivalent units, including additional stock equivalent units credited as a result of dividend equivalents earned with respect to such stock equivalent units and any restricted units: Mr. Albaugh — 3,000 units; Ms. Bailey — 1,069 units; Gen. Chiarelli — 10,637 units; Mr. Dattilo — 1,844 units; Mr. Fradin — 2,757 units; Mr. Growcock — 0 units; Mr. Hay — 23,048 units; Mr. Joshi — 7,731 units; Ms. Kenne — 18,589 units; Dr. Stoffel — 0 units; Mr. Swienton — 27,592 units; and Mr. Tookes — 17,513 units. As noted above, in accordance with applicable plan provisions, because the L3Harris Merger constituted a change in control under the plans, lump sum cash payments were made to each non-employee director or former non-employee director participating in the plans in an amount equal to the then-remaining balance in his or her account.

(3)	Stock options were not an element of compensation for Harris non-employee directors, and consequently, non-employee directors held no stock options as of June 28, 2019.
(4)	There were no above-market or preferential earnings in the Harris director deferred compensation plans.
(5)	As noted above, Harris non-employee directors were eligible to participate in our foundation’s gift matching program up to an annual maximum of $10,000 per director. Although directors participated on the same basis as Harris employees, SEC rules require disclosure of the amount of a director’s participation in a gift matching program. The amounts shown for Messrs. Fradin, Growcock, Hay, Stoffel and Tookes reflect gift matching payments made during fiscal 2019.
38	L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 2:

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our Board unanimously
recommends voting
FOR approval of the
compensation of our
named executive officers
as disclosed in this proxy
statement.

>	Because the L3Harris Merger and any resulting executive officer changes occurred after fiscal 2019 ended, our named executive officers for fiscal 2019 include only Harris executive officers
>	Executive compensation decisions were made by independent members of the Harris Board and Management Development and Compensation Committee prior to the L3Harris Merger
>	Executive compensation for fiscal 2019 reflected pay-for-performance alignment, with strong fiscal 2019 financial results and TSR results

As at past Annual Meetings and as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC rules, we are asking our shareholders to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement. We encourage you, before voting, to review this entire proxy statement, and particularly the Compensation Discussion and Analysis section on pages 41-66, the Compensation Tables section on pages 69-79 and the Potential Payments Upon Termination or a Change in Control section on pages 79-89.

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. Our guiding principles, shown on page 44 and summarized below, provide a framework for our executive compensation program to meet this objective. Specifically, our program is designed to:

>	Directly align the interests of our executives with those of our shareholders.
>	Provide competitive compensation and benefits to attract, motivate and retain executives that drive our desired business results.
>	Ensure that a significant portion of compensation is at-risk and based on company and personal performance so as to motivate achievement of our financial goals and strategic objectives.
>	Align an executive’s realized pay with his or her performance through above-target compensation for above-target performance and below-target compensation for below-target performance.

L3HARRIS 2019 PROXY STATEMENT	39

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We believe that our executive compensation program helped to incentivize our executives, was integral to achieving our strong fiscal 2019 financial results and TSR results, and appropriately rewarded executives for that performance.

Please note that your vote on this proposal is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our named executive officers as disclosed in this proxy statement under SEC rules. Also, the vote is advisory, which means that the results are not binding on us. However, our Board and our Compensation Committee, which are responsible for designing and administering our executive officer compensation program, value the opinions expressed by our shareholders and will consider the voting results when making future decisions regarding compensation for our named executive officers.

Shareholders will be voting on the following resolution:

“RESOLVED, that the shareholders of L3Harris Technologies, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in the L3Harris Technologies, Inc. proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2019 Summary Compensation Table and other related tables and accompanying footnotes and narratives.”

We currently hold our advisory vote to approve the compensation of our named executive officers (“Say-on-Pay vote”) annually. Shareholders have an opportunity to cast an advisory vote on the frequency of the Say-on-Pay vote at least every six years, and the next advisory vote on the frequency of the Say-on-Pay vote will be at our 2023 Annual Meeting of Shareholders.

40	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION
DISCUSSION
AND ANALYSIS
Executive Summary	41
Our Executive Compensation Philosophy and Practices	44
Overview of Our Main Executive Compensation Elements	49
Executive Compensation Decisions for Fiscal 2019	52
Employment Agreements	61
Other Compensation Elements	63
Other Compensation Policies	65

A word to our shareholders about this CD&A: Although we now operate as L3Harris Technologies, Inc. following the L3Harris Merger, this CD&A describes compensation for Harris Corporation executive officers. This uncommon situation results from the interplay between the timing of our fiscal year end relative to the merger and SEC rules requiring that we hold an advisory vote on our executive compensation for fiscal 2019, which ended one day prior to the closing of the merger.

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (“CD&A”) is intended to help shareholders understand our overall executive compensation program, objectives, framework and elements. It also discusses and analyzes the basis for the compensation paid with respect to fiscal 2019 to our named executive officers shown in the Fiscal 2019 Summary Compensation Table on page 69 and the related tables and narrative discussion thereafter.

How the L3Harris Merger Affects This CD&A

As noted above, the L3Harris Merger closed after the end of Harris’ fiscal 2019, and Harris was renamed “L3Harris Technologies, Inc.” Because the L3Harris Merger and any resulting executive officer changes occurred after fiscal 2019 ended, the named executive officers discussed in this proxy statement include only executive officers of Harris (not L3 or the combined company, L3Harris). However, the description in this proxy statement of Harris’ executive compensation program, and of the philosophy, principles and key practices that shape it, generally is expected to continue in place for L3Harris.

Also, while payouts of annual and long-term incentive compensation awards normally are approved in August after our fiscal year has ended, the impending L3Harris Merger necessitated changing this timing for fiscal 2019, and those payouts instead were approved by the Harris Board of Directors (the Harris “Board”) and the Harris Management Development and Compensation Committee (the Harris “Compensation Committee”) on June 28, 2019. This was immediately before our fiscal 2019 ended, and in advance of the L3Harris Merger closing and the transition to the new L3Harris Board and L3Harris Compensation Committee.

In addition to discussing compensation for the named executive officers of Harris, this CD&A includes highlights of the current employment agreement between L3Harris and Christopher E. Kubasik, who became our Vice Chairman, President and Chief Operating Officer on June 29, 2019 following completion of the L3Harris Merger. In the fall of 2018, when Mr. Kubasik was L3’s Chairman, Chief Executive Officer and President, and L3 and Harris agreed to merge, he entered into two letter agreements with L3 (together, the “Kubasik Letter Agreement”) outlining the terms and conditions of his employment following completion of the L3Harris Merger. L3Harris assumed the Kubasik Letter Agreement on June 29, 2019 after the L3Harris Merger closed.

L3HARRIS 2019 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

The named executive officers of Harris for fiscal 2019 were:

William M. Brown Chairman, President and Chief Executive Officer	Rahul Ghai Senior Vice President and Chief Financial Officer	Robert L. Duffy Senior Vice President, Human Resources and Administration	Dana A. Mehnert President, Communication Systems	Scott T. Mikuen Senior Vice President, General Counsel and Secretary

Mr. Brown became L3Harris’ Chairman and Chief Executive Officer on June 29, 2019 following completion of the L3Harris Merger. Messrs. Ghai and Duffy ceased serving in their respective executive officer capacities on June 29, 2019 upon completion of the L3Harris Merger. Mr. Mehnert served as Senior Vice President, Chief Global Business Development Officer from July 2015 to September 2018 and became President, Communication Systems in September 2018.

Fiscal 2019 Performance

BUSINESS ENVIRONMENT

During fiscal 2019, we operated as Harris Corporation, a leading technology innovator, solving customers’ toughest mission- critical challenges by providing solutions that connect, inform and protect, and reported our financial results in three reportable segments. Harris supported government and commercial customers in more than 100 countries, with its largest customers being various departments and agencies of the U.S. Government and their prime contractors. Harris’ products, systems and services had defense and civil government applications, as well as commercial applications. As of the end of fiscal 2019, Harris had approximately $6.8 billion in annual revenue and about 18,200 employees. Approximately 77 percent of its revenue was derived from sales to U.S. Government customers, including foreign military sales funded through the U.S. Government, both directly and through prime contractors. Harris’ common stock was listed on the NYSE under ticker symbol “HRS.”

KEY FINANCIAL RESULTS

Our strong fiscal 2019 financial results and TSR results reflected our successful execution against the key strategic priorities Harris set for fiscal 2019, which were:

>	Accelerating revenue growth across all three business segments (Communication Systems, Electronic Systems, and Space and Intelligence Systems);
>	Driving flawless execution while expanding margins through operational excellence; and
>	Sustaining cash flow with shareholder-friendly capital deployment.

Key Fiscal 2019 Results vs. Fiscal 2018 Results

(in millions, except per share amounts)	Fiscal 2018 Results ($)	Fiscal 2019 Results ($)	Change
Orders	$7,429	$7,451	--
Revenue	$6,168	$6,801	10%
Net income	$699	$949	36%
Adjusted EBIT*	$1,166	$1,345	15%
Operating income	$920	$1,092	19%
Non-GAAP operating income*	$984	$1,157	18%
Income from continuing operations per diluted common share	$5.78	$7.89	37%
Non-GAAP income from continuing operations per diluted common share*	$6.39	$8.29	30%
Operating cash flow	$751	$1,185	$434
Adjusted free cash flow*	$915	$1,055	$140
Cash used to retire debt	$555	$300	n/m
Cash used to repurchase shares of our common stock	$272	$200	n/m
Annualized cash dividend rate per share**	$2.28	$2.74	20%
Cash used to pay dividends	$272	$325	n/m
Cash used to make voluntary contributions to qualified defined benefit pension plans	$300	$--	n/m
Company-sponsored research and development	$311	$331	6%

n/m = not meaningful

*	See Appendix A for reconciliations of GAAP to non-GAAP financial measures.
**	On June 29, 2019, the L3Harris Board increased our quarterly cash dividend rate from $.685 per share to $.75 per share, for an annualized cash dividend rate of $3.00 per share.
42	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE SUMMARY

In particular, we increased revenue 10%; expanded non-GAAP operating income 18%; delivered 30% growth in non-GAAP income from continuing operations per diluted common share growth; and through working capital reduction combined with earnings growth, generated higher adjusted free cash flow of $1,055 billion. These results outpaced fiscal 2018 performance and reflected outperformance against our guidance metrics. These results are important because they are components of performance measures used in incentive compensation determinations for fiscal 2019.

Based on these and prior-period results, we delivered strong 1-year, 3-year and 5-year cumulative TSR results (based on our fiscal year periods ended June 28, 2019) relative to companies in the S&P 500 and to the median of our compensation comparison peer group for fiscal 2019, as shown below:

TSR Results(1) at End of Fiscal 2019

(1)	TSR results reflect reinvestment of dividends and, in the case of the median of our compensation comparison peer group for fiscal 2019, exclude Orbital ATK, Inc. and Rockwell Collins, Inc. due to them being acquired by other companies.

Target Pay Mix for Fiscal 2019

For fiscal 2019, in accordance with our principle of aligning pay with performance, the percentage of total target direct compensation that was at risk in the form of performance-based compensation or time-based vesting compensation (at risk due to a potential stock price decrease) was 89% for Harris’ CEO and 75% for the other named executive officers of Harris, on average, as reflected in the graph below.

CEO and Other Named Executive Officer Fiscal 2019 Target Direct Compensation Mix

L3HARRIS 2019 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

Shareholder Engagement on Executive Compensation and “Say-on-Pay” Results

As part of our shareholder outreach, we seek shareholder views and input on our executive compensation program. In fact, past input received from our large shareholders influenced determinations by the Harris Compensation Committee to adjust the weighting of certain financial performance measures under our annual cash incentive compensation plan and to alter the financial performance measures for our performance share units. We expect to continue to seek the views and input of our large shareholders regarding our executive compensation program on a regular basis.

At our last Annual Meeting held in 2018 (as Harris Corporation), approximately 96% of the shares voted on the “say-on-pay” proposal were cast in support of Harris’ 2018 executive compensation and related disclosures. At that time, the Harris Compensation Committee viewed those results as broad shareholder support for Harris’ executive compensation program and consequently made no material changes to the program or to Harris’ compensation policies. Additionally, at the April 4, 2019 special meeting of Harris shareholders to vote on the proposals identified in the definitive joint proxy statement/prospectus filed by Harris in connection with the Merger Agreement and the L3Harris Merger (the “Harris S-4”), approximately 74% of the shares voted on the “say-on-golden-parachute” proposal were cast in support of the compensation that will or may be paid to Harris’ named executive officers in connection with the L3Harris Merger, as disclosed in the Harris S-4. Going forward, the new L3Harris Board and L3Harris Compensation Committee will continue to consider input from shareholders, including through advisory votes on executive compensation, in making compensation decisions and reviewing executive compensation programs and policies.

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

Overall Objective and Guiding Principles

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. Our guiding principles provide a framework for our executive compensation program to meet this objective.

L3HARRIS GUIDING PRINCIPLES FOR EXECUTIVE COMPENSATION

Align with Shareholders’ Interests

We believe an executive’s interests are directly aligned with our shareholders’ interests when our compensation programs appropriately balance short-and long-term financial performance, are impacted by our stock price performance and require meaningful ownership of our stock.

Be Competitive at Target Performance Level

We believe an executive’s total compensation should be competitive at the target performance level to motivate performance and to attract, retain, develop and reward executives who possess the abilities and skills to build long-term shareholder value.

Motivate Achievement of Financial Goals and Strategic Objectives

We believe an effective way to incentivize an executive to create long-term shareholder value is to make a significant portion of overall compensation dependent on the achievement of our short-and long-term financial goals and strategic objectives and on the value of our stock.

Align Realized Pay with Performance

We believe that although an executive’s total compensation should be tied to achievement of financial goals and strategic objectives and should be competitive at the target performance level, above-target performance should be appropriately rewarded and there should be downside risk of below-target compensation if we do not achieve our financial goals and strategic objectives.

Although compensation levels differ among our named executive officers based on competitive factors and their varying roles, responsibilities and performance, there are no material differences in the manner in which total target direct compensation is determined for any of our named executive officers or the compensation policies that apply to them. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers.

44	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

Key Practices

In accordance with our overall objective and our guiding principles, we follow sound executive compensation practices that are designed to encourage and reward the creation of sustainable, long-term shareholder value.

WHAT WE DO

☑	Place executive compensation decisions in the hands of independent directors

☑	Retain an independent executive compensation consulting firm

☑	Periodically review and change composition of compensation comparison peer group, as appropriate

☑	Make significant portion of each executive’s overall compensation dependent on our performance against pre-determined targets for short-and long-term financial measures

☑	Make significant portion of each executive’s overall compensation opportunity equity-based to establish a strong link between compensation and our stock price performance

☑	Align performance share unit award payouts with our stock price performance through a relative TSR adjustment metric

☑	Have meaningful stock ownership guidelines to maintain alignment of executives’ interests with those of our shareholders

☑	Hold annual “say-on-pay” advisory vote and seek input of large shareholders on key aspects of our executive compensation program

☑	Regularly review and evaluate plans for management development and succession

☑	Pay cash severance under executive change in control severance agreements only on a “double trigger” basis

☑	Have “clawback” policy to recover cash and equity incentive payments from executives if our financial statements are restated due to errors, omissions or fraud

☑	Provide for accelerated vesting of equity-based compensation granted after fiscal 2019 only on a “double trigger” basis

WHAT WE DON’T DO

☒	Provide excessive perquisites

☒	Permit repricing or back-dating of options

☒	Provide excise tax gross-ups under executive change in control severance agreements

☒	Pay dividend equivalents to executive officers on performance share unit and restricted stock unit awards (except to extent earned at end of the applicable period)

☒	Permit directors, executives or other employees to engage in short sales or enter into hedging, puts, calls or other “derivative” transactions with respect to our securities

☒	Permit directors or executives to hold or purchase our stock on margin or in a margin account or otherwise pledge our stock as collateral for margin accounts, loans or any other purpose

L3HARRIS 2019 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

Who Does What

ROLE OF COMPENSATION COMMITTEE

The Harris Compensation Committee set the philosophy, objectives, elements, policies and practices of compensation for Harris executive officers. In approving compensation levels and targets, individual objectives and financial performance measure targets for our named executive officers, the Harris Compensation Committee reviewed the relationship between Harris’ executive compensation program and the achievement of Harris’ financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.

As noted above, following the L3Harris Merger, the membership of the L3Harris Board and its standing committees (including the L3Harris Compensation Committee) was reconstituted in accordance with the Merger Agreement. As a result, the Harris Compensation Committee has been succeeded by the new L3Harris Compensation Committee.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

The Harris Compensation Committee had the authority to retain compensation consultants and other advisors to assist it in fulfilling its duties and responsibilities. In recent years, it directly retained Pearl Meyer & Partners (“PM”), a nationally recognized, independent executive compensation consulting firm, to provide it with objective analysis, recommendations on plan design and other advice and information, including competitive market data, related to CEO compensation and the compensation of other executive officers. The Harris Governance and Corporate Responsibility Committee separately retained PM to provide it with similar types of analysis, recommendations, advice and information related to the compensation of non-employee directors. PM performed these services solely at the direction and under the supervision of the applicable committee and did not provide any other services for, or receive other fees from, Harris. With regard to PM’s services related to CEO and other executive officer compensation, the Harris Compensation Committee had sole authority to modify or approve PM’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and engage a replacement or additional consultant at any time. The Harris Compensation Committee also periodically met with PM in executive session, without Harris’ CEO or other members of management present. The Harris Compensation Committee also assessed PM’s independence and whether its work raised any conflicts of interest (taking into consideration the independence factors in the NYSE listing standards and SEC rules) and determined in its business judgment that PM was independent and that its work did not raise any conflicts of interest.

In fiscal 2019, the Harris Compensation Committee also retained PM to provide recommendations prior to the L3Harris Merger on the compensation arrangements for our CEO and COO following the L3Harris Merger.

ROLE OF CEO

The Harris Compensation Committee considered recommendations from Harris’ CEO in making decisions regarding the Harris executive compensation program and the compensation of other executive officers of Harris. During the annual compensation planning process, Harris’ CEO recommended targets for all incentive compensation programs. The targets were based on the Harris Board-approved annual operating plan and long-term strategic plan. As part of the annual performance review process, which included an assessment of each executive officer’s performance against individual objectives, the CEO presented his evaluation of each executive officer’s contributions during the previous year (including both strengths and development needs), reviewed succession plans for each executive position, and recommended specific compensation for the other executive officers, including base salary level adjustments and annual cash incentive and equity awards.

Annual Compensation Cycle

The Harris Board and the Harris Compensation Committee generally followed an annual compensation cycle with respect to each new fiscal year as described below. The L3Harris Board and L3Harris Compensation Committee expect to follow a similar cycle.

With respect to the compensation decisions described below, the independent directors of the Board make all final compensation decisions for our CEO and, following the L3Harris Merger, our COO (typically based on the recommendation of the Compensation Committee in both cases), and the Compensation Committee makes them for other executive officers. These decisions include: determining the types and levels of benefits; establishing performance measures, weightings and targets; setting target compensation values; granting equity awards and determining payouts.

46	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

WHAT WE DO PRIOR TO OR EARLY IN A NEW FISCAL YEAR

Consider program design changes	Determine what changes, if any, should be made to the executive compensation program for the new fiscal year (after receiving input from our CEO and independent compensation consultant, and an assessment of compensation trends and competitive market data).
Set target compensation values	The process for setting target compensation values includes a review of:
	▪	the executive’s three-year compensation history, including base salary level and annual cash incentive and equity awards;
	▪	the types and levels of other benefits available to the executive, such as change in control severance agreements; and
	▪	compensation comparison peer group data or broad compensation market data, including surveys.
Establish performance measures and targets and individual performance objectives	Establish:
	▪	short-and long-term financial performance measures and their relative weighting and associated targets for performance-based, at-risk elements of compensation for the new fiscal year; and
	▪	individual performance objectives for each executive and for his or her business unit or organization.
These measures, weightings and targets and performance objectives are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and to align with our Board-approved annual operating plan and long-term strategic plan.
Make equity grants

Annual equity award grants to executive officers are made at meetings, the dates for which usually are set one year or more in advance, and annual equity award grants to our other eligible employees typically are made on the same date. We do not time equity grants to take advantage of information, either positive or negative, about us that has not been publicly disclosed.

In special circumstances, such as new hires or promotions or for retention or recognition, grants may occur outside of the typical cycle. Under a policy adopted by our Compensation Committee, such grants are made on the first trading day of the month following the hiring, promotion or other event (if this day falls during a “quiet period” under our insider trading policy, then on the first trading day after such period ends).

WHAT WE DO AFTER THAT FISCAL YEAR ENDS
Conduct performance reviews	▪	For our CEO, the independent directors of the Board conduct a performance review, evaluating the CEO’s achievement of objectives established early in the fiscal year, other accomplishments, overall company performance and the CEO’s self-evaluation of performance for the fiscal year. This review occurs in executive session, under the leadership of the Chairperson of our Compensation Committee and without the CEO or other members of management present. (Our independent directors expect to follow the same process for our new COO.)
	▪	For other executive officers, our CEO provides our Compensation Committee with specific compensation recommendations based on our CEO’s review and assessment of each executive officer’s performance, including achievement of objectives established early in the fiscal year for the executive and his or her business unit or organization, contribution to company performance and other accomplishments.
Determine payouts	Payouts of performance-based, at-risk elements of compensation to executives are determined based on performance reviews relative to pre-determined objectives and formulaic calculations of our financial results for the fiscal year against pre-determined targets, typically after audited financial statements become available approximately two months after the fiscal year end.

For fiscal 2019, due to the then-impending closing of the L3Harris Merger, performance reviews were conducted and payouts of performance-based elements of compensation to Harris executive officers were approved on June 28, 2019, immediately before fiscal 2019 ended, instead of after the fiscal year ended as in a typical compensation cycle. For our abbreviated fiscal transition period, which began June 29, 2019 and will end January 3, 2020, in connection with selecting executives for roles in the combined L3Harris after the merger, target compensation values and equity-based compensation awards for executives were approved within the first month following the L3Harris Merger closing, with equity-based compensation awards granted on August 1, 2019 (the first trading day after our “quiet period” ended, in accordance with our insider trading policy). We expect to return to our typical annual compensation cycle starting with our next full fiscal year commencing January 4, 2020.

L3HARRIS 2019 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

Competitive Considerations

BENCHMARKING

The Harris Board and the Harris Compensation Committee set total target direct compensation for Harris’ CEO and other executives in their discretion (including based on factors such as experience, position, responsibilities, tenure and contributions), but generally within the range of 20% below to 20% above the median of total target direct compensation for comparable positions in our compensation comparison peer group (to the extent such data was available) and after considering other broad compensation market data, including surveys. The L3Harris Compensation Committee expects to follow a similar practice. For fiscal 2019, Harris’ Human Resources Department performed a comprehensive assessment and benchmarking of the competitive compensation positioning of Harris’ CEO and other executive officers and the mix and elements of their compensation, primarily focusing on our compensation comparison peer group, but also using broad compensation market data. For fiscal 2019, the Harris Compensation Committee also engaged PM to assess the composition of our compensation comparison peer group and to review, assess and validate Harris’ Human Resources Department’s assessment and benchmarking process.

COMPENSATION COMPARISON PEER GROUP

Our compensation comparison peer group is used to assess the competitiveness of the compensation of our CEO and other executive officers. We seek to include companies that compete with us for executive talent and are similar to us in industry, business model, revenue and/or market capitalization. Our Compensation Committee periodically reviews the composition of this peer group and makes changes it determines are appropriate based on changes to our businesses or to the attributes of companies in the group or the availability of their compensation data. PM, our CEO and management provide input to our Compensation Committee regarding changes to the attributes of peer companies.

Harris Compensation Comparison Peer Group for Fiscal 2019 (same as fiscal 2018)

Curtiss-Wright Corporation Huntington Ingalls Industries, Inc. L3 Technologies, Inc. Leidos Holdings, Inc. Motorola Solutions, Inc.	Northrop Grumman Corporation Orbital ATK, Inc. Parker Hannifin Corporation Raytheon Company Rockwell Automation, Inc.	Rockwell Collins, Inc. Spirit AeroSystems Holdings, Inc. Teledyne Technologies Incorporated Textron Inc. TransDigm Group Incorporated

In August 2019, the L3Harris Compensation Committee approved changes to our compensation comparison peer group for our fiscal transition period ending January 3, 2020, as shown in the following table. Companies added to the group compete with L3Harris for executive talent and are similar to L3Harris in industry, business model, revenue and/or market capitalization. Companies removed from the group generally were removed due to acquisitions by other companies, evolving business disparity or evolving revenue or market capitalization disparity.

L3Harris Compensation Comparison Peer Group for Fiscal Transition Period Ending January 3, 2020

(Companies added shown in red)

Eaton Corporation plc Emerson Electric Co. General Dynamics Corporation Honeywell International Inc. Leidos Holdings, Inc.	Lockheed Martin Corporation Motorola Solutions, Inc. Northrop Grumman Corporation Parker Hannifin Corporation Raytheon Company	Rockwell Automation, Inc. Spirit AeroSystems Holdings, Inc. Textron Inc. United Technologies Corporation

Companies removed: Curtiss-Wright Corporation, Huntington Ingalls Industries, Inc., L3 Technologies, Inc., Orbital ATK, Inc., Rockwell Collins, Inc., Teledyne Technologies Incorporated and TransDigm Group Incorporated.

48	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OVERVIEW OF OUR MAIN EXECUTIVE COMPENSATION ELEMENTS

OVERVIEW OF OUR MAIN EXECUTIVE COMPENSATION ELEMENTS

The compensation program for our executive officers primarily consists of the following elements:

>	base salary;

>	annual cash incentive award compensation; and

>	equity-based long-term incentive compensation (for fiscal 2019, in the form of performance share units, stock options and restricted stock units).

As noted above, the overall objective of our compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The Harris Compensation Committee determined, and the L3Harris Compensation Committee believes, that the current elements of our executive compensation program further this objective. They directly align the interests of our executives and shareholders, are competitive, motivate achievement of our short-and long-term financial goals and strategic objectives and align realized pay with performance.

We do not have a formal policy relating to the mix among the various elements of our compensation program. However, we believe that the greater an executive’s responsibility level and ability to influence results, the greater the portion of his or her overall compensation that should be performance-based, at-risk compensation.

Base Salary

Base salary reflects a fixed, stable portion of the overall compensation package and also generally serves as the base amount from which other compensation elements are determined. It represents a relatively small percentage of total target direct compensation, particularly for executive officers with greater responsibility and ability to influence results.

The Compensation Committee reviews executive base salary levels prior to or early in each fiscal year and whenever there is a substantial change in an executive’s responsibilities or in market conditions. It generally targets an executive officer’s base salary level to fall between 20% below and 20% above the market median for comparable positions, where available, at companies in our compensation comparison peer group, and considers other relevant market data, including surveys. However, an executive’s base salary level also is influenced by his or her experience, position, responsibilities, tenure, contributions and individual performance, as well as current business conditions and our business outlook.

Annual Cash Incentive

Harris provided executive officers the opportunity to earn annual cash incentive compensation under the Harris Corporation Annual Incentive Plan (our “Annual Incentive Plan”). Awards under this plan are structured to provide payouts ranging from 0% to 200% of pre-established award target values, depending on:

>	our performance against specific pre-determined financial performance measures; and

>	named executive officer performance against pre-determined individual objectives and contribution to our overall results.

For executives, this structure creates:

>	the upside potential of above-target payouts if our financial performance is above target; and

>	the downside risk of below-target payouts if our financial performance is below target.

Through this structure, the annual cash incentive motivates our executives to focus on achieving or exceeding pre-determined financial performance measure targets and individual objectives strategically chosen to align with the interests of our shareholders. The L3Harris Compensation Committee expects to use a similar structure for annual cash incentive compensation awards.

SETTING AWARD TARGET VALUES

As described above in “Annual Compensation Cycle,” early in the fiscal year, an annual cash incentive compensation award target value was set for each executive officer. For the named executive officers, these target values generally were set as a percentage of base salary level, using compensation comparison peer group data as a reference point, if available for a comparable position, or broad compensation market data, including surveys. The independent directors of the Harris Board (based on the recommendation of the Harris Compensation Committee) set target values for the CEO, and the Harris Compensation Committee set them for other executive officers.

L3HARRIS 2019 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS OVERVIEW OF OUR MAIN EXECUTIVE COMPENSATION ELEMENTS

ESTABLISHING METRICS AND INDIVIDUAL PERFORMANCE OBJECTIVES

Also early in the fiscal year, specific financial performance measures and their relative weighting and associated targets and thresholds were established, as well as individual performance objectives for each executive officer. Again, the independent directors of the Harris Board (in the case of Harris’ CEO) and the Harris Compensation Committee (in the case of other executive officers) established these metrics and objectives.

As a general principle, we seek to establish targets for financial performance measures that are aligned with our annual operating plan and are challenging yet achievable. Targets are set at levels we believe require significant effort on the part of executives, yet also represent a reasonable expectation of financial results based on prior-year performance, existing business conditions, the markets in which we participate and our outlook.

DETERMINING PAYOUTS

Historically, approximately two months after the end of each fiscal year, the independent directors of the Harris Board (in the case of Harris’ CEO) and the Harris Compensation Committee (in the case of other executive officers) determined and approved payouts of performance-based, cash incentive compensation under our Annual Incentive Plan based on formulaic calculations of our financial results against specific pre-determined financial performance measure targets, as well as performance reviews relative to pre-determined objectives for the fiscal year. In certain instances, as permitted under our Annual Incentive Plan, financial performance measure targets and our actual results may be adjusted in recognition of unusual or nonrecurring events affecting us or our financial statements, such as items that are determined not to be reflective of normal, ongoing business operations. At the request of the Chairperson of our Audit Committee, our Internal Audit Department independently verifies calculations for payouts under our Annual Incentive Plan. As noted above, for fiscal 2019, due to the then-impending closing of the L3Harris Merger, payouts of cash incentive compensation under our Annual Incentive Plan were determined and approved on June 28, 2019, immediately before fiscal 2019 ended, instead of approximately two months after the fiscal year ended as in prior fiscal years.

Long-Term Incentives

Harris provided long-term incentive compensation to executive officers under the Harris Corporation 2015 Equity Incentive Plan (our “Equity Incentive Plan”). Long-term incentive compensation is designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives.

TYPES OF EQUITY AWARDS USED

We award different types of equity-based compensation because we believe that each type incentivizes and rewards shareholder value creation in a different way. Equity awards also are intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock. Types of awards we typically use are:

>	Performance share units. Performance share unit awards motivate our executives to achieve our multi-year financial and operating goals because the number of units ultimately earned depends on how we perform, generally over a three- year performance period, against financial performance measures and their relative weighting and associated targets established early in the first fiscal year of each performance period. As with all forms of equity-based compensation, the value of performance share units also is impacted directly by increases or decreases in our stock price.

>	Stock options. Stock options motivate our executives to increase shareholder value because the options have value, and compensation can be realized, only to the extent the price of our common stock increases between the grant date and the date of exercise.

>	Restricted stock units. Restricted stock unit awards primarily facilitate retention and succession planning because they carry restrictions that typically expire only if the executive is still employed with us at the end of a three-year period.

In limited circumstances, we also may grant performance stock options to better align compensation with execution against certain strategic initiatives and may grant shares of restricted stock and restricted stock unit awards to facilitate recruitment.

SETTING AWARD TARGET VALUES

Early in the fiscal year, the total target value for long-term equity incentive compensation awards is established for each executive officer. For the named executive officers, the target value typically is set using our compensation comparison peer group data as a reference point, if available for a comparable position, and/or other broad compensation market data, including surveys. The independent directors of the Harris Board (based on the recommendation of the Harris Compensation Committee) set target values for the CEO, and the Harris Compensation Committee set them for other executive officers.

50	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OVERVIEW OF OUR MAIN EXECUTIVE COMPENSATION ELEMENTS

DETERMINING THE MIX OF INCENTIVES FOR EACH EXECUTIVE

Early in the fiscal year, the appropriate mix of types of equity-based compensation is determined for each executive officer (i.e., the percentage of total award target value allocated to each type of award), after considering relevant data for our compensation comparison peer group, the retention value of each type and other factors important to us, including linking incentive compensation to performance, tax and accounting treatment and PM’s recommendation. The independent directors of the Harris Board (based on the recommendation of the Harris Compensation Committee) determined the mix for the CEO, and the Harris Compensation Committee determined the mix for other executive officers.

We then determine the specific numbers of performance share units, restricted stock units and stock options to be granted to each executive officer based on the applicable percentage of total award target value allocated to each type of award. For fiscal 2019 and prior fiscal years, we valued units or options based on a 60-day average closing market price of our common stock prior to the grant date, which differs from the grant date fair value method we are required to use in calculating amounts shown in the “Stock Awards” and “Option Awards” columns of the Fiscal 2019 Summary Compensation Table on page 69. However, we did use the grant date fair value method for grants to executive officers for our fiscal transition period ending January 3, 2020, and we expect to use that method in subsequent fiscal years.

PERFORMANCE SHARE UNITS

Establishing performance metrics. As described above in “Annual Compensation Cycle,” early in the first fiscal year of each multi-year performance period (generally three years), we establish specific financial performance measures and their relative weighting and associated targets and thresholds, which serve as the basis for measuring how we perform and determining payouts. Performance share unit awards are structured to provide payouts in shares of our common stock ranging from 0% to 200% of the target number of performance share units granted under such awards. The independent directors of the Harris Board (based on the recommendation of the Harris Compensation Committee) established the metrics for the CEO, and the Harris Compensation Committee established them for other executive officers.

As a general principle, we seek to establish targets for financial performance measures that are aligned with our three-year strategic plan and are challenging yet achievable. Targets are set at levels we believe require significant effort on the part of executives, yet also represent a reasonable expectation of financial results based on prior-year performance, existing business conditions, the markets in which we participate and our outlook.

Determining payouts. Historically, approximately two months after the end of each fiscal year, the independent directors of the Harris Board (based on the recommendation of the Harris Compensation Committee, in the case of Harris’ CEO), and the Harris Compensation Committee (in the case of other executive officers) determined and approved payouts under performance share unit awards for the multi-year performance period that concluded at the end of that fiscal year, based on formulaic calculations of our results against specific pre-determined financial performance measure targets for such performance period. In certain instances, as permitted under our Equity Incentive Plan, financial performance measure targets and our actual results may be adjusted in recognition of unusual or nonrecurring events affecting us or our financial statements, such as items that are determined not to be reflective of normal, ongoing business operations. At the request of the Chairperson of our Audit Committee, our Internal Audit Department independently verifies calculations for payouts in respect of performance share unit awards.

As noted elsewhere, due to the then-impending closing of the L3Harris Merger, payouts in respect of performance share unit awards for the fiscal 2017-2019, fiscal 2018-2020 and fiscal 2019-2021 performance periods were determined and approved on June 28, 2019, immediately before our fiscal 2019 ended and in anticipation of the accelerated vesting and payouts of the fiscal 2018-2020 and fiscal 2019-2021 award cycles triggered by the L3Harris Merger closing on June 29, 2019. These determinations and approvals were made by the Harris Board and Harris Compensation Committee prior to the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on the closing date in accordance with the Merger Agreement).

STOCK OPTIONS

Stock options granted to our executive officers typically have the following terms:

>	Exercise price equal to the closing price of our common stock on the grant date;

>	Vesting in equal installments of one-third each on the first, second and third anniversary of the grant date, subject to the recipient’s continued employment through the applicable vesting date;

>	Expiration 10 years from the grant date; and

>	Vesting accelerated upon a change in control or other events (as discussed elsewhere in this proxy statement) (applies for options granted through fiscal 2019; “double trigger” accelerated vesting applies for options granted after fiscal 2019).

L3HARRIS 2019 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

Stock options, including performance stock options, may not be repriced, replaced, modified or regranted through cancellation if the effect thereof would be to reduce the exercise price of such stock options, except with prior approval of our shareholders, or in connection with a change in our capitalization, including spin-offs.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted stock or restricted stock units are used primarily to facilitate retention and succession planning and, in more limited circumstances, as a recruitment mechanism to replace the value of equity awards that an executive may have forfeited upon leaving a former employer. Restrictions on these awards, which typically expire at the end of a three-year period, provide that the shares or units may not be sold or otherwise transferred and will be immediately forfeited if the recipient’s employment ends for any reason other than involuntary termination, death, disability or retirement.

EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

This section describes the compensation paid or awarded for fiscal 2019 to the named executive officers of Harris with respect to each major compensation element (base salary, annual cash incentive and long-term incentives) and how this compensation was determined.

As noted elsewhere in this proxy statement, we are describing fiscal 2019 compensation only for named executive officers of Harris (not L3 or the combined company, L3Harris). This is because, when Harris’ fiscal 2019 ended on June 28, 2019, the L3Harris Merger had not yet closed and the new executive officers of L3Harris had not yet been appointed.

Base Salary

The table below shows the fiscal 2019 base salary level (effective September 29, 2018) for each named executive officer of Harris (including a comparison with the prior fiscal year), as approved early in fiscal 2019 in accordance with the discussion above.

Base Salary Levels: Fiscal 2019 vs. Fiscal 2018

	Fiscal 2018 Base Salary Level	Fiscal 2019 Base Salary Level	% Change	Reason for Change
Mr. Brown	$1,300,000	$1,350,000	3.8%	Merit
Mr. Ghai	$550,000	$600,000	9.1%	Merit and market adjustment
Mr. Duffy	$530,000	$548,500	3.5%	Merit
Mr. Mehnert	$555,000	$570,000	2.7%	Merit
Mr. Mikuen	$550,000	$570,000	3.6%	Merit

Actual base salary amounts paid for fiscal 2019 are shown in the “Salary” column of the Fiscal 2019 Summary Compensation Table on page 69.

Annual Cash Incentive

AWARD TARGET VALUES FOR FISCAL 2019

The table below shows the fiscal 2019 annual cash incentive award target value for each named executive officer of Harris under the Annual Incentive Plan (including as a percentage of base salary level and a comparison with the prior fiscal year), as approved early in fiscal 2019.

Annual Cash Incentive: Award Target Values for Named Executive Officers, Fiscal 2019 vs. Fiscal 2018

	Fiscal 2019 Cash Incentive Target Value	Fiscal 2018 Cash Incentive Target Value (as % of Base Salary)	Fiscal 2019 Cash Incentive Target Value (as % of Base Salary)	% Change	Reason for Change
Mr. Brown	$2,300,000	169%	170%	1%	Rounding
Mr. Ghai	$480,000	75%	80%	7%	Merit and market adjustment
Mr. Duffy	$383,950	70%	70%	0%	—
Mr. Mehnert	$427,500	75%	75%	0%	—
Mr. Mikuen	$399,000	70%	70%	0%	—

52	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

PERFORMANCE MEASURES AND PERFORMANCE TARGETS FOR FISCAL 2019

The graphics below show the financial performance measures and their relative weighting and associated performance targets, as well as how varying levels of performance would result in different payout percentages, for fiscal 2019 annual cash incentive awards for named executive officers of Harris under the Annual Incentive Plan, as approved early in fiscal 2019. The same financial performance measures, weighting and mathematical relationship between performance and payout percentages were approved for both Harris Corporation and its Communication Systems segment. The Harris Board and the Harris Compensation Committee chose these performance measures and their relative weighting based on their business judgment that they would incentivize our performance against our key strategic priorities we set in our annual operating plan for fiscal 2019 as noted on page 42 (accelerating revenue growth; driving flawless execution while expanding margins; and sustaining cash flow).

Annual Cash Incentive: Financial Performance Measures, Weighting, Performance Targets and Payout Percentages

Measures and Weighting

30% REVENUE	30% FREE CASH FLOW	40% OPERATING INCOME

What we generate from normal business activities: can be increased by improving market share, introducing new products, entering new markets, enhancing execution and pricing effectively.	The cash we generate after accounting for capital expenditures: can be increased by cash receipts, improving payment terms, reducing inventory, increasing prices and reducing expenses.	Our ability to generate profits from revenue: can be increased by efficient management and operation of our business, including reducing costs, improving procurement and sourcing practices and achieving operational excellence.

Performance Targets (in millions)

	Harris Corporation	Communication Systems
Operating Income	$1,267.0	$651.5
Free Cash Flow	$1,000.0	$591.0
Revenue	$6,540.0	$2,156.0

Relationship Between Performance and Payout Percentage

As the graphic shows, varying performance levels were linked to specific resulting payout percentages, with performance below threshold (set at 80% of target performance) resulting in a payout percentage of zero.

PAYOUTS FOR FISCAL 2019

As noted elsewhere, due to the then-impending closing of the L3Harris Merger, the payouts under our Annual Incentive Plan for fiscal 2019 were determined and approved on June 28, 2019, immediately before our fiscal 2019 ended, and in advance of the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement).

The first table below shows results for Harris and its Communication Systems segment for each financial performance measure and how we used those results to calculate a weighted payout percentage for annual cash incentive awards under our Annual Incentive Plan for fiscal 2019.

The second table shows how we used this weighted payout percentage to determine payouts for each named executive officer, linking their annual cash incentive award payouts under our Annual Incentive Plan to the fiscal 2019 results for each pre-established financial performance measure.

L3HARRIS 2019 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

Annual Cash Incentive: Results and Payout Percentages for Fiscal 2019

Financial Performance Measure		Adjusted Target[1] (in millions)	Result[2] (in millions)	Adjusted Result[3] (in millions)	Adjusted Result Relative to Adjusted Target	Resulting Payout %	Weighted Payout %
HARRIS CORPORATION
Operating Income	— 40%	$928.8	$939.4	$968.0	104.2%	108.4%
Free Cash Flow	— 30%	$620.1	$770.0	$788.0	127.1%	200.0%	135.3%
Revenue	— 30%	$4,782.2	$4,936.0	$4,936.0	103.2%	106.4%
COMMUNICATION SYSTEMS SEGMENT
Operating Income	— 40%	$470.4	$474.0	$474.0	100.8%	101.6%
Free Cash Flow	— 30%	$397.7	$403.0	$403.0	101.3%	102.6%	101.7%
Revenue	— 30%	$1,569.3	$1,577.0	$1,577.0	100.5%	101.0%

(1)	Performance targets were adjusted from full-year amounts to amounts through the third quarter of fiscal 2019, in each case as reflected in the annual operating plan approved early in fiscal 2019.
(2)	Reflects results through the third quarter of fiscal 2019.
(3)	Calculations are based on results through the third quarter of fiscal 2019 calculated in accordance with GAAP, adjusted as permitted under our Annual Incentive Plan in recognition of unusual or nonrecurring events affecting us or our financial statements. These adjustments are made in accordance with pre-established guidelines, including that any adjustment must be objectively measurable under GAAP.
The reported operating income result for Harris was increased $28.6 million by excluding charges for L3Harris Merger deal and integration expenses. The reported free cash flow result for Harris was increased $18.0 million for cash flow used for L3Harris Merger deal and integration expenses.

Annual Cash Incentive: Payouts for Fiscal 2019

	Annual Incentive Plan Target Granted	Weighted Payout % Under Annual Incentive Plan	Actual Payout (in $)	Actual Payout (as % of Target)
Mr. Brown	$2,300,000	135.3%	$3,735,000	162.4%
Mr. Ghai	$480,000	135.3%	$650,000	135.4%
Mr. Duffy	$383,950	135.3%	$550,000	143.2%
Mr. Mehnert	$427,500	111.8%*	$550,000	128.7%
Mr. Mikuen	$399,000	135.3%	$650,000	162.9%

*	Weighted payout percentage reflects 70% of the 101.7% weighted payout percentage for the Communication Systems segment and 30% of the 135.3% weighted payout percentage for Harris in accordance with provisions designed to incentivize segment executives to drive both segment and overall company results.

The payouts shown above reflect certain upward adjustments for executives’ achievement against pre-established individual objectives or their individual contributions to Harris and/or its Communication Systems segment overall results, as applicable. Adjustments for individual performance ranged from 0.1 to 27.6 percentage points above the weighted payout percentages shown in the table.

The payouts under our Annual Incentive Plan for fiscal 2019 also are shown in the note to the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2019 Summary Compensation Table on page 69.

Long-Term Incentives

As discussed in greater detail below, the L3Harris Merger closing resulted in accelerated vesting and payouts for two cycles of our performance share unit awards pursuant to the terms and conditions of those awards: performance share unit awards for the fiscal 2018-2020 performance period (“Fiscal 2018-2020 Cycle PSUs”) and performance share unit awards for the fiscal 2019-2021 performance period (“Fiscal 2019-2021 Cycle PSUs”). Pursuant to the terms and conditions of the performance share unit awards for the fiscal 2017-2019 performance period (“Fiscal 2017-2019 Cycle PSUs”), the L3Harris Merger closing did not result in accelerated vesting of those awards, because they vested at the end of fiscal 2019 prior to the L3Harris Merger closing.

54	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

The L3Harris Merger closing also resulted in accelerated vesting and payouts of outstanding restricted stock unit awards and accelerated vesting of unvested stock options, in each case after the end of fiscal 2019 pursuant to the terms and conditions of those awards.

FISCAL 2019 EQUITY-BASED AWARDS: TARGET VALUES AND MIX

The table below shows the total target value of the long-term equity-based compensation award for fiscal 2019 for each named executive officer of Harris under our Equity Incentive Plan (including a comparison with the prior fiscal year), as approved early in fiscal 2019.

Long-Term Equity-Based Compensation: Award Target Values for Named Executive Officers,

Fiscal 2019 vs. Fiscal 2018

	Fiscal 2018 Target Value	Fiscal 2019 Target Value	% Change	Reason for Change
Mr. Brown	$ 8,200,000	$ 8,800,000	7%	Merit
Mr. Ghai	$ 1,300,000	$ 1,600,000	23%	Merit and market adjustment
Mr. Duffy	$ 1,100,000	$ 1,200,000	9%	Merit
Mr. Mehnert	$ 1,150,000	$ 1,150,000	0%	—
Mr. Mikuen	$ 1,100,000	$ 1,200,000	9%	Merit

These target values were allocated as follows:

>	50% as performance share units;

>	25% as stock options; and

>	25% as restricted stock units.

This was the same mix of types of equity-based compensation used for fiscal 2018 awards and was determined based on the retention value of each type, trends within our compensation comparison peer group and in the market, its anticipated effect of mitigating shareholder dilution and PM’s recommendation.

For information related to grants to our named executive officers in respect of fiscal 2019 annual cycle equity awards of (1) Fiscal 2019-2021 Cycle PSUs, (2) stock options and (3) restricted stock units, and related terms and conditions, see the Grants of Plan-Based Awards in Fiscal 2019 Table on page 72 and related notes, and with respect to performance share units, also see the discussion below under “Performance Measures and Weightings for Fiscal 2019-2021 Cycle PSU Awards.”

For information related to equity awards prior to fiscal 2019 and related terms and conditions, see the notes to the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and related notes.

METRICS FOR PERFORMANCE SHARE UNITS

The graphic below shows the financial performance measures and their relative weighting for Fiscal 2019-2021 Cycle PSUs granted in fiscal 2019 to named executive officers of Harris under our Equity Incentive Plan, as approved early in fiscal 2019 in accordance with the discussion above.

As reflected in the graphic, the financial performance measures and weightings were:

>	three-year EPS CAGR for the fiscal 2019-2021 performance period, weighted at 50%; and

>	average annual return on invested capital (“ROIC”) for the fiscal 2019-2021 performance period, weighted at 50%.

The weighted payout percentage, as calculated from financial results relative to the targets for those performance measures, was subject to potential upward or downward adjustment by as much as 33% based on our percentile ranking for our TSR performance over the fiscal 2019-2021 performance period compared with companies in the S&P 500.

The Harris Board and the Harris Compensation Committee chose the EPS CAGR and ROIC financial performance measures, weighted equally, based on their business judgment that these measures would motivate elements of performance that management could influence directly and also would improve EPS and capital management over the long term and create long-term shareholder value, while the relative TSR measure would promote further alignment with shareholders. As discussed earlier in this CD&A, the Harris Board and the Harris Compensation Committee also considered input received from our large shareholders regarding financial performance measures.

L3HARRIS 2019 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

Performance Measures and Weighting for Fiscal 2019-2021 Cycle PSU Awards

50% 3-YEAR EPS CAGR	50% 3-YEAR AVERAGE ANNUAL ROIC

EPS (Earnings Per Share) is an indicator of profitability, often considered an important factor in determining a share’s price; impacted by our operating income, our tax rate and the number of shares outstanding. Calculated as follows:

net income (after tax)/diluted weighted-average shares of common stock outstanding

CAGR (Compound Annual Growth Rate) is a common metric of annualized growth, which we calculate over 3 years to coincide with the 3-year performance period.

ROIC (Return on Invested Capital) is an indicator of efficiency in using capital to generate returns (allocating capital to profitable investments). Calculated for each year as follows, and then averaged over the 3-year performance period:

net operating profit (after tax)/debt + equity + minority interest - cash

RELATIVE TSR PAYOUT ADJUSTMENT

Payouts are subject to adjustment of up to +/- 33% based on relative TSR.

TSR (Total Shareholder Return) measures cumulative value to shareholders through stock price appreciation and dividends. Relative TSR compares our TSR percentile ranking with the ranking of companies in the S&P 500 (a broad market index of companies with which we compete for shareholder investment).

The financial performance measures and their relative weighting for Fiscal 2019-2021 Cycle PSUs were the same as for Fiscal 2017-2019 Cycle PSUs granted in fiscal 2017 and for Fiscal 2018-2020 Cycle PSUs granted in fiscal 2018.

FISCAL 2017-2019 CYCLE PSU AWARDS: PAYOUTS DETERMINED IN FISCAL 2019

Fiscal 2017-2019 Cycle PSUs: Financial Performance Measures, Performance Targets and Payout Percentages

The graphics below show the financial performance measures and their associated performance targets, as well as how varying levels of performance would result in different payout percentages, for Fiscal 2017-2019 Cycle PSU awards for named executive officers of Harris under the Equity Incentive Plan, as approved early in fiscal 2017. (As noted above, these were the same financial performance measures approved for Fiscal 2019-2021 Cycle PSUs, which are explained in the graphic above.) As the graphics below show, varying performance levels were linked to specific resulting payout percentages, with performance below threshold (set at 80% of target performance) resulting in a payout percentage of zero.

Relationship Between Performance and Payout Percentage

EPS CAGR

The graphic at right shows how the potential relative TSR
performance payout adjustment (up to +/-33%) was
dependent on our percentile ranking for TSR performance
over the fiscal 2017-2019 performance period compared
with companies in the S&P 500.

Average Annual ROIC

Relative TSR Payout Adjustment

56	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

As noted elsewhere, due to the then-impending closing of the L3Harris Merger, payouts in respect of Fiscal 2017-2019 Cycle PSU awards were determined and approved on June 28, 2019, immediately before our fiscal 2019 ended, and in advance of the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement). Due to this timing, payout determinations were made based on adjusted results for fiscal 2017 and 2018 and the latest estimates of results for fiscal 2019 (which were as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019) adjusted to exclude the benefit from tax reform and changes in revenue recognition and with TSR calculated through May 31, 2019. If payout determinations had been made using similarly adjusted actual results for fiscal 2019 instead of the latest estimates available at the time, then that would have yielded a higher payout percentage than the percentage used for the approved payouts.

The first table below shows the results for each financial performance measure and how we used those results, including the adjustment for relative TSR performance, to calculate the weighted payout percentage for the Fiscal 2017-2019 Cycle PSU awards.

The second table shows how we used this weighted payout percentage to calculate the resulting payouts in shares of our common stock to each named executive officer in respect of the Fiscal 2017-2019 Cycle PSU awards.

Fiscal 2017-2019 Cycle PSU Awards: Results and Payout Percentages

Financial Performance Measure	Original Target	Adjusted Target(1)	Result(2)	Adjusted Result(3)	Adjusted Result Relative to Adjusted Target	Resulting Payout %	Weighted Payout %	Relative TSR Payout Adjustment(4)	Approved Weighted Adjusted Payout %
EPS CAGR	7.3%	—	16.8%	11.6%	158.9%	150.0%	118.6%	+33.0%	157.7%
Average Annual ROIC	12.8%	13.6%	12.6%	12.9%	94.9%	87.1%

(1)	As a result of our fiscal 2017 divestitures of our government IT services business and our Harris CapRock Communications commercial business (which are reported as discontinued operations), our average annual ROIC target was adjusted to be reflective of our continuing operations by substituting a new annual ROIC for each of fiscal 2017-2019 for our continuing operations based on our original fiscal 2017-2019 strategic plan, which had the effect of increasing our average annual ROIC target.

(2)	The EPS CAGR result reflects the latest estimate of EPS for fiscal 2019 (as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019). The average annual ROIC result reflects historical ROIC results for fiscal 2017 and 2018 and the latest estimate of ROIC for fiscal 2019 (as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019). If payout determinations had been made using actual results for fiscal 2019 instead of the latest estimates available at the time, similarly adjusted as described below, then that would have yielded a higher EPS CAGR result and higher average annual ROIC result, and thus, a higher weighted adjusted payout percentage than the approved 157.7% shown.

(3)	EPS CAGR – Our EPS CAGR result was decreased by calculating the result using (i) starting EPS of $5.14, reflecting our previously published amount for non-GAAP EPS from continuing operations for fiscal 2016 (GAAP EPS from continuing operations of $4.87 adjusted by $0.27 for the per share impact of charges for transaction, financing, integration, restructuring and other costs, primarily related to our acquisition of Exelis Inc. (“Exelis”)) and (ii) ending EPS of $7.14, reflecting a decrease of $1.04 (for the per share impact of unplanned benefits to EPS related to tax reform and changes in revenue recognition) from ending EPS of $8.18 based on the latest estimate of EPS for fiscal 2019 (as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019).

ROIC – Our average annual ROIC result was adjusted by calculating the result using (i) $14 million higher operating income for fiscal 2018 by excluding $12 million for a non-cash charge from an adjustment for deferred compensation and $2 million for charges related to other items (consistent with approvals of fiscal 2018 Annual Incentive Plan payouts and fiscal 2016-2018 performance share unit payouts); (ii) $50 million lower debt for fiscal 2018, reflecting the exclusion of incremental debt attributable to “make-whole” and other costs in connection with refinancing $800 million of long-term debt late in fiscal 2018 (consistent with approval of fiscal 2016-2018 performance share unit payouts); and (iii) $244 million higher operating income for fiscal 2019 by including $188 million of pension income due to changes in accounting standards related to pension income and excluding $56 million of charges for L3Harris Merger deal and integration expenses.

(4)	Our TSR performance for Fiscal 2017-2019 Cycle PSU awards, as calculated through May 31, 2019, compared with companies in the S&P 500 exceeded the 80th percentile and resulted in an upward payout adjustment of 33%.

Fiscal 2017-2019 Cycle PSU Awards: Payouts

	Performance Share Units Granted	Approved Weighted Adjusted Payout %	Shares Paid Out
Mr. Brown	46,900		73,961
Mr. Ghai	7,055		11,126
Mr. Duffy	6,135	157.7%	9,675
Mr. Mehnert	7,055		11,126
Mr. Mikuen	6,135		9,675

See the Option Exercises and Stock Vested in Fiscal 2019 Table on page 77 and related notes for additional information regarding these payouts.

L3HARRIS 2019 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

In determining the payouts for the Fiscal 2017-2019 Cycle PSU awards, our original targets and results were adjusted as permitted under our Equity Incentive Plan by the Harris Compensation Committee, and in the case of our CEO, by the independent directors of the Harris Board, as shown in the tables above and related notes. These adjustments were made in accordance with the same guidelines for adjusting targets and results adopted by the Harris Compensation Committee with respect to our Annual Incentive Plan, as discussed above.

FISCAL 2018-2020 CYCLE PSU AND FISCAL 2019-2021 CYCLE PSU AWARDS: ACCELERATED PAYOUTS (RESULTING FROM L3HARRIS MERGER) DETERMINED IN FISCAL 2019

As noted above, the L3Harris Merger closing triggered accelerated vesting and payouts of Fiscal 2018-2020 Cycle PSU and Fiscal 2019-2021 Cycle PSU awards pursuant to the terms and conditions of those awards. Payouts in respect of those awards were determined and approved on June 28, 2019, in anticipation of the then-impending merger and immediately before fiscal 2019 ended, but subject to completion of the L3Harris Merger (after fiscal 2019 ended), by the independent directors of the Harris Board, in the case of Harris’ CEO, and the Harris Compensation Committee, in the case of other executive officers, and prior to the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement). Consequently, those awards are reflected in the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and are not reflected in the Option Exercises and Stock Vested in Fiscal 2019 Table on page 77.

Due to this timing, payout determinations were made based on the following results (described in greater detail in the footnotes to the tables below):

>	for fiscal 2018–adjusted results;

>	for fiscal 2019–latest estimates of results (which were as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019);

>	for fiscal 2020 and fiscal 2021–results from the financial model used for the projections set forth in the Harris S-4 (adjusted in the case of fiscal 2020 EPS to exclude the unplanned benefit to EPS related to tax reform); and

>	for TSR–as calculated through May 31, 2019.

Fiscal 2018-2020 Cycle PSUs: Financial Performance Measures, Performance Targets and Payout Percentages

The graphics below show the financial performance measures and their associated performance targets, as well as how varying levels of performance woud result in different payout percentages, for Fiscal 2018-2020 Cycle PSU awards for named executive officers of Harris under the Equity Incentive Plan, as approved early in fiscal 2018. (As noted above, these were the same financial performance measures approved for Fiscal 2019-2021 Cycle PSUs, which are explained in the graphic on page 56.) As the graphics below show, varying performance levels were linked to specific resulting payout percentages, with performance below threshold (which was set at 300 basis points below target for EPS CAGR and 80% of target for Average Annual ROIC) resulting in a payout percentage of zero.

Relationship Between Performance and Payout Percentage

EPS CAGR

The graphic at right shows how the potential relative
TSR performance payout adjustment (up to +/-33%)
was dependent on our percentile ranking for TSR
performance over the fiscal 2018-2020 performance
period compared with companies in the S&P 500.

Average Annual ROIC

Relative TSR Payout Adjustment

58	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

Fiscal 2019-2021 Cycle PSUs: Financial Performance Measures, Performance Targets and Payout Percentages

The graphics below show the financial performance measures and their associated performance targets, as well as how varying levels of performance would result in different payout percentages, for Fiscal 2019-2021 Cycle PSU awards for named executive officers of Harris under the Equity Incentive Plan, as approved early in fiscal 2019. (These financial performance measures are explained in the graphic on page 56.) As the graphics below show, varying performance levels were linked to specific resulting payout percentages, with performance below threshold (which was set at 300 basis points below target for EPS CAGR and 80% of target for Average Annual ROIC) resulting in a payout percentage of zero.

Relationship Between Performance and Payout Percentage

EPS CAGR	Average Annual ROIC

The graphic at right shows how the potential relative
TSR performance payout adjustment (up to +/-33%)
was dependent on our percentile ranking for TSR
performance over the fiscal 2019-2021 performance
period compared with companies in the S&P 500.	Relative TSR Payout Adjustment

Payouts determined in fiscal 2019. The tables below show how we determined the accelerated payouts for Fiscal 2018- 2020 Cycle PSU and Fiscal 2019-2021 Cycle PSU awards. For each of these cycle awards, respectively, the first table shows the results for each financial performance measure and how we used those results, including the adjustment for relative TSR performance, to calculate the weighted payout percentage. The second table shows how we used this weighted payout percentage to calculate resulting payouts in shares of our common stock to each named executive officer in respect of the applicable award.

Fiscal 2018-2020 Cycle PSU Awards: Results and Payout Percentages

Financial Performance Measure	Target	Result(1)	Adjusted Result(2)	Adjusted Result Relative to Target	Resulting Payout %	Weighted Payout %	Relative TSR Payout Adjustment(3)	Approved Weighted Adjusted Payout %
EPS CAGR	6.8%	16.9%	12.0%	+520bps	150.0%	128.6%	+33.0%	171.2%
Average Annual ROIC	13.6%	13.8%	14.0%	102.9%	107.4%

(1)	The EPS CAGR result reflects EPS for fiscal 2020 based on the financial model used for the projections in the Harris S-4. The average annual ROIC result reflects the historical ROIC result for fiscal 2018, the latest estimate of ROIC for fiscal 2019 (as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019), and ROIC for fiscal 2020 based on the financial model used for the projections in the Harris S-4.

(2)

EPS CAGR – Our EPS CAGR result was decreased by calculating the result using (i) starting EPS of $5.53, reflecting our previously published amount for non-GAAP EPS from continuing operations for fiscal 2017 (GAAP EPS from continuing operations of $5.12 adjusted by $0.41 for the per share impact of charges for transaction, financing, integration, restructuring and other costs, primarily related to our acquisition of Exelis) and (ii) ending EPS of $7.77, reflecting a decrease of $1.06 (for the per share impact of unplanned benefits to EPS related to tax reform) from ending EPS of $8.83 for fiscal 2020 based on the financial model used for the projections in the Harris S-4.

ROIC – Our average annual ROIC result was adjusted by calculating the result using (i) $14 million higher operating income for fiscal 2018 by excluding $12 million for a non-cash charge from an adjustment for deferred compensation and $2 million for charges related to other items (consistent with approvals of fiscal 2018 Annual Incentive Plan payouts and fiscal 2016-2018 performance share unit payouts); (ii) $50 million lower debt for fiscal 2018, reflecting the exclusion of incremental debt attributable to “make-whole” and other costs in connection with refinancing $800 million of long-term debt late in fiscal 2018 (consistent with approval of fiscal 2016-2018 performance share unit payouts); (iii) $244 million higher operating income for fiscal 2019 by including $188 million of pension income due to changes in accounting standards related to pension income and excluding $56 million of charges for L3Harris Merger deal and integration expenses; and (iv) $188 million higher operating income for fiscal 2020 due to changes in accounting standards related to pension income.

(3)	Our TSR performance for Fiscal 2018-2020 Cycle PSU awards, as calculated through May 31, 2019, compared with companies in the S&P 500 exceeded the 80th percentile and resulted in an upward payout adjustment of 33%.

L3HARRIS 2019 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS EXECUTIVE COMPENSATION DECISIONS FOR FISCAL 2019

Fiscal 2018-2020 Cycle PSU Awards: Payouts

	Performance Share Units Granted	Approved Weighted Adjusted Payout %	Shares Paid Out
Mr. Brown	36,828	171.2%	63,050
Mr. Ghai	5,839		9,996
Mr. Duffy	4,941		8,459
Mr. Mehnert	5,165		8,842
Mr. Mikuen	4,941		8,459

Fiscal 2019-2021 Cycle PSU Awards: Results and Payout Percentages

Financial Performance Measure	Target	Result(1)	Adjusted Result(2)	Adjusted Result Relative to Target	Resulting Payout %	Weighted Payout %	Relative TSR Payout Adjustment(3)	Approved Weighted Adjusted Payout %
EPS CAGR	8.9%	14.5%	14.5%	+560 bps	150.0%	127.5%	+33.0%	169.6%
Average Annual ROIC	15.1%	15.0%	15.4%	102.0%	105.0%

(1)	The EPS CAGR result reflects EPS for fiscal 2021 based on the financial model used for the projections in the Harris S-4. The average annual ROIC result reflects the latest estimate of ROIC for fiscal 2019 (as of May 24, 2019, the end of the second fiscal month of the fourth quarter of fiscal 2019), and ROIC for fiscal 2020 and fiscal 2021 based on the financial model used for the projections in the Harris S-4.

(2)	EPS CAGR – Our EPS CAGR result was calculated using (i) starting EPS of $6.50, reflecting our previously published amount for non-GAAP EPS from continuing operations for fiscal 2018 (GAAP EPS from continuing operations of $5.94 adjusted by $0.56 for the per share impact of charges for transaction, financing, integration, restructuring and other costs, primarily related to our acquisition of Exelis, and charges related to a decision to transition and exit a commercial line of business and other items, losses and other costs related to debt refinancing and one-time non-cash charges from an adjustment for deferred compensation and the impact of tax reform) and (ii) ending EPS of $9.77 for fiscal 2021 based on the financial model used for the projections in the Harris S-4.

ROIC – Our average annual ROIC result was adjusted by calculating the result using (i) $244 million higher operating income for fiscal 2019 by including $188 million of pension income due to changes in accounting standards related to pension income and excluding $56 million of charges for L3Harris Merger deal and integration expenses; and (ii) $188 million higher operating income for each of fiscal 2020 and 2021 due to changes in accounting standards related to pension income.

(3)	Our TSR performance for Fiscal 2019-2021 Cycle PSU awards, as calculated through May 31, 2019, compared with companies in the S&P 500 exceeded the 80th percentile and resulted in an upward payout adjustment of 33%.

Fiscal 2019-2021 Cycle PSU Awards: Payouts

	Performance Share Units Granted	Approved Weighted Adjusted Payout %	Shares Paid Out
Mr. Brown	29,184	169.6%	49,496
Mr. Ghai	5,307		9,001
Mr. Duffy	3,980		6,750
Mr. Mehnert	3,814		6,469
Mr. Mikuen	3,980		6,750

In determining the payouts for the Fiscal 2018-2020 Cycle PSU awards and the Fiscal 2019-2021 Cycle PSUs, our results were estimated as of May 24, 2019 for fiscal 2019 and projected for fiscal 2020 and/or fiscal 2021, as applicable, as set forth in the tables above and related notes and were adjusted as permitted under our Equity Incentive Plan by the Harris Compensation Committee, and in the case of our CEO, by the independent directors of the Harris Board, as shown in the tables above and related notes. The adjustments were made in accordance with the same guidelines for adjusting targets and results adopted by the Harris Compensation Committee with respect to our Annual Incentive Plan, as discussed above.

STOCK OPTIONS AND RESTRICTED STOCK UNITS

As noted above, the L3Harris Merger closing resulted in accelerated vesting and payouts of outstanding restricted stock unit awards and accelerated vesting of unvested stock options, in each case after the end of fiscal 2019 pursuant to the terms and conditions of those awards. For information related to outstanding restricted stock unit awards and unvested stock options, in each case at end of fiscal 2019, and related terms and conditions, see the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and related notes.

60	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS

Agreements With Mr. Brown

Brown Original Agreement. We have an employment agreement with Mr. Brown that was entered into when he accepted the position of President and Chief Executive Officer of Harris in 2011 (the “Brown Original Agreement”). The Brown Original Agreement addresses, among other things, Mr. Brown’s compensation arrangements as well as payments and benefits to be provided to him if his employment is terminated by us without “cause” or by him as a result of a “constructive termination.” The Harris Compensation Committee and the independent directors of the Harris Board approved the Brown Original Agreement in the belief that it was critical to Mr. Brown’s decision to accept employment with us and would assist in his retention. In addition, it binds Mr. Brown to certain non-compete and non-solicitation undertakings that continue to have significant value to the company.

In negotiating the compensation arrangements for Mr. Brown in the Brown Original Agreement, the Harris Compensation Committee received information, analysis and advice from PM, independent legal counsel and a national executive search firm retained by the Harris Board’s CEO search committee. The Harris Compensation Committee and the Harris Board also considered the same executive compensation objectives and competitive positioning approach used for our other executives and the substantial amount of long-term compensation that Mr. Brown forfeited to join us. As a result, Mr. Brown’s compensation arrangement addressed “ongoing” compensation and benefits as well as “transition” compensation. Elements of “ongoing” compensation and benefits provided under the Brown Original Agreement that continued in fiscal 2019 included:

>	base salary;

>	annual cash incentive opportunity under our Annual Incentive Plan;

>	eligibility for annual grants of equity-based long-term incentives; and

>	eligibility to participate in our retirement and employee welfare and benefit plans in accordance with their terms.

Brown Letter Agreement. In connection with entering into the Merger Agreement, we entered into an agreement with Mr. Brown addressing his employment following completion of the L3Harris Merger (the “Brown Letter Agreement”). The Harris Compensation Committee and the independent directors of the Harris Board approved the Brown Letter Agreement in the belief that it would assist in retaining Mr. Brown’s valued service in connection with and after the L3Harris Merger. The Brown Letter Agreement provides that:

>	Mr. Brown will serve as Chairman and Chief Executive Officer of L3Harris through the second anniversary of the closing of the L3Harris Merger (the “Initial Period”). For the one-year period thereafter (the “Subsequent Period”), he will serve as Chairman of L3Harris. On the third anniversary of the closing of the L3Harris Merger, he will retire as an officer and employee of L3Harris and will resign as a member of L3Harris’ Board of Directors.

>	During the Initial Period, Mr. Brown’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Kubasik.

>	After the closing of the L3Harris Merger, L3Harris would grant Mr. Brown a one-time integration award composed of performance stock units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee. (This award was granted in August 2019.)

>	If during the Subsequent Period there is a qualifying termination of Mr. Brown (as defined in his Executive Change in Control Severance Agreement entered into with Harris), Mr. Brown would be eligible for the compensation, benefits and other rights provided under that Executive Change in Control Severance Agreement, with such amounts determined using a “3X” multiple. In addition, his outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested, exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance stock units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Mr. Brown would also receive benefit continuation payments in lieu of providing in-kind medical and prescription drug coverage until he reaches the age of 65 (or, if earlier, the date he becomes eligible to receive comparable benefits from another employer). Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

L3HARRIS 2019 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS EMPLOYMENT AGREEMENTS

>	Upon his retirement at the end of the Subsequent Period, Mr. Brown will not receive any cash severance, but his equity awards (other than those comprising the integration award) will be treated as described above regarding a qualifying termination, and his integration award will pay or vest, as applicable, based on actual performance. In addition, Mr. Brown will receive the benefit continuation payments described above regarding a qualifying termination, and for 12 months following his retirement, have access to office space and administrative support provided by L3Harris.

>	Except as expressly modified by the Brown Letter Agreement, the terms of Mr. Brown’s pre-merger Executive Change in Control Severance Agreement with Harris and his 2011 employment agreement with Harris remain in full force and effect, including the restrictive covenants and confidentiality provisions of those agreements.

For a summary of the payments and benefits to be provided to Mr. Brown if his employment is terminated, and a description of his Executive Change in Control Severance Agreement, see the “Potential Payments Upon Termination or a Change in Control” section beginning on page 79.

Agreement With Mr. Kubasik

In connection with entering into the Merger Agreement, L3 and Mr. Kubasik, L3’s then-serving Chairman, Chief Executive Officer and President, entered into the Kubasik Letter Agreement, which addresses Mr. Kubasik’s employment following completion of the L3Harris Merger. Pursuant to approval from the L3Harris Board, L3Harris assumed the Kubasik Letter Agreement following completion of the L3Harris Merger and Mr. Kubasik’s appointment as Vice Chairman, President and Chief Operating Officer of L3Harris. The Kubasik Letter Agreement provides that:

>	Mr. Kubasik will serve as Vice Chairman, President and Chief Operating Officer of L3Harris through the Initial Period. Upon the commencement of the Subsequent Period (or, if earlier, the date that Mr. Brown ceases to serve as the Chief Executive Officer of L3Harris), Mr. Kubasik will become the Chief Executive Officer of L3Harris. On the third anniversary of the closing of the L3Harris Merger, Mr. Kubasik will also become Chairman of L3Harris.

>	During the Initial Period, Mr. Kubasik’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Brown.

>	After the closing of the L3Harris Merger, L3Harris would grant Mr. Kubasik a one-time integration award composed of performance stock units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee. (This award was granted in August 2019.)

>

In the event that L3Harris terminates him without “cause” or he terminates his employment for “good reason,” Mr. Kubasik’s outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested, exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance stock units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

>	The protection period under which Mr. Kubasik will be covered by L3’s Amended and Restated Change in Control Severance Plan (the “L3 CIC Plan”) was extended until the fourth anniversary of the closing of the L3Harris Merger, in the event of his termination without “cause” or for “good reason” (each as defined in the L3 CIC Plan and modified in the Kubasik Letter Agreement).

>	The definition of “cause” under the L3 CIC Plan as applicable to Mr. Kubasik was modified to include an act of misconduct in violation of certain L3Harris policies or federal or applicable state law regarding discrimination or sexual harassment of subordinate employees that creates a material risk of meaningful harm to L3Harris.

>	The definition of “good reason” under the L3 CIC Plan as applicable to Mr. Kubasik was modified to include the following events: failure to promote him to the contemplated new roles upon and after the closing of the L3Harris Merger; failure of Mr. Brown to cease providing services to L3Harris on or before the third anniversary of the closing of the L3Harris Merger; or L3Harris’ material breach of the Kubasik Letter Agreement. Mr. Kubasik also agreed to a limited waiver of his “good reason” rights related to his contemplated relocation to Florida, certain across-the-board changes in employee benefits and his transition to the role of Vice Chairman, President and Chief Operating Officer at the closing of the L3Harris Merger.

>	Mr. Kubasik is eligible to receive an additional payment of up to $1,250,000 for relocation-related expenses, with gross up of amounts taxed as ordinary income.

62	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION ELEMENTS

Agreement With Mr. Ghai

Mr. Ghai resigned his position as Senior Vice President and Chief Financial Officer of Harris effective upon the closing of the L3Harris Merger, but remained employed with L3Harris until July 14, 2019, to assist with transitioning his duties to his successor. Prior to his resignation, we had an amended offer letter agreement with Mr. Ghai that was entered into in connection with his promotion to Senior Vice President and Chief Financial Officer in 2016 and provided the following compensation and benefits in fiscal 2019: base salary; annual cash incentive opportunity under our Annual Incentive Plan; eligibility for annual grants of equity-based long-term incentives; and eligibility to participate in our retirement and employee welfare and benefit plans in accordance with their terms. For more information regarding Mr. Ghai’s compensation prior to his resignation, see the Fiscal 2019 Summary Compensation Table on page 69 and the related footnotes.

OTHER COMPENSATION ELEMENTS

Health and Welfare Benefits

We maintain health, welfare and other benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, basic, supplemental and dependent life insurance, basic and supplemental accidental death and dismemberment insurance and business travel insurance, as well as paid time off, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as many of our other salaried employees. We also provide liability insurance coverage to all Board-appointed officers, and our executive officers have the option to participate in a group excess liability umbrella policy at their own expense.

We offer a long-term disability plan to many of our U.S.-based employees, including our named executive officers. The plan is fully insured and provides a benefit of 60% of eligible compensation before offsets for Social Security and certain other Company- or government-provided disability or other benefits. Eligible compensation for purposes of this plan is currently limited to $400,000 per year, and we provide a supplemental long-term disability benefit of 50% of eligible compensation above $400,000 and up to $800,000, for a maximum annual supplemental benefit of $200,000.

Perquisites

We have eliminated virtually all executive perquisites (although L3 executives may continue to receive perquisites under legacy L3 compensatory plans until such plans are modified). Currently, Board-elected or appointed officers are eligible for annual Company-paid physical examinations. We believe this practice is in the best interest of our Company because the health of an executive officer is critical to his or her performance. We do not provide tax reimbursement or gross-up payments with respect to any perquisites provided solely to executive officers. Tax gross-up payments pursuant to a plan, policy or arrangement applicable to a broad base of management employees, such as a relocation or tax equalization policy, are permitted.

In consideration of the demands on our CEO’s and COO’s time, and to minimize and more effectively utilize their travel time, our Compensation Committee has authorized limited personal use of Company-owned aircraft by our CEO and COO and their family members and guests. Limits on the number of hours are set by our Compensation Committee and reviewed annually. In fiscal 2019, Mr. Brown’s personal use of Company-owned aircraft was below the limits set by the Harris Compensation Committee. Our CEO and COO are responsible for paying the tax on income imputed for such personal use of Company-owned aircraft. In very limited instances as approved by our CEO, we also may provide limited personal use of Company-owned aircraft for other executives.

Perquisites provided in fiscal 2019 represent a small portion of the total compensation of the applicable named executive officer. The dollar values ascribed to these perquisites are shown in the Fiscal 2019 Summary Compensation Table on page 69 under the “All Other Compensation” column and related notes.

Retirement Programs

TAX-QUALIFIED RETIREMENT PLAN

We maintain our Retirement Plan, which is a tax-qualified, 401(k) defined contribution retirement plan available to many of our U.S.-based employees, including our named executive officers. Subject to applicable limits under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), employees may generally contribute up to 70% of eligible compensation, with our named executive officers and certain other highly compensated employees limited to contributing

L3HARRIS 2019 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION ELEMENTS

12% of eligible compensation. In general, after one year of service we will make a matching contribution of up to 6% of eligible compensation that is contributed by a participant.

NON-QUALIFIED SUPPLEMENTAL RETIREMENT PLAN

To the extent contributions by participants to our Retirement Plan are subject to certain limitations under the Internal Revenue Code, certain of our salaried employees, including our named executive officers, may elect to participate in our Supplemental Executive Retirement Plan (“SERP”), which is an unfunded, non-qualified defined contribution plan. In addition, our Compensation Committee has discretion to provide for the deferral of other compensation under our SERP, including equity awards. The L3Harris Compensation Committee now has this same discretion.

The value of our contributions credited to our named executive officers’ accounts under our Retirement Plan and SERP is shown in the Fiscal 2019 Summary Compensation Table on page 69 under the “All Other Compensation” column and related notes. Additional information regarding our SERP and credits to accounts under our SERP is shown in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 78.

Severance Arrangements

As a general matter, most of our employees are “employees at-will.” Mr. Brown is our only named executive officer with a contract that would require us to pay cash severance upon termination of employment other than in connection with a change in control. These payments are governed by his employment agreements, discussed beginning on page 79. In addition, following completion of the L3Harris Merger, we assumed the Kubasik Letter Agreement, which would require us to pay cash severance upon termination of Mr. Kubasik’s employment other than in connection with a change in control.

Although Messrs. Mehnert and Mikuen do not have severance agreements other than in connection with a change in control (see related discussion below), we have a long-standing practice of providing reasonable severance compensation for terminating an executive’s employment without cause, based on relevant factors such as the reason for termination and length of the executive’s employment.

A description of the contractual benefits to Mr. Brown in the event of his termination can be found in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 79.

Change in Control Severance Arrangements

Prior to the L3Harris Merger, Harris had entered into change in control severance agreements with its Board-elected or appointed officers, including each of our named executive officers still employed by us (Mr. Brown, Mr. Mehnert and Mr. Mikuen). The Harris Board believed that these agreements would align the interests of our officers and shareholders during the period of an actual or rumored change in control and were necessary in some cases to attract and retain executives. Under these agreements, we would provide severance benefits to an executive if the executive is terminated without “cause” or resigns for “good reason” (such as a material adverse change in compensation or job responsibilities) within two years following a change in control. We included a “double trigger” in these agreements so that we would provide benefits only if there is both a change in control and a termination of employment. We designed these agreements to preserve the focus and productivity of our executive officers, avoid disruption and prevent attrition during a period of uncertainty. The Harris Board also believed these agreements would facilitate objective assessment of potential transactions that may be in our shareholders’ best interests but could negatively impact an executive’s future employment.

Our change in control severance agreements do not provide for gross-ups for excise taxes that may be imposed by the Internal Revenue Service (“IRS”) on payouts made to an executive. The agreements do provide for a “best net after-tax” payment approach that reduces payments and benefits to an executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis. Our Compensation Committee has determined, in its business judgment, that the substantive terms of these change in control severance agreements are competitive and reasonable.

A description of the material terms of the change in control severance agreements, as well as a summary of potential payments upon termination or a change in control for our named executive officers, can be found in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 79. This includes a discussion of how annual cash incentive awards and equity awards are treated upon a change in control.

The L3Harris Merger constituted a change in control transaction under the change in control severance agreements with the named executive officers, but the change in control severance agreements are still operative for the Harris named executive officers who remain employed by us.

64	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION POLICIES

OTHER COMPENSATION POLICIES

Recovery of Executive Compensation (“Clawback”)

Our executive compensation program permits us to recover all or a portion of any performance-based compensation, whether cash or equity, if our financial statements are restated as a result of errors, omissions or fraud. The amount that may be recovered would be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that our Compensation Committee or the independent members of our Board shall determine. The amount that may be recovered, however, may not be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.

Consideration of Risk Elements

For a disussion of our consideration of risks related to our compensation policies and practices, as well as factors mitigating those risks, see the “Relationship Between Compensation Plans and Risk” section of this proxy statement beginning on page 68.

Stock Ownership Guidelines

To further promote management’s ownership of our shares and more closely align management and shareholder interests, the L3Harris Compensation Committee has established the following stock ownership guidelines for our Board-elected or appointed officers.

Stock Ownership (as a multiple of base salary)

What counts: Shares owned outright or jointly by the executive, shares credited under any retirement plan sponsored by us, share equivalents represented by amounts deferred in the L3Harris Stock Fund account of any supplemental executive retirement plan sponsored by us, and restricted stock and restricted stock unit awards (on an after-tax basis).

What doesn’t count: Stock options, including performance stock options, and unearned performance share units.

Executives are expected to meet these ownership levels by the end of the five-year period from their date of hire or promotion into a position covered by the guidelines. Our Compensation Committee conducts an annual review to assess compliance with the guidelines. As of August 30, 2019, our named executive officers who remained employed with L3Harris met or were on track to meet the applicable stock ownership guidelines within the applicable timeframe.

Executive officers are not permitted to sell our shares (other than the sale of shares to pay the exercise price and related taxes upon the exercise of stock options) until they have satisfied the applicable guidelines. Executives age 62 or older are not subject to the guidelines.

No Repricing of Options

We have not repriced options, nor have we replaced options if our stock price declined after the grant date. The exercise price of stock options is the closing market price of our common stock on the grant date (or on the prior business day if the grant is made on a weekend or holiday). Our Compensation Committee and Board, however, also have discretion to set the exercise price of stock options higher than the closing market price of our common stock on the grant date.

L3HARRIS 2019 PROXY STATEMENT	65

 COMPENSATION DISCUSSION AND ANALYSIS OTHER COMPENSATION POLICIES

Equity Grants by CEO

As permitted under our equity incentive plans, our Board has delegated to our CEO the authority to grant equity awards to employees who are not executive officers. Such grants are subject to our equity grant policy. The annual maximum number of shares underlying the awards that may be granted pursuant to this delegation is set by our Compensation Committee, which reviews these awards annually.

Insider Trading Policy and Policy against Hedging and Pledging

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security (whether issued by us or another company) while such person is aware of material non-public information about the issuer of the security (except pursuant to an approved 10b-5 trading plan), or from providing such material non- public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities and from entering into hedging, puts, calls or other derivative transactions with respect to our securities. Our policies also prohibit directors and executives from purchasing L3Harris stock on margin, holding L3Harris stock in a margin account or otherwise pledging L3Harris stock as collateral for margin accounts, loans or any other purpose. We do permit the use of “cashless exercise” procedures to exercise stock options granted by us if such exercise complies with our insider trading and other relevant policies. None of our then-serving directors or executive officers pledged our stock during fiscal 2019. We also have procedures that require trades by directors and executive officers to be pre-cleared by our General Counsel or his staff.

Tax and Accounting Considerations

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year in excess of $1 million to its CEO or any of its four other most highly compensated executive officers as of the end of the year. In the past, certain compensation was specifically exempt from the deduction limit to the extent it was “performance-based” under Section 162(m). In evaluating whether to structure executive compensation components as performance-based and thus exempt from the deduction limit, our Compensation Committee considered the net cost to us and its ability to effectively administer executive compensation in the long-term interest of shareholders. Our Compensation Committee believed that it was important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, our Compensation Committee retained the flexibility to approve elements of compensation that it believed were consistent with the objectives of our executive compensation program, but that may not have been fully deductible. For example, sign-on bonuses and time-based restricted stock or restricted stock units granted without performance conditions were not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may have been limited.

Section 162(m) of the Internal Revenue Code was amended by the Tax Cuts and Jobs Act of 2017. Effective for taxable years beginning after December 31, 2017, the amended law eliminates the Section 162(m) exception for performance- based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and expands the definition of “covered employee” to include a company’s chief financial officer and any individual who was a covered employee of Harris in any taxable year beginning after December 31, 2016. As a result of the changes to Section 162(m), our Compensation Committee anticipates that the portion of future compensation paid to our named executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to the “grandfathered” arrangement in place as of November 2, 2017. Our Compensation Committee believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Internal Revenue Code.

NONQUALIFIED DEFERRED COMPENSATION

Under Section 409A of the Internal Revenue Code, “nonqualified deferred compensation” must be deferred and paid under plans or arrangements that satisfy certain requirements with respect to the timing of deferral elections, timing of payments and certain other matters. If these requirements are not complied with, amounts deferred under compensation arrangements that are subject to Section 409A will be currently includable in income to the employee and subject to an excise tax to be assessed on the employee. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they either are exempt from, or satisfy the requirements of, Section 409A.

ACCOUNTING FOR EQUITY-BASED COMPENSATION

Before we grant equity-based compensation awards, we consider the accounting impact of the award. This involves analyzing the award’s impact both as structured and in other possible scenarios.

66	L3HARRIS 2019 PROXY STATEMENT

COMPENSATION
COMMITTEE

REPORT

The following Report of our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report by reference therein.

This Report is submitted to the shareholders of L3Harris Technologies, Inc. by the Compensation Committee of the Board of Directors of L3Harris Technologies, Inc. (the “L3Harris Compensation Committee”). The compensation decisions for the fiscal year ended June 28, 2019 described in the “Compensation Discussion and Analysis” section of this proxy statement with respect to the named executive officers, however, were made prior to the June 29, 2019 closing of the all-stock merger involving Harris Corporation and L3 Technologies, Inc. by the independent directors of the Harris Corporation Board of Directors based on the recommendation of the Harris Corporation Management Development and Compensation Committee in the case of the CEO, and by the Harris Corporation Management Development and Compensation Committee, in the case of the other executive officers. Accordingly, the L3Harris Compensation Committee has relied on their work in submitting this Report.

The Harris Corporation Management Development and Compensation Committee, prior to the June 29, 2019 merger closing, was comprised of Thomas A. Dattilo, James F. Albaugh, Lewis Hay III and Hansel E. Tookes II, and each of those members continuing to serve on the Board of Directors of L3Harris Technologies, Inc. has reviewed and agreed with this Report.

The L3Harris Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the L3Harris Compensation Committee has recommended to the Board of Directors of L3Harris Technologies, Inc., and the Board of Directors of L3Harris Technologies, Inc. has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2019 Annual Meeting of Shareholders and incorporated by reference in L3Harris Technologies, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 28, 2019.

Submitted on September 6, 2019 by the Compensation Committee of the Board of Directors of L3Harris Technologies, Inc.

Lewis Hay III, Chairperson

Thomas A. Dattilo

Lewis Kramer

Rita S. Lane

L3HARRIS 2019 PROXY STATEMENT 67

RELATIONSHIP BETWEEN
COMPENSATION PLANS

AND RISK

In fiscal 2017, the Harris Compensation Committee and management, with the assistance of Aon Hewitt Associates LLC, conducted a review of our compensation strategies, plans, programs, policies and practices, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of our organization participate. The goal of this review was to assess whether any of our compensation strategies, plans, programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on us.

We reviewed our variable pay, sales commission and other compensation plans and considered the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan. Management and the Harris Compensation Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which included the annual incentive and long-term compensation plans that are described in the CD&A section of this proxy statement. Based on the review, management and the Harris Compensation Committee concluded that our compensation strategies, plans, programs, policies and practices did not pose material risk due to a variety of mitigating factors. These factors included:

>	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity, and delivers rewards based on sustained performance over time;

>	Our Compensation Committee’s power to set short-and long-term performance objectives for our incentive plans, which we believe are appropriately correlated with shareholder value and which use multiple financial metrics to measure performance;

>	Performance share unit awards that are tied to financial performance measures spanning overlapping three-year performance periods, creating a focus on driving sustained performance over multiple performance periods, which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one performance period;

>	The use of equity awards with vesting periods to foster retention and align our executives’ interests with those of our shareholders;

>	Capping potential payouts under both short-and long-term incentive plans to eliminate the potential for any windfalls;

>	A “clawback” policy that allows us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud;

>	Share ownership guidelines; and

>	A broad array of competitive benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their careers.

In fiscal 2019, there were no material changes to our compensation strategy, plans, programs, policies or practices, and both management and the Harris Compensation Committee again concluded that our compensation strategies, plans, programs, policies and practices were not reasonably likely to have a material adverse effect on us.

68 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION
TABLES

FISCAL 2019 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended June 28, 2019, June 29, 2018 and June 30, 2017. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving at the end of the fiscal year ended June 28, 2019. Because the L3Harris Merger and any resulting executive officer changes occurred after fiscal 2019 ended, the named executive officers shown in the following table include only executive officers of Harris (not L3 or the combined company, L3Harris). The following table and the Grants of Plan-Based Awards in Fiscal 2019 Table on page 72 should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Name and Principal Position*	Year	Salary $(1)	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $(5)	Total $
William M. Brown	2019	$1,338,462	$0	$7,491,095	$2,269,511	$3,735,000	$0	$889,464	$15,723,532
Chairman, President	2018	$1,287,500	$0	$6,974,118	$2,201,394	$2,640,000	$0	$913,101	$14,016,113
and Chief Executive	2017	$1,237,499	$0	$4,492,551	$4,198,276	$2,100,000	$0	$447,824	$12,476,150
Officer
Rahul Ghai	2019	$587,500	$0	$1,362,308	$412,649	$650,000	$0	$146,059	$3,158,516
Senior Vice President	2018	$537,499	$0	$1,105,791	$349,014	$500,000	$0	$72,075	$2,564,379
and Chief Financial	2017	$487,500	$0	$675,798	$631,220	$400,000	$0	$215,659	$2,410,177
Officer
Robert L. Duffy	2019	$543,875	$0	$1,021,607	$309,487	$550,000	$0	$126,922	$2,551,891
Senior Vice President,	2018	$523,750	$0	$935,737	$295,312	$400,000	$0	$95,550	$2,250,349
Human Resources	2017	$498,901	$0	$587,672	$548,863	$360,000	$0	$96,053	$2,091,489
and Administration
Dana A. Mehnert	2019	$566,538	$0	$978,997	$296,595	$550,000	$0	$139,591	$2,531,721
President,	2018	$551,251	$0	$978,156	$308,733	$414,585	$0	$103,788	$2,356,513
Communication	2017	$536,250	$0	$675,798	$631,220	$365,000	$0	$101,435	$2,309,703
Systems
Scott T. Mikuen	2019	$565,528	$0	$1,021,607	$309,487	$650,000	$0	$129,737	$2,676,359
Senior Vice President,	2018	$543,750	$0	$935,737	$295,312	$425,000	$0	$98,000	$2,297,799
General Counsel and	2017	$518,750	$0	$587,672	$548,863	$380,000	$0	$98,195	$2,133,480
Secretary

*	Mr. Brown became L3Harris’ Chairman and Chief Executive Officer on June 29, 2019 following completion of the L3Harris Merger. Messrs. Ghai and Duffy ceased serving in their respective executive officer capacities on June 29, 2019 upon completion of the L3Harris Merger. Mr. Mehnert served as Senior Vice President, Chief Global Business Development Officer from July 2015 to September 2018, prior to becoming President, Communication Systems.

(1)	The “Salary” column reflects the base salary amount (not base salary level) for each of our named executive officers for the respective fiscal year. Amounts shown include any portion of base salary deferred and contributed by our named executive officers to our Retirement Plan or our SERP. See the Fiscal 2019 Nonqualified Deferred Compensation Table on page 79 and related notes for information regarding contributions by our named executive officers to our SERP.

L3HARRIS 2019 PROXY STATEMENT 69

COMPENSATION TABLES FISCAL 2019 SUMMARY COMPENSATION TABLE

(2)	The “Stock Awards” column reflects the aggregate grant date fair value computed in accordance with ASC 718 for the respective fiscal year with respect to performance share units and restricted stock units granted to our named executive officers. Amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of performance share units were calculated based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to companies in the S&P 500, less a discount because dividends are not paid on performance share units during the performance period. The grant date fair values of restricted stock units were determined as of the grant date using the closing market price of our common stock on the grant date. Although dividends also are not paid during the restriction period on fiscal 2018 and 2019 restricted stock units granted to our named executive officers in August 2017 and August 2018, respectively, the grant date fair values of restricted stock units do not reflect any discounts. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.

Because dividends are not paid on performance share units during the performance period, the grant date fair values of performance share units reflect the following approximate discounts: (a) $8.54 per share for fiscal 2019 performance share units granted in August 2018; (b) $7.18 per share for fiscal 2018 performance share units granted in August 2017; and (c) $6.68 per share for fiscal 2017 performance share units granted in August 2016. Each performance share unit earned at the end of the applicable multi-year performance period and paid out receives accrued dividend equivalents in an amount equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period. Payment of such dividend equivalents is made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. Dividends declared with respect to issued and outstanding shares of our common stock were $2.74, $2.28 and $2.12 per share in fiscal 2019, 2018 and 2017, respectively. The dollar value of dividend equivalents on vested performance share units is included in the “All Other Compensation” column.

The grant date fair values of performance share units were computed based on the probable outcome of the performance conditions as of the grant date of such awards, which was at target. The respective grant date fair values of the performance share units granted in fiscal 2019, 2018 or 2017, as applicable, assuming at such grant date the maximum payment of 200% of target, would have been as follows: Mr. Brown — $10,218,486, $9,541,398 and $8,985,102; Mr. Ghai — $1,858,192, $1,512,768 and $1,351,596; Mr. Duffy — $1,393,558, $1,280,114 and $1,175,344; Mr. Mehnert — $1,335,434, $1,338,148 and $1,351,596; and Mr. Mikuen — $1,393,558, $1,280,114 and $1,175,344. See the Grants of Plan- Based Awards in Fiscal 2019 Table on page 72 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to equity awards granted in fiscal 2019 and the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and related notes for information with respect to equity awards granted prior to fiscal 2019.

(3)	The “Option Awards” column reflects the aggregate grant date fair value computed in accordance with ASC 718 for the respective fiscal year with respect to stock options granted to our named executive officers. Amounts reflect our accounting for these option grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of these option grants were calculated as of the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair values per share of our common stock underlying these option grants were as follows: (a) $30.05 per share for fiscal 2019 stock option grants in August 2018; (b) $18.59 per share for fiscal 2018 stock option grants in August 2017; and (c) $13.82 per share for fiscal 2017 stock option grants in August 2016. The assumptions used for the valuations are set forth in the Notes to our audited consolidated financial statements in our Annual Reports on Form 10-K for fiscal 2019 (Note 15), 2018 (Note 14) or 2017 (Note 15), respectively. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2019 Table on page 72 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock options granted in fiscal 2019 and the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and related notes for information with respect to stock options and performance stock options granted prior to fiscal 2019.

(4)	The “Non-Equity Incentive Plan Compensation” column reflects payouts to our named executive officers of cash amounts earned under our Annual Incentive Plan. Payouts under our Annual Incentive Plan were determined and approved by Harris’ independent directors, in the case of Mr. Brown, and the Harris Compensation Committee, in the case of our other named executive officers, (a) for fiscal 2019, on June 28, 2019, immediately before our fiscal 2019 ended (due to the then-impending closing of the L3Harris Merger and in advance of the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement)), and (b) for fiscal 2018 and 2017, in August 2018 and August 2017, respectively, and in each case, paid shortly thereafter. Amounts shown include any portion of these payouts deferred and contributed by the recipient to our Retirement Plan or our SERP. See the Fiscal 2019 Nonqualified Deferred Compensation Table on page 79 and related notes for information regarding contributions by our named executive officers to our SERP. For additional information about our Annual Incentive Plan and these payouts, see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal 2019 Table on page 72 and related notes.

(5)	The following table describes the components of the “All Other Compensation” column for fiscal 2019:

Fiscal 2019 All Other Compensation Table

Name	Insurance Premiums (a)	Company Contributions to Retirement Plan (b)	Company Credits to SERP (nonqualified) (c)	Perquisites and Other Personal Benefits (d)	Dividend Equivalents on Vested Stock Awards (e)	Total
William M. Brown	$4,290	$6,231	$232,361	$118,500	$528,082	$889,464
Rahul Ghai	$1,426	$4,154	$61,039	$—	$79,440	$146,059
Robert L. Duffy	$1,231	$10,126	$46,485	$—	$69,080	$126,922
Dana A. Mehnert	$1,318	$2,631	$56,202	$—	$79,440	$139,591
Scott T. Mikuen	$1,280	$9,792	$49,585	$—	$69,080	$129,737

(a)	Reflects the dollar value of premiums paid by us for life insurance for our named executive officers under our broad-based group basic life insurance benefit.

(b)	Reflects our contributions credited to accounts of our named executive officers under our Retirement Plan, which is a tax-qualified, defined contribution plan.

(c)	Reflects our credits to accounts of our named executive officers under our SERP, which is an unfunded, nonqualified defined contribution retirement plan. For additional information regarding our SERP, see the Fiscal 2019 Nonqualified Deferred Compensation Table on page 79 and related notes.

70 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES FISCAL 2019 SUMMARY COMPENSATION TABLE

(d)	The amount for Mr. Brown was for personal use of Company-owned aircraft. The incremental cost to us of personal use of Company-owned aircraft is calculated based on our average variable operating costs, which include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. Our total annual variable operating costs are divided by the annual number of miles the Company-owned aircraft flew to derive an average variable cost per mile, which is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of Company-owned aircraft is imputed at “Standard Industry Level” rates to the applicable named executive officers, who do not receive any gross-up for payment of taxes for such imputed income. The amount related to the loss of tax deduction to us due to the personal use of Company-owned aircraft under the Internal Revenue Code is not included.

No amount is reported for Messrs. Ghai or Duffy because the total incremental cost per individual to us was less than $10,000. Amounts for Messrs. Mehnert and Mikuen were $0.

As noted above, we also offer a supplemental long-term disability benefit to employees with eligible compensation in excess of $400,000 and offer our executives the option to participate in a group excess liability umbrella policy. No premiums are payable by us for these benefits and there is no incremental cost reflected for our named executive officers.

Certain Company-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the Company-owned aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to us. We also have Company-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Company-purchased event tickets. No amounts are included because there is no incremental cost to us of such personal use. For a discussion of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(e)	Reflects the dollar value of dividend equivalents paid in cash to our named executive officers with respect to performance share units ultimately earned for the fiscal 2017-2019 three-year performance period. The value of such dividend equivalents was not factored into the grant date fair value of the underlying performance share units.

Salary and Bonus as a Proportion of Fiscal 2019 Total Compensation

Using the amounts shown under the “Salary” and “Bonus” and “Total” columns in the Fiscal 2019 Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of such named executive officer’s fiscal 2019 total compensation was as follows:

Name	Salary and Bonus as Proportion of Fiscal 2019 Total Compensation
William M. Brown	8.5%
Rahul Ghai	18.6%
Robert L. Duffy	21.3%
Dana A. Mehnert	22.4%
Scott T. Mikuen	21.1%

L3HARRIS 2019 PROXY STATEMENT 71

COMPENSATION TABLES GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019 TABLE

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019 TABLE

The following table provides information about cash (non-equity) and equity incentive compensation plan-based awards granted to our named executive officers in fiscal 2019, including: (1) the grant date and approval date of equity awards; (2) the range of cash payouts that were possible in respect of awards under our Annual Incentive Plan and our Performance Reward Plan; (3) the range of performance share units that may be earned in respect of grants under performance share unit awards; (4) grants under restricted stock unit awards; (5) the number of shares underlying, and exercise price of, stock option grants; and (6) the grant date fair value of grants under performance share unit and restricted stock unit awards and stock options grants computed under ASC 718.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name/Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William M. Brown
Annual Incentive Plan	—	—	$345,000	$2,300,000	$4,600,000	—	—	—	—	—	—	—
Performance Reward Plan	—	—	$0	$0	$469,761	—	—	—	—	—	—	—
Performance share units	8/25/18	8/25/18				4,888	29,184	58,368	—	—	—	$5,109,243
Restricted stock units	8/25/18	8/25/18							14,592	—	—	$2,381,852
Stock options	8/25/18	8/25/18								75,524	$163.23	$2,269,511
Rahul Ghai
Annual Incentive Plan	—	—	$72,000	$480,000	$960,000	—	—	—	—	—	—	—
Performance Reward Plan	—	—	$0	$0	$118,484	—	—	—	—	—	—	—
Performance share units	8/24/18	8/24/18				889	5,307	10,614	—	—	—	$929,096
Restricted stock units	8/24/18	8/24/18							2,654	—	—	$433,212
Stock options	8/24/18	8/24/18								13,732	$163.23	$412,649
Robert L. Duffy
Annual Incentive Plan	—	—	$57,593	$383,950	$767,900	—	—	—	—	—	—	—
Performance Reward Plan	—	—	$0	$0	$99,626	—	—	—	—	—	—	—
Performance share units	8/24/18	8/24/18				667	3,980	7,960	—	—	—	$696,779
Restricted stock units	8/24/18	8/24/18							1,990	—	—	$324,828
Stock options	8/24/18	8/24/18								10,299	$163.23	$309,487
Dana A. Mehnert
Annual Incentive Plan	—	—	$64,125	$427,500	$855,000	—	—	—	—	—	—	—
Performance Reward Plan	—	—	$0	$0	$108,407	—	—	—	—	—	—	—
Performance share units	8/24/18	8/24/18				639	3,814	7,628	—	—	—	$667,717
Restricted stock units	8/24/18	8/24/18							1,907	—	—	$311,280
Stock options	8/24/18	8/24/18								9,870	$163.23	$296,595
Scott T. Mikuen
Annual Incentive Plan	—	—	$59,850	$399,000	$798,000	—	—	—	—	—	—	—
Performance Reward Plan	—	—	$0	$0	$103,766	—	—	—	—	—	—	—
Performance share units	8/24/18	8/24/18				667	3,980	7,960	—	—	—	$696,779
Restricted stock units	8/24/18	8/24/18							1,990	—	—	$324,828
Stock options	8/24/18	8/24/18								10,299	$163.23	$309,487

72 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019 TABLE

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of cash payouts that were possible in respect of awards under our Annual Incentive Plan (no payout is made for performance below threshold) and our Performance Reward Plan in respect of fiscal 2019 performance (no payout is made for performance at or below target). Amounts actually earned under our Annual Incentive Plan for fiscal 2019 were determined and approved by Harris’ independent directors, in the case of Mr. Brown, and the Harris Compensation Committee, in the case of our other named executive officers, on June 28, 2019, immediately before our fiscal 2019 ended (due to the then-impending closing of the L3Harris Merger and in advance of the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement)) and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2019 Summary Compensation Table on page 69. There were no payouts under our Performance Reward Plan to executive officers for fiscal 2019. For additional information related to our Annual Incentive Plan and these payouts, including financial performance measures and associated weighting and targets, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that were possible to earn at the time of grant in respect of grants under performance share unit awards under our Equity Incentive Plan in fiscal 2019 for the three-year performance period of fiscal 2019-2021.

For these grants, the number of shares that were possible to earn at the time of grant ranged from 0% to a maximum of 200% of the target number of performance share units based on the extent of weighted achievement of targets for three-year EPS CAGR and average annual ROIC for the performance period, subject to possible adjustment based on our relative TSR compared with companies in the S&P 500. For additional information related to the performance measures and associated weighting and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. (As noted in the “Compensation Discussion and Analysis” section of this proxy statement, due to the then-impending closing of the L3Harris Merger and resulting accelerated vesting and payouts of these performance share unit awards to be triggered by the L3Harris Merger closing pursuant to the terms and conditions of these awards, payouts in respect of these awards were determined and approved on June 28, 2019, by Harris’ independent directors, in the case of Harris’ CEO, and the Harris Compensation Committee, in the case of other executive officers, immediately before our fiscal 2019 ended, and in advance of such accelerated vesting and payouts triggered by the L3Harris Merger closing and the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement).) For these grants, cash dividend equivalents are not payable during the performance period on performance share units, and instead, each performance share unit earned and paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the performance period, with payment of such dividend equivalents to be made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. For these grants, an executive officer must remain employed with us through the last day of the performance period to earn an award, although, subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, a pro-rata portion of the award will be earned if employment terminates as a result of death, disability or retirement after age 55 with 10 or more years of full-time service. For employment termination as a result of death or disability, performance share units granted in fiscal 2019 are pro-rated based on target and the period worked during the performance period and paid out promptly. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 79 for the treatment of performance share units in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted stock units granted under our Equity Incentive Plan in fiscal 2019. For these grants, cash dividend equivalents are not payable during the restriction period on restricted stock units, and instead, each restricted stock unit paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the restriction period, with payment of such dividend equivalents to be made in cash at the time of the actual payout of restricted stock units after completion of the restriction period. In the case of death or disability, subject to a minimum one-year holding period, or upon a change in control, these restricted stock units will immediately vest. In the case of retirement after age 55 with 10 or more years of full-time service, or involuntary termination of employment by us other than for misconduct, subject to a minimum one-year holding period, these restricted stock units will vest and be pro-rated. For additional information related to the terms and conditions of restricted stock units granted by us, see the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and related notes. (These restricted stock units immediately vested on June 29, 2019, after the end of our fiscal 2019, as a result of the L3Harris Merger closing (which constituted a change in control pursuant to the terms and conditions of these restricted stock units) and were paid out soon thereafter.)

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of shares of our common stock underlying stock options granted under our Equity Incentive Plan in fiscal 2019, which expire no later than 10 years from the grant date. These options vest in equal installments of one-third each on the first, second and third anniversary of the grant date, subject to the recipient’s continued employment through the applicable vesting date. In the case of death or disability, subject to a minimum one-year holding period, or in the case of a change in control, these options will immediately vest and become exercisable. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2019 Fiscal Year End Table on page 74 and related notes. (These options immediately vested on June 29, 2019, after the end of our fiscal 2019, as a result of the L3Harris Merger closing, which constituted a change in control pursuant to the terms and conditions of these options.)

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price per share for the stock options at the time of grant, which was the closing market price per share of our common stock on the grant date or, if the grant is made on a weekend or holiday, the closing market price per share of our common stock on the preceding business day.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value computed in accordance with ASC 718 of performance share units (at target), restricted stock units and stock options granted in fiscal 2019. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions.

The grant date fair values of performance share units were computed based on the probable outcome of the performance conditions as of the grant date of such awards, which was at target. The grant date fair values of performance share units granted in fiscal 2019 were calculated based on a multifactor Monte Carlo valuation model that simulates our stock price and TSR relative to other companies in the S&P 500 (which yielded a valuation of approximately $183.61 per share), less a discount (approximately $8.54 per share) because dividends are not paid on performance share units during the performance period, for a grant date fair value of $175.07 per share.

The grant date fair values of restricted stock units were determined as of the grant date using the $163.23 closing market price of our common stock on the grant date.

The grant date fair values of stock option grants were calculated at the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair value per share of our common stock underlying stock options granted to our named executive officers in fiscal 2019 was $30.05 per share.

The assumptions used for the valuations are set forth in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 28, 2019. These amounts reflect our accounting for these grants and do not necessarily correspond to the actual values that may be realized by our named executive officers.

L3HARRIS 2019 PROXY STATEMENT 73

COMPENSATION TABLES OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END TABLE

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END TABLE

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of June 28, 2019. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

		Option Awards					Stock Awards
								Equity Incentive Plan Awards:
Name/Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
William M. Brown
11/1/2011	366,552	0	—	$36.66	11/1/2021	33,006	$6,242,425	73,656	$13,930,559
8/25/2012	181,600	0	—	$46.53	8/25/2022			58,368	$11,039,140
8/23/2013	177,900	0	—	$56.97	8/23/2023			132,024	$24,969,699
8/23/2014	138,000	0	—	$71.02	8/23/2024
8/28/2015	390,290	0	—	$77.54	8/28/2025
8/27/2016	202,547	101,273	—	$90.84	8/27/2026
8/25/2017	39,477	78,952	—	$119.66	8/25/2027
8/25/2018	0	75,524	—	$163.23	8/25/2028
	1,496,366	255,749
Rahul Ghai
6/1/2015	23,100	0	—	$79.70	6/1/2025	5,574	$1,054,211	11,678	$2,208,660
8/28/2015	12,890	0	—	$77.54	8/28/2025			10,614	$2,007,426
8/26/2016	30,454	15,226	—	$90.84	8/26/2026			22,292	$4,216,086
8/25/2017	6,259	12,517	—	$119.66	8/25/2027
8/24/2018	0	13,732	—	$163.23	8/24/2028
	72,703	41,475
Robert L. Duffy
8/28/2015	36,820	0	—	$77.54	8/28/2025	4,461	$843,709	9,882	$1,868,983
8/26/2016	26,480	13,240	—	$90.84	8/26/2026			7,960	$1,505,475
8/25/2017	5,296	10,591	—	$119.66	8/25/2027			17,842	$3,374,458
8/24/2018	0	10,299	—	$163.23	8/24/2028
	68,596	34,130
Dana A. Mehnert
8/22/2014	30,800	0	—	$71.02	8/22/2024	4,490	$849,194	10,330	$1,953,713
8/28/2015	42,350	0	—	$77.54	8/28/2025			7,628	$1,442,684
8/26/2016	30,454	15,226	—	$90.84	8/26/2026			17,958	$3,396,397
8/25/2017	5,537	11,072	—	$119.66	8/25/2027
8/24/2018	0	9,870	—	$163.23	8/24/2028
	109,141	36,168
Scott T. Mikuen
3/1/2013	700	0	—	$47.71	3/1/2023	4,461	$843,709	9,882	$1,868,983
8/23/2013	40,000	0	—	$56.97	8/23/2023			7,960	$1,505,475
8/22/2014	30,800	0	—	$71.02	8/22/2024			17,842	$3,374,458
6/1/2015	28,860	0	—	$79.70	6/1/2025
8/28/2015	36,820	0	—	$77.54	8/28/2025
8/26/2016	26,480	13,240	—	$90.84	8/26/2026
8/25/2017	5,296	10,591	—	$119.66	8/25/2027
8/24/2018	0	10,299	—	$163.23	8/24/2028
	168,956	34,130

74 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END TABLE

(1)	All options granted are nonqualified stock options. The exercise price for all stock options is the closing market price of a share of our common stock on the grant date, except that the grants made to Mr. Brown by Harris’ independent directors on August 25, 2012, August 23, 2014, August 27, 2016 and August 25, 2018 were annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plan. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. If an option holder’s employment is terminated as a result of death, then subject to a minimum one-year vesting period, such option holder’s unvested options immediately fully vest and all options will be exercisable by such option holder’s beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date. If an option holder’s employment is terminated as a result of disability, then subject to a minimum one-year vesting period, such option holder’s unvested options immediately fully vest and all options will be exercisable until the regularly scheduled expiration date. If an option holder’s employment is terminated as a result of retirement after age 62 with 10 or more years of full-time service, then subject to a minimum one-year vesting period, such option holder’s options shall continue to vest in accordance with their vesting schedule and continue to be exercisable until the regularly scheduled expiration date. If an option holder’s employment is terminated as a result of retirement before age 62, but after age 55 with 10 or more years of full-time service, then such option holder’s options shall cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited. If an option holder’s employment is terminated by us other than for misconduct, then such option holder’s unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such involuntary termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct, then such option holder’s vested and unvested options are automatically forfeited. If an option holder voluntarily terminates or resigns employment (other than due to retirement or for good reason), then such option holder’s unvested options are automatically forfeited and vested options may be exercised until the sooner of 30 days following such voluntary termination or resignation or the regularly scheduled expiration date. Upon a change in control, outstanding unvested options immediately vest and become exercisable until the regularly scheduled expiration date.

Options granted on June 1, 2015 were performance stock options that vested on June 1, 2018 at the maximum of 200% of the target number of shares of common stock to be issued upon exercise based upon our achievement at or above 133% of target full-year run rate net synergies from the Exelis acquisition established as part of our acquisition business case as measured at the end of the three-year performance period.

(2)	The following table details the regular vesting schedule for all unvested stock options as of June 28, 2019 for each named executive officer. In general, options expire 10 years from the grant date. (All outstanding unvested options immediately vested on June 29, 2019, after the end of our fiscal 2019, as a result of the L3Harris Merger closing, which constituted a change in control pursuant to the terms and conditions of these options.)

Name	Grant Date	Option Vesting Date	Number of Shares Underlying Options
William M. Brown	8/27/2016	8/27/2019	101,273
	8/25/2017	8/25/2019	39,476
		8/25/2020	39,476
	8/25/2018	8/25/2019	25,175
		8/25/2020	25,175
		8/25/2021	25,174
Rahul Ghai	8/26/2016	8/26/2019	15,226
	8/25/2017	8/25/2019	6,259
		8/25/2020	6,258
	8/24/2018	8/24/2019	4,578
		8/24/2020	4,577
		8/24/2021	4,577
Robert L. Duffy	8/26/2016	8/26/2019	13,240
	8/25/2017	8/25/2019	5,296
		8/25/2020	5,295
	8/24/2018	8/24/2019	3,433
		8/24/2020	3,433
		8/24/2021	3,433
Dana A. Mehnert	8/26/2016	8/26/2019	15,226
	8/25/2017	8/25/2019	5,536
		8/25/2020	5,536
	8/24/2018	8/24/2019	3,290
		8/24/2020	3,290
		8/24/2021	3,290
Scott T. Mikuen	8/26/2016	8/26/2019	13,240
	8/25/2017	8/25/2019	5,296
		8/25/2020	5,295
	8/24/2018	8/24/2019	3,433
		8/24/2020	3,433
		8/24/2021	3,433

L3HARRIS 2019 PROXY STATEMENT 75

COMPENSATION TABLES OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END TABLE

(3)	These are restricted stock unit awards granted on August 25, 2017 and August 24, 2018 (August 25, 2018 in the case of Mr. Brown) that were scheduled to vest on August 25, 2020 and August 24, 2021 (August 25, 2021 in the case of Mr. Brown) if the holder is employed by us on such date. During the restriction period of restricted stock unit awards, the holder may not vote, sell, exchange, assign, transfer, pledge or otherwise dispose of the restricted stock units. Each restricted stock unit paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the restriction period, with payment of such dividend equivalents to be made at the time of the actual payout of restricted stock units after completion of the restriction period. In the event of involuntary termination other than for misconduct or retirement after age 55 with 10 or more years of full-time service prior to full vesting, subject to a minimum one-year holding period, restricted stock units will be pro-rated based on the period worked during the restriction period and paid out promptly (but subject to any delay required by U.S. Federal tax law). In the event of death or disability prior to full vesting, subject to a minimum one-year holding period, restricted stock units immediately fully vest. Upon a change in control, restricted stock units immediately vest and will be paid as soon as reasonably practicable, but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period. (These restricted stock units immediately vested on June 29, 2019, after the end of our fiscal 2019, as a result of the L3Harris Merger closing (which constituted a change in control pursuant to the terms and conditions of these restricted stock units) and were paid out soon thereafter.)

(4)	The market value shown was determined by multiplying the number of restricted stock units that had not vested as of June 28, 2019 by the $189.13 closing market price per share of our common stock on June 28, 2019, the last trading day of our fiscal 2019.

(5)	These are grants under performance share unit awards in: (a) fiscal 2018 for the three-year performance period of fiscal 2018-2020 and (b) fiscal 2019 for the three-year performance period of fiscal 2019-2021. For all of our named executive officers, the numbers of performance share units and related values as of June 28, 2019 represent the maximum possible payouts of the performance share units (200% of target), rather than payouts of the performance share units at target, in accordance with SEC rules requiring reporting of these amounts in this manner because our performance exceeded target during the last completed fiscal year or years over which performance is measured. Actual performance may cause our named executive officers to earn from 0% to 200% of the target award for such performance share units. Each performance share unit earned and paid out receives accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, paid with respect to an issued and outstanding share of our common stock during the performance period, with payment of such dividend equivalents to be made at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. In the event of death or disability, in each case, prior to full vesting, subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance share units are paid pro-rata based on target and the period worked during the performance period and paid out promptly. Upon a change in control, performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances. (As noted in the “Compensation Discussion and Analysis” section of this proxy statement, due to the then-impending closing of the L3Harris Merger and resulting accelerated vesting and payouts of these performance share unit awards to be triggered by the L3Harris Merger closing pursuant to the terms and conditions of these awards, payouts in respect of these awards were determined and approved on June 28, 2019 immediately before our fiscal 2019 ended, but subject to completion of the L3Harris Merger (after fiscal 2019 ended), by Harris’ independent directors, in the case of Harris’ CEO, and the Harris Compensation Committee, in the case of other executive officers, and in advance of such accelerated vesting and payouts triggered by the L3Harris Merger closing and the transition to the new L3Harris Board and L3Harris Compensation Committee (the memberships of which were reconstituted on June 29, 2019 in accordance with the Merger Agreement).) For more information regarding performance share units, see the Grants of Plan-Based Awards in Fiscal 2019 Table on page 72 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement. This Outstanding Equity Awards at 2019 Fiscal Year End Table does not include the performance share units granted in fiscal 2017 for the three-year performance period of fiscal 2017-2019, because these performance share units fully vested at the end of the performance period on June 28, 2019 and consequently are included in the Option Exercises and Stock Vested in Fiscal 2019 Table below under the “Stock Awards” column.

(6)	The market value shown was determined by multiplying the number of unearned and unvested performance share units (at maximum) as of June 28, 2019 by the $189.13 closing market price per share of our common stock on June 28, 2019, the last trading day of our fiscal 2019.

76 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019 TABLE

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019 TABLE

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2019, including the number of shares acquired and value realized on exercise, and (2) vesting of stock awards during or in respect of fiscal 2019, including the number of shares acquired and value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
William M. Brown	—	—	73,961	$13,988,244
Rahul Ghai	—	—	11,126	$2,104,260
Robert L. Duffy	132,014	$13,530,042	9,675	$1,829,833
Dana A. Mehnert	—	—	11,126	$2,104,260
Scott T. Mikuen	—	—	9,675	$1,829,833

(1)	Value realized on exercise of stock options was determined by multiplying the number of options exercised by the difference between the weighted-average selling price of the shares of our common stock sold on the date of exercise and the exercise price, irrespective of any taxes owed upon exercise.

(2)	Consists of shares earned and acquired on vesting of performance share unit awards, with value realized on vesting determined by multiplying the number of shares earned and vested by the $189.13 closing market price of our common stock on June 28, 2019, the last trading day of our fiscal 2019. Upon the vesting and release of performance share unit awards, shares are surrendered to satisfy income tax withholding requirements. Amounts shown for number of shares acquired and value realized on vesting, however, have not been reduced to reflect shares surrendered to cover such tax withholding obligations. The number of shares earned and acquired on vesting in fiscal 2019 in respect of performance share unit awards granted in fiscal 2017 for the three-year performance period of fiscal 2017-2019, as a percentage of the target number of units under such awards as granted in fiscal 2017, was 157.7%. For additional information with respect to payouts in respect of performance share unit awards granted in fiscal 2017 for the three-year performance period of fiscal 2017-2019, see the “Compensation Discussion and Analysis” section of this proxy statement.

L3HARRIS 2019 PROXY STATEMENT 77

COMPENSATION TABLES NONQUALIFIED DEFERRED COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION

Retirement Plan

Our Retirement Plan is a tax-qualified, 401(k) defined contribution retirement plan available to many of our U.S.-based employees. Under our Retirement Plan, participants may contribute from 1% to 70% of eligible compensation, the most significant components of which are base salary and annual incentive payments, with contributions by named executive officers and certain other highly compensated employees limited to 12% of eligible compensation. In general, following one year of service, we match up to the first 6% of eligible compensation that is contributed by a participant. In addition, at our discretion, we may make a profit sharing contribution to our Retirement Plan, but in recent years we have not done so. Instead, participants in general have been eligible to receive payments under our Performance Reward Plan in years when our operating income exceeds the target for that year. Participants receive those payments in cash unless they elect to defer either half or all of such payments to our Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code limits certain contributions to a participant’s Retirement Plan account and also limits the amount of compensation that may be considered when determining benefits under our Retirement Plan.

Participants in our Retirement Plan are immediately vested in contributions they make and are fully vested in the remainder of their account (including contributions we make) upon termination of employment on or after the attainment of age 55 or due to their disability or death. In general, participants also become fully vested in the remainder of their account after four years of employment with us (contributions we make generally are subject to four-year graduated vesting).

Supplemental Executive Retirement Plan

To the extent contributions by participants to our Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including our named executive officers, are eligible to participate in our SERP. The SERP is an unfunded, nonqualified defined contribution retirement plan intended to make up the difference between the amount actually credited to a participant’s account under our Retirement Plan and the amount that, in the absence of certain Internal Revenue Code limits, would have been credited to the participant’s account.

In addition, our Compensation Committee may, at its discretion, provide for the deferral of other compensation to executive officers under our SERP, including equity awards.

Deferred compensation under our SERP generally will be paid or commence being paid to a participant in January of the calendar year following the year in which such participant reaches age 55 or the year in which such participant’s employment terminates, whichever is later. Participants select the form in which payment will be made, typically a lump sum or annual payments over a period of 3, 5, 7, 10 or 15 years. Deferred amounts generally may not be withdrawn prior to their payment date, except to meet an “unforeseeable financial emergency,” as defined under U.S. Federal tax law, or in the event of a change in control of the Company that satisfies certain requirements of U.S. Federal tax law. Payments to “specified employees,” as defined under U.S. Federal tax law, are delayed at least six months after termination of employment (this six-month delay generally does not apply to amounts deferred prior to 2005).

The vesting provisions of our SERP are generally the same as the vesting provisions of our Retirement Plan. Participants in our SERP are immediately vested in contributions they make and are fully vested in the remainder of their account upon termination of employment on or after the attainment of age 55 or due to their disability or death. Participants also generally become fully vested in the remainder of their account after four years of employment with us (contributions we make generally are subject to four-year graduated vesting).

Earnings on amounts credited to a participant’s account in our SERP are based on participant selections among investment choices, which mirror the investment choices available under our Retirement Plan. Participants may elect that a portion of their account be deemed invested in the Company stock fund, and such amounts are credited with dividend equivalents equal to the dividends paid on our common stock, which are then deemed reinvested in the Company stock fund. No above-market or preferential earnings are paid or guaranteed on investment choices.

Amounts credited to a participant’s account in our SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” and are required to be fully funded upon a change in control of the Company. The assets in such trust are subject to the claims of our creditors, and participants are treated as our unsecured general creditors. Amounts credited to our named executive officers’ accounts in our SERP as of the end of fiscal 2019 were paid out to such named executive officers following the L3Harris Merger, which constituted a change in control pursuant to the terms and conditions of our SERP.

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COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Fiscal 2019 Nonqualified Deferred Compensation Table

The following table summarizes the amounts credited, earnings or losses and account balances for our named executive officers under our SERP. For additional information related to our SERP, see the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 78.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
William M. Brown	$512,185	$232,361	$249,711	$0	$4,634,015
Rahul Ghai	$133,923	$61,039	$30,563	$0	$418,462
Robert L. Duffy	$94,222	$46,485	$8,758	$0	$961,591
Dana A. Mehnert	$263,966	$56,202	$100,511	$0	$3,489,835
Scott T. Mikuen	$99,754	$49,585	$287,389	$0	$3,320,544

(1)	Represents contributions to our SERP of salary, annual cash incentives or other eligible compensation that have been deferred and credited during fiscal 2019. The portion representing deferral of base salary is included in the Fiscal 2019 Summary Compensation Table on page 69 in the “Salary” column for fiscal 2019. The portion representing deferral of annual cash incentives relates to deferred Annual Incentive Plan payments in fiscal 2019 in respect of fiscal 2018 performance, the amount of which is included in the Fiscal 2019 Summary Compensation Table on page 69 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2018. Any contributions by our named executive officers to our SERP of deferred Annual Incentive Plan payments in respect of fiscal 2019 performance will be contributions in the fiscal transition period ending January 3, 2020.

(2)	Represents contributions by us to our SERP credited during fiscal 2019, which are included in the Fiscal 2019 Summary Compensation Table on page 69 in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Fiscal 2019 Summary Compensation Table on page 69 because no preferential or above-market amounts are paid on balances in our SERP.

(4)	Includes amounts reported as compensation in the Fiscal 2019 Summary Compensation Table for fiscal 2018 and 2017 as follows: Mr. Brown — $1,136,808; Mr. Ghai — $155,355; Mr. Duffy — $251,599; Mr. Mehnert — $275,958; and Mr. Mikuen — $265,042.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section sets forth information regarding compensation and benefits that each of our named executive officers would receive in the event of termination of employment of such named executive officer under several different circumstances, including: (1) termination by us for cause; (2) a voluntary termination (resignation) by such named executive officer; (3) termination by such named executive officer for good reason (constructive involuntary termination); (4) involuntary termination by us without cause; (5) death; (6) disability; (7) retirement or (8) termination by us without cause or by such named executive officer for good reason following a change in control of the Company, as well as in the event of a change in control of the Company without termination of employment of such named executive officer.

Potential Termination Payments Under Brown Employment Agreements

In October 2011, our Board approved, and Harris and Mr. Brown entered into, the Brown Original Agreement providing for Mr. Brown’s employment as our Chief Executive Officer and President. In connection with entering into the Merger Agreement, we and Mr. Brown, on October 12, 2018, entered into the Brown Letter Agreement addressing Mr. Brown’s employment following completion of the L3Harris Merger. The Brown Original Agreement provided for an initial employment term that commenced on November 1, 2011 and ended on October 31, 2016, and as of November 1, 2016, the employment term automatically extended for successive one-year periods unless we or Mr. Brown provide prior written notice that the employment term would not be so extended. Under the Brown Original Agreement, we agreed to provide Mr. Brown with certain benefits in the event of termination of Mr. Brown’s employment by us without “cause” or by Mr. Brown for a “constructive termination” (as such terms are defined in the agreement).

Under the Brown Original Agreement, “cause” generally means:

>	A substantial and continual failure or refusal by him to perform his material duties under his employment agreement (other than any failure resulting from illness or disability);

>	A willful breach by him of any material provision of his employment agreement;

>	Any reckless or willful misconduct (including action or failures to act) by him that causes material harm to our business or reputation;

>	Any unexcused, repeated or prolonged absence from work by him (other than as a result of, or in connection with, sickness, injury or disability) during a period of 90 consecutive days;

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COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

>	A conviction of him for the commission of a felony (including entry of a nolo contendere plea) or an indictment of him for the commission of a felony under the U.S. Federal securities laws;

>	Embezzlement or willful misappropriation by him of our property;

>	A willful and substantial violation by him of a material Company policy that is generally applicable to all employees or all of our officers (including our Code of Conduct); or

>	A failure by him to cooperate in an internal investigation after being instructed by our Board to cooperate.

“Constructive termination” generally means, without Mr. Brown’s consent:

>	A reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable in a substantially similar manner and proportion to our other senior executive officers;

>	Our removal of him from his position as Chief Executive Officer or President (The Brown Letter Agreement providing for Mr. Brown’s role as Chairman and CEO following the L3Harris Merger consituted Mr. Brown’s consent to removal of him as President.);

>	Our assignment to him of duties or responsibilities that are materially inconsistent with his positions with us;

>	Any requirement by us that he relocate his principal place of employment to a location other than our principal headquarters;

>	Our failure to nominate him for reelection to our Board upon expiration of his term at any annual meeting of our shareholders during the term of his employment;

>	Our failure to obtain an assumption of his employment agreement by a successor of the Company;

>	Our delivery of a notice not to renew his employment term pursuant to his employment agreement; or

>	Our termination of the indemnification agreement we have entered into with him without entering into a replacement or successor agreement, or making other appropriate indemnification arrangements in favor of him, on terms reasonably acceptable to him and no less favorable to him than to our other senior executives.

Under the Brown Original Agreement, if Mr. Brown’s employment is terminated by us without cause (other than by reason of death or disability) or by Mr. Brown as a result of a constructive termination, then Mr. Brown will be entitled to receive from us compensation that has accrued but not yet been paid and, subject to his execution and delivery of a release of claims against us:

>	Pro-rated annual cash incentive compensation for the fiscal year of termination based on the achievement of performance objectives;

>	Severance payments, paid in substantially equal monthly installments over a 24-month period, in an aggregate amount equal to two times the sum of his then-current base salary and target annual cash incentive compensation for the year of termination;

>	COBRA continuation medical benefits for a period of 18 months following the termination date;

>	The stock options forming part of his “transition-related” equity awards will remain outstanding for the one-year period following termination, but in no event beyond the normal expiration period;

>	Each other time-based vesting stock option will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, at which time any remaining unvested portion of the stock options will be forfeited, and to the extent vested, will remain outstanding for the 27-month period following the termination date, but in no event beyond the normal expiration period;

>	Each performance share unit will remain outstanding and eligible to vest for the remainder of the applicable performance period if the termination date is prior to the end of the applicable performance period, with vesting subject to attainment of the applicable performance goals and to pro-ration based on the portion of the applicable performance period which has elapsed as of the termination date (with the remainder of the award forfeited); and

>	Each other equity award will be treated in the manner set forth in the applicable plan and award agreement.

Under the Brown Original Agreement, if Mr. Brown’s employment is terminated by us for cause or due to Mr. Brown’s death or disability, or upon Mr. Brown’s retirement or resignation, then Mr. Brown (or his estate or legal representative, as appropriate) will be entitled to receive from us:

>	Accrued but unpaid base salary and unpaid vacation time through the date of termination;

>	Earned but unpaid annual cash incentive compensation under our Annual Incentive Plan (or any successor plan) for the prior fiscal year;

>	Reimbursement of reasonable business expenses incurred prior to the date of termination; and

>	Other or additional compensation benefits, if any, in accordance with the terms of our applicable plans or employee benefit programs for terminated employees.

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COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Under the Brown Original Agreement, if Mr. Brown’s employment is terminated due to death or disability, then Mr. Brown (or his estate or legal representative, as appropriate) also will be entitled to receive from us the vesting of any equity-based awards then held by him, if and to the extent provided in the applicable plan and award agreements. We may, at our option, terminate Mr. Brown’s employment in the event of his disability.

The Brown Original Agreement also provides that he may not for a two-year period following termination of his employment for any reason, without our prior written consent, directly or indirectly:

>	Hold a 5% or greater equity, voting or profit participation interest in, or associate with, an enterprise that competes with us; or

>	Solicit any customer or any employee to leave us.

The Brown Original Agreement also contains a non-disparagement clause applicable during the term of his employment and for a period of two years thereafter.

If there is a change in control of the Company (including the L3Harris Merger) and Mr. Brown’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Brown will be entitled to the compensation and benefits provided under his change in control severance agreement, as modified by the Brown Letter Agreement, in lieu of any compensation or benefits receivable under the Brown Original Agreement.

The Brown Letter Agreement addressing Mr. Brown’s employment following completion of the L3Harris Merger provides that:

>	Mr. Brown will serve as Chairman and Chief Executive Officer of L3Harris through the two-year Initial Period following the L3Harris Merger. For the one-year Subsequent Period, he will serve as Chairman of L3Harris. On the third anniversary of the closing of the L3Harris Merger, he will retire as an officer and employee of L3Harris and will resign as a member of L3Harris’ Board of Directors.

>	During the Initial Period, Mr. Brown’s annual base salary is $1,450,000, his target annual cash bonus award is $2,500,000, the target value of his annual long-term incentive awards is $10,250,000 and in no case will any such compensation element be less than that paid or granted to Mr. Kubasik.

>	After the closing of the L3Harris Merger, L3Harris would grant Mr. Brown a one-time integration award composed of performance stock units with a target value of $2,500,000 (subject to certain performance-based multipliers) and performance-based non-qualified stock options with a grant date value of $5,000,000 and a ten-year term. Both components of the integration award will be subject to three-year cliff vesting and will vest (if at all) subject to continued employment and achievement of performance conditions established by the L3Harris Compensation Committee.

(This award was granted in August 2019.)

>	If during the Subsequent Period there is a qualifying termination of Mr. Brown (as defined in his Executive Change in Control Severance Agreement entered into with Harris), Mr. Brown would be eligible for the compensation, benefits and other rights provided under that Executive Change in Control Severance Agreement, with such amounts determined using a “3X” multiple. In addition, his outstanding stock options (other than those granted as part of the integration award) and restricted stock units would become fully vested, exercisable and payable (as applicable), and options would remain exercisable for their full remaining term. Outstanding performance stock units (other than those granted as part of the integration award) would remain outstanding and eligible to vest based on the attainment of performance goals. Mr. Brown would also receive benefit continuation payments in lieu of providing in-kind medical and prescription drug coverage until he reaches the age of 65 (or, if earlier, the date he becomes eligible to receive comparable benefits from another employer). Additionally, if such qualifying termination occurs in the Initial Period, the integration award would remain outstanding and eligible to vest as to a portion of the award based on the date of termination and attainment of applicable performance goals. If such qualifying termination occurs during the Subsequent Period, the integration award would remain outstanding and eligible to vest based on the greater of target performance and the actual attainment of applicable performance goals. The integration award options that vest would remain exercisable for their full term.

>	Upon his retirement at the end of the Subsequent Period, Mr. Brown will not receive any cash severance, but his equity awards (other than those comprising the integration award) will be treated as described above regarding a qualifying termination, and his integration award will pay or vest, as applicable, based on actual performance. In addition, Mr. Brown will receive the benefit continuation payments described above regarding a qualifying termination, and for 12 months following his retirement, have access to office space and administrative support provided by L3Harris.

>	Except as expressly modified by the Brown Letter Agreement, the terms of Mr. Brown’s pre-merger Executive Change in Control Severance Agreement with Harris and his 2011 employment agreement with Harris remain in full force and effect, including the restrictive covenants and confidentiality provisions of those agreements.

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COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Potential Payments Under Executive Change in Control Severance Agreements

Prior to the L3Harris Merger, the Harris Board approved change in control severance agreements for our Board-elected or appointed officers to provide continuity of management and ensure dedication of our executives in the event of a threatened or actual change in control. Under these agreements, we provide severance benefits to our Board-elected or appointed officers, including our named executive officers, if, within two years following a “change in control:”

>	The executive terminates employment for “good reason;” or

>	We terminate the executive’s employment for any reason other than for “cause” (all terms as defined in the change in control severance agreement and summarized below).

In other words, benefits are paid only on a “double trigger” basis: there must be both a change in control and a qualifying termination of employment.

Meaning of “change in control.” Under these agreements, a “change in control” generally means the occurrence of any one of the following events:

>	Any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

>	A change in the majority of our Board not approved by two-thirds of our incumbent directors;

>	The consummation of a merger, consolidation or reorganization, unless immediately following such transaction: (1) more than 60% of the total voting power resulting from the transaction is represented by shares that were our voting securities immediately prior to the transaction; (2) no person becomes the beneficial owner of 20% or more of the total voting power of our outstanding voting securities as a result of the transaction; and (3) at least a majority of the members of the board of directors of the company resulting from the transaction were our incumbent directors at the time of our Board’s approval of the execution of the initial agreement providing for the transaction;

>	Our shareholders approve a plan of complete liquidation or dissolution of L3Harris; or

>	We consummate a sale or disposition of all or substantially all of our assets.

Meaning of “good reason.” Under these agreements, “good reason” generally means:

>	A reduction in the executive’s annual base salary or current annual incentive target award;

>	The assignment of duties or responsibilities that are inconsistent in any material adverse respect with the executive’s position, duties, responsibility or status with us immediately prior to the change in control;

>	A material adverse change in the executive’s reporting responsibilities, titles or offices with us as in effect immediately prior to the change in control;

>	Any requirement that the executive: (1) be based more than 50 miles from the facility where the executive was located at the time of the change in control or (2) travel on L3Harris business to an extent substantially greater than the travel obligations of the executive immediately prior to the change in control; or

>	Failure by us to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to the change in control.

Meaning of “cause.” Under these agreements, the term “cause” generally means:

>	A material breach by the executive of the duties and responsibilities of the executive’s position; or

>	The conviction of the executive of, or plea of nolo contendere by the executive to, a felony involving willful misconduct that is materially injurious to us.

Potential cash severance payment. If triggered, the lump-sum cash severance benefit payable to an executive under the executive’s change in control severance agreement would consist of:

>	Unpaid base salary through the date of termination;

>	A pro-rated annual bonus (as determined under the change in control severance agreement);

>	Any unpaid accrued vacation pay;

>	To the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards that have been earned or became payable pursuant to the terms of any compensation plan but that have not yet been paid to the executive;

>	Two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination (following the L3Harris Merger, “three times” in the case of Mr. Brown pursuant to the Brown Letter Agreement); and

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COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

>	Two times the greatest of the executive’s (1) highest annual bonus in the three years prior to the change in control, (2) target bonus for the year in which the change in control occurred or (3) target bonus for the year in which the executive’s employment is terminated (following the L3Harris Merger, “three times” in the case of Mr. Brown pursuant to the Brown Letter Agreement).

Other potential severance benefits. In addition, if triggered, severance benefits to an executive under the executive’s change in control severance agreement include:

>	Receipt of the same level of medical, dental, accident, disability and life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable), for the two years following the date of termination, but in no event later than age 65 (following the L3Harris Merger, benefit continuation payments in lieu of providing in-kind medical and prescription drug coverage, in the case of Mr. Brown pursuant to the Brown Letter Agreement);

>	Reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination;

>	Reimbursement for recruitment or placement services of up to $4,000; and

>	Reimbursement for professional financial or tax planning services of up to $5,000 per year for the calendar year in which the termination occurs and the next calendar year.

Our executive change in control severance agreements reflect sound practices because they:

>	Do not provide for a tax gross-up of excise taxes;

>	Do provide for a “best net after-tax” payment approach that reduces payments and benefits to an executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis;

>	Do provide that we will reimburse the executive for any legal fees and costs with respect to any dispute arising under the agreement; and

>	Do provide that, not later than the date on which a change in control occurs, we are required to contribute to an irrevocable “rabbi trust” in cash or other liquid assets, an amount equal to the total payments expected to be paid under the agreements, assuming that the employment of the executives is terminated, plus the amount of trust administration and trustee fees reasonably expected to be incurred (in recognition that in certain situations payments under the agreements will be required to be deferred for up to six months following the triggering event to comply with Section 409A of the Internal Revenue Code). (This funding requirement was waived in respect of the L3Harris Merger by the counterparties to our executive change in control severance agreements.

Termination Payments Generally Available to Salaried Employees

Many of our salaried employees, including our named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include:

>	Accrued salary and pay for unused vacation;

>	Distributions of vested plan balances under our Retirement Plan or SERP; and

>	Earned but unpaid bonuses.

The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section of this proxy statement beginning on page 86 do not include these elements of compensation or benefits.

Termination of Named Executive Officers Under Various Circumstances

Note to readers: The impacts to equity awards described in the following paragraphs regarding termination under various circumstances apply only to outstanding equity awards as of the end of fiscal 2019 (not equity awards granted afterward during the fiscal transition period ending January 3, 2020).

Termination for cause. A named executive officer whose employment is terminated by us for cause is not entitled to any compensation or benefits other than those generally paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of executive compensation (“Clawback”)” in the “Compensation Discussion and Analysis” section of this proxy statement, depending on the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance share units, restricted stock units and shares of restricted stock are automatically forfeited following a termination for cause or misconduct.

L3HARRIS 2019 PROXY STATEMENT 83

COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Involuntary termination without cause. In the case of termination of employment by us without cause, Mr. Brown is entitled to compensation and benefits under the Brown Original Agreement and the Brown Letter Agreement described above, and our other named executive officers are not contractually entitled to any compensation or benefits other than those that are generally paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount would be based on relevant factors such as the reason for termination and length of the executive’s employment.

Under our Annual Incentive Plan, following an involuntary termination by us without cause, if the executive was employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro-rata based on the period worked during such fiscal year, with payment made after the fiscal year end based on our performance.

Under our equity incentive plans, following an involuntary termination by us other than for misconduct:

>	Unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date;

>	Performance share units are forfeited; and

>	Subject to a minimum one-year vesting or holding period, restricted stock units and shares of restricted stock are pro-rated based on the period worked during the restriction period and paid out promptly following involuntary termination (but subject to any delay required by U.S. Federal tax laws).

Voluntary termination/resignation. A named executive officer who voluntarily terminates or resigns employment (other than due to retirement or for good reason) is not entitled to any compensation or benefits other than those generally paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards and unvested options, performance share units, restricted stock units and shares of restricted stock are automatically forfeited following a voluntary termination or resignation. Vested options may be exercised until the sooner of 30 days following a voluntary termination or resignation or the regularly scheduled expiration date.

Death or disability. If a named executive officer’s employment is terminated as a result of death, his or her beneficiaries are eligible for benefits under the death benefit programs generally available to many of our U.S.-based employees, including basic group life insurance paid by us and supplemental group life insurance if elected and paid for by the executive. If a named executive officer’s employment is terminated as a result of disability, the executive is eligible for benefits under the disability programs generally available to many of our U.S.-based employees, which include a long-term disability income benefit and, in most cases, continuation of health and survivor and accident life insurance coverage applicable to active employees for specified periods, while disabled. In addition, in the case of death or disability:

>	Account balances in our Retirement Plan and SERP become fully vested;

>	If the executive was employed for a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro-rata based on the period worked during such fiscal year, with payment made after the fiscal year end based on our performance;

>	Subject to a minimum one-year vesting period, options immediately fully vest and, in the case of death, will be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date, and in the case of disability, will be exercisable until the regularly scheduled expiration date;

>	Subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance share units are paid pro-rata based on target and on the period worked during the performance period and paid out promptly; and

>	Subject to a minimum one-year holding period, restricted stock units and shares of restricted stock immediately fully vest.

84 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Retirement. Among our named executive officers, as of June 28, 2019, Messrs. Mehnert and Mikuen were retirement-eligible for purposes of our Retirement Plan, SERP, Annual Incentive Plan, Performance Reward Plan and our equity incentive plans. If a named executive officer’s employment is terminated as a result of retirement, such named executive officer would receive retirement benefits generally available to our retirement-eligible salaried employees. In addition:

>	Account balances in our Retirement Plan and SERP become fully vested;
>	If the executive was employed a minimum of 180 days during the fiscal year, annual incentive compensation awards are paid pro-rata based on the period worked during such fiscal year, with payment made after the fiscal year end based on our performance;
>	If after age 55 with 10 or more years of full-time service, but before age 62, options cease vesting, and options exercisable at the time of retirement remain exercisable until the regularly scheduled expiration date, but unvested options are forfeited;
>	If after age 62 with 10 or more years of full-time service, subject to a minimum one-year vesting period, options continue to vest in accordance with their vesting schedule and remain exercisable until the regularly scheduled expiration date;
>	If after age 55 with 10 or more years of full-time service, subject to a minimum holding period ending on the last day of the first fiscal year of the three-year performance period, performance share units are paid pro-rata based on the period worked during the performance period, with payment made after the end of the performance period based on our performance; and
>	If after age 55 with 10 or more years of full-time service, subject to a minimum one-year holding period, restricted stock units and shares of restricted stock are paid pro-rata based on the period worked during the restriction period, promptly following retirement (but subject to any delay required by U.S. Federal tax law).

Change in control. Cash severance payments and other severance benefits under our executive change in control severance agreements are discussed on page 82. In addition, upon a change in control, whether or not a termination occurs:

>	Annual cash incentive compensation awards under our Annual Incentive Plan are fully earned and paid out promptly following the change in control or, in certain instances, following the end of the fiscal year, in each case at not less than the target level;
>	All options immediately vest and become exercisable until the regularly scheduled expiration date;
>	All performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances; and
>	All restricted stock units and shares of restricted stock immediately vest and will be paid as soon as practicable, but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

The accelerated vesting and payouts of equity awards described in the three immediately preceding bullets were triggered by the L3Harris Merger closing (except that Fiscal 2017-2019 Cycle PSU awards already were fully earned as of the end of fiscal 2019 (prior to the L3Harris Merger closing)), and the related determination of performance share unit payouts is described in the “Compensation Discussion and Analysis” section of this proxy statement. The L3Harris Merger closing did not trigger acceleration of annual cash incentive compensation awards under our Annual Incentive Plan, because awards for fiscal 2019 already were fully earned as of the end of fiscal 2019 (prior to the L3Harris Merger closing), and the Annual Incentive Plan was amended specifically in respect of the L3Harris Merger closing after the end of fiscal 2019 to preclude a windfall from any potential claims of change in control acceleration of awards for after fiscal 2019.

L3HARRIS 2019 PROXY STATEMENT 85

COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Tables of Potential Payments Upon Termination or Change in Control

The following tables show, on an executive-by-executive basis, the amounts of the estimated incremental compensation and benefits that would be provided to each of our named executive officers in a hypothetical termination as of June 28, 2019 (as described in more detail below) under various circumstances, including termination by us for cause, voluntary termination (resignation), termination by the executive for good reason or for constructive termination, involuntary termination by us without cause, death, disability, retirement (to the extent the executive is retirement-eligible), or termination by us without cause or by the executive for good reason following a change in control of Harris, as well as in the event of a change in control of Harris without termination of employment of such executive. The actual amounts to be paid are determinable only at the time of a named executive officer’s termination of employment or a change in control.

The estimated amounts in the tables also are based on the following:

>	We have assumed that the hypothetical termination event occurred as of June 28, 2019, the last day of our fiscal 2019, and that the value of our common stock was $189.13 per share based on the closing market price on such date;
>	The applicable provisions as of June 28, 2019 in the agreements and other arrangements between the named executive officer and us, which are summarized on pages 79-85;
>	Cash severance includes multiples of salary and annual incentive compensation, but does not include paid or unpaid salary or annual incentive compensation or cash incentives earned for fiscal 2019 because a named executive officer is entitled to annual incentive compensation if employed on June 28, 2019;
>	We have not included the value of any options that were vested prior to June 28, 2019;
>	We have assumed that all unvested, in-the-money options that were not automatically forfeited on June 28, 2019 vested and were exercised on such day;
>	The value of accelerated performance share units is based on the target number of performance share units previously granted (not the performance share unit payouts approved on June 28, 2019 and triggered by the L3Harris Merger closing on June 29, 2019, as described in the “Compensation Discussion and Analysis” section of this proxy statement), includes the dollar value of dividend equivalents paid in cash with respect to such accelerated performance share units and does not include performance share units for the performance period ended June 28, 2019 because a named executive officer is entitled to such performance share units if employed on June 28, 2019 (see the Option Exercises and Stock Vested in Fiscal 2019 Table on page 77 of this proxy statement for the value associated with such performance share units);
>	The value of accelerated restricted stock units includes the dollar value of dividend equivalents paid in cash with respect to such accelerated restricted stock units;
>	We have not included any payment of the aggregate balance shown in the Fiscal 2019 Nonqualified Deferred Compensation Table on page 79 of this proxy statement;
>	We have included the estimated value of continuation of health and welfare benefits and perquisites, where applicable; and
>	For a termination by us without cause or by the named executive officer for good reason following a change in control, the “Other Benefits” line includes $4,000 for placement services, $10,000 ($5,000 per year for two years) for financial or tax planning services, $300,000 for estimated relocation assistance and an estimate of reimbursement for taxes associated with relocation assistance, in each case pursuant to our executive change in control severance agreements.

With respect to a named executive officer over the age of 55 and who has completed at least 10 years of full-time service (Messrs. Mehnert and Mikuen as of June 28, 2019), a termination of such executive’s employment with us that is within such executive’s control would be expected to be designated as retirement, as opposed to voluntary termination (resignation) or termination by such executive for good reason.

86 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

William M. Brown

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$7,300,000		$7,300,000		$0	$0	$0	$7,980,000
Value of Accelerated	$0	$0	$16,742,958	*	$16,742,958	*	$15,438,919	$15,438,919	$17,394,990	$17,394,990
or Continued Vesting
of Unvested Options
Value of Accelerated	$0	$0	$2,191,954		$2,191,954		$3,575,078	$3,575,078	$6,374,845	$6,374,845
Vesting of Unvested
Restricted Stock Units
Value of Accelerated	$0	$0	$6,585,315	*	$6,585,315	*	$6,585,315	$6,585,315	$12,749,690	$12,749,690
or Continued
Vesting of Unvested
Performance Share Units
Health and Welfare	$0	$0	$33,206		$33,206		$0	$0	$0	$58,761
Benefits
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$511,236
TOTAL	$0	$0	$32,853,433		$32,853,433		$25,599,312	$25,599,312	$36,519,525	$45,069,522

*       Under the terms of the Brown Original Agreement, if Mr. Brown’s employment is terminated by us without cause or by Mr. Brown for constructive termination, (a) each time-based vesting stock option held by Mr. Brown will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, and (b) each performance share unit is subject to vesting based on achievement of performance goals and pro-ration. Amounts shown represent the value of such unvested options that would vest during such 24-month period and of such unvested performance share units that would be pro-rated, based on the $189.13 closing market price of our common stock on June 28, 2019, the last trading day of our fiscal 2019.

The estimated incremental compensation and benefits for Mr. Brown set forth in the table above are based on a hypothetical termination of Mr. Brown as of June 28, 2019 before the closing of the L3Harris Merger and therefore do not account for the terms and conditions of, and potential increased compensation and benefits that would be paid to Mr. Brown under, the Brown Letter Agreement if a qualifying termination of Mr. Brown occurs during the Initial Period or the Subsequent Period after the closing of the L3Harris Merger. For a discussion of the terms and conditions of the Brown Letter Agreement and compensation and benefits potentially payable to Mr. Brown thereunder during the Initial Period or the Subsequent Period after the closing of the L3Harris Merger, see the “Potential Termination Payments Under Brown Employment Agreements” section of this proxy statement beginning on page 79.

Rahul Ghai

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$1,203,536	*
Value of Accelerated	$0	$0	$0	$0	$2,366,120	$2,366,120	$2,721,778	$2,721,778
Vesting of
Unvested Options
Value of Accelerated	$0	$0	$347,529	$347,529	$566,918	$566,918	$1,076,141	$1,076,141
Vesting of Unvested
Restricted
Stock Units
Value of Accelerated	$0	$0	$0	$0	$1,087,124	$1,087,124	$2,151,896	$2,151,896
Vesting of Unvested
Performance
Share Units
Health and Welfare	$0	$0	$0	$0	$0	$0	$0	$53,156
Benefits
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$511,236
TOTAL	$0	$0	$347,529	$347,529	$4,020,162	$4,020,162	$5,949,815	$7,717,743

*

Reduced by $996,464 due to the impact of the “best net after-tax” provision in Mr. Ghai’s change in control severance agreement.

L3HARRIS 2019 PROXY STATEMENT 87

COMPENSATION TABLES POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Robert L. Duffy

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$1,897,000
Value of Accelerated	$0	$0	$0	$0	$2,037,116	$2,037,116	$2,303,860	$2,303,860
Vesting of
Unvested Options
Value of Accelerated	$0	$0	$294,137	$294,137	$479,745	$479,745	$861,566	$861,566
Vesting of Unvested
Restricted
Stock Units
Value of Accelerated	$0	$0	$0	$0	$887,760	$887,760	$1,722,938	$1,722,938
Vesting of Unvested
Performance
Share Units
Health and Welfare	$0	$0	$0	$0	$0	$0	$0	$32,267
Benefits
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$511,236
TOTAL	$0	$0	$294,137	$294,137	$3,404,621	$3,404,621	$4,888,364	$7,328,867

Dana A. Mehnert

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by Harris without Cause	Death	Disability	Retirement	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$0	$1,995,000
Value of Accelerated	$0	$0	$0	$0	$2,265,735	$2,265,735	$0	$2,521,368	$2,521,368
Vesting of
Unvested Options
Value of Accelerated	$0	$0	$307,534	$307,534	$501,489	$501,489	$307,534	$867,386	$867,386
Vesting of Unvested
Restricted
Stock Units
Value of Accelerated	$0	$0	$0	$0	$905,941	$905,941	$905,941	$1,734,577	$1,734,577
Vesting of Unvested
Performance
Share Units
Health and Welfare	$0	$0	$0	$0	$0	$0	$0	$0	$58,636
Benefits
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$0	$511,236
TOTAL	$0	$0	$307,534	$307,534	$3,673,165	$3,673,165	$1,213,475	$5,123,331	$7,688,203

88 L3HARRIS 2019 PROXY STATEMENT

COMPENSATION TABLES CEO PAY RATIO

Scott T. Mikuen

Executive Benefits and Payment	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination by Executive for Constructive Termination	Involuntary Termination by Harris without Cause	Death	Disability	Retirement	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$0	$1,990,000
Value of Accelerated	$0	$0	$0	$0	$2,037,116	$2,037,116	$0	$2,303,860	$2,303,860
Vesting of
Unvested Options
Value of Accelerated	$0	$0	$294,137	$294,137	$479,745	$479,745	$294,137	$861,566	$861,566
Vesting of Unvested
Restricted
Stock Units
Value of Accelerated	$0	$0	$0	$0	$887,760	$887,760	$887,760	$1,722,938	$1,722,938
Vesting of Unvested
Performance
Share Units
Health and Welfare	$0	$0	$0	$0	$0	$0	$0	$0	$62,760
Benefits
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$0	$511,236
TOTAL	$0	$0	$294,137	$294,137	$3,404,621	$3,404,621	$1,181,897	$4,888,364	$7,452,360

CEO PAY RATIO

We are required under Item 402(u) of Regulation S-K to calculate and disclose our “CEO pay ratio.” As permitted under SEC rules for such calculation and disclosure, from our total employee population of 17,494 full-time, part-time, seasonal and temporary workers as of May 1, 2018 (other than our CEO), we excluded all 781 non-U.S. employees1 (less than 5% of total employees) and then identified the median employee based on W-2 taxable Medicare wages (Box 5) for the 12 months leading up to May 1, 2018, as reported to the Internal Revenue Service. We used the same median employee for fiscal 2019 as for fiscal 2018 in our pay ratio calculation, because there have been no changes in our employee population or employee compensation arrangements in fiscal 2019 that we believe would result in a significant change to our pay ratio disclosure. We calculated such median employee’s annual total compensation of $106,861 for fiscal 2019 in the same manner we calculated our CEO’s annual total compensation of $15,723,532 for fiscal 2019, as reported in the “Total” column of the Fiscal 2019 Summary Compensation Table on page 69. Based on this information, for fiscal 2019 the ratio of the median of the annual total compensation of all employees (other than our CEO) to the annual total compensation of our CEO was 1:147, which pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because applicable SEC rules permit various methodologies, assumptions and exclusions, such pay ratio may not be comparable to pay ratios calculated and disclosed by other companies.

1	Approximate number of non-U.S. employees excluded, by jurisdiction: Australia (175), Canada (116), Germany (78), Pakistan (25), United Arab Emirates (16), United Kingdom (310) and 10 or fewer in each of Algeria, Brazil, Estonia, France, Hong Kong, India, Japan, Italy, Malaysia, Poland, Qatar, Romania, Saudi Arabia, Singapore and Taiwan.

L3HARRIS 2019 PROXY STATEMENT 89

REPORT OF THE AUDIT

COMMITTEE OF L3HARRIS

The following Report of our Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

The role of the Audit Committee is, among other things, to assist the Board of Directors (the “Board”) of L3Harris Technologies, Inc. (previously named “Harris Corporation”) (the “Company”) in its oversight of:

>	the integrity of the Company’s financial statements;
>	the Company’s compliance with relevant legal and regulatory requirements;
>	the Company’s internal control over financial reporting;
>	the qualifications and independence of the Company’s independent registered public accounting firm; and
>	the performance of the Company’s internal audit function and independent registered public accounting firm.

The Board has determined that, in its business judgment, all members of the Company’s Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the Company’s Director Independence Standards in effect at such time.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the effectiveness of the Company’s system of internal control over financial reporting and disclosure controls and procedures. Management and the Company’s Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting practices and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm for fiscal 2019, Ernst & Young LLP (“EY”), was responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. EY also was responsible for auditing the effectiveness of the Company’s internal control over financial reporting. Representatives of EY attended all regularly scheduled meetings of the Harris Corporation Audit Committee during fiscal 2019. The Harris Corporation Audit Committee met and held discussions with management, the head of Internal Audit and EY, and discussed with the internal auditors and EY the overall scope of, and plans for, their respective audits and the identification of audit risks. The Harris Corporation Audit Committee prior to June 29, 2019, and thereafter, the Audit Committee of the Board of the Company also have met with EY and the Company’s head of Internal Audit, Principal Accounting Officer and Chief Financial Officer, with and without management present, to discuss the results of their respective examinations, the reasonableness of significant judgments, the evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. Management has represented to the Audit Committee of the Board of the Company that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In the performance of its oversight functions, the Harris Corporation Audit Committee prior to June 29, 2019, and thereafter, the Audit Committee of the Board of the Company, as applicable, have:

>	reviewed and discussed with management and EY the Company’s internal control over financial reporting, including a review of management’s report on its assessment and EY’s audit of the effectiveness of the Company’s internal control over financial reporting and any significant deficiencies or material weaknesses;
>	considered, reviewed and discussed the audited financial statements with management and EY, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies and other financial accounting and reporting principles and practices;

90 L3HARRIS 2019 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF L3HARRIS

>	discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and No. 2410, Related Parties;
>	received, reviewed and discussed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with an audit committee concerning independence, and discussed with EY its independence;
>	reviewed the services provided by EY other than its audit services and considered whether the provision of such other services by EY is compatible with maintaining its independence, discussed with EY its independence, and concluded that EY is independent from the Company and its management; and
>	reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2019 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance on the reports, reviews and discussions described in this Report, the Audit Committee of the Board of the Company has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2019, for filing with the SEC. The Audit Committee of the Board of the Company also has appointed, and has requested shareholder ratification of the appointment of, EY as the Company’s independent registered public accounting firm for the fiscal transition period ending January 3, 2020.

Submitted on August 19, 2019 by the Audit Committee of the Board of Directors of L3Harris Technologies, Inc.

Lewis Kramer, Chairperson

Sallie B. Bailey

Peter W. Chiarelli

Thomas A. Corcoran

L3HARRIS 2019 PROXY STATEMENT 91

PROPOSAL 3:

RATIFICATION OF
APPOINTMENT OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board unanimously recommends voting FOR ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal transition period ending January 3, 2020.

>	Independent accounting firm with breadth of knowledge, support and expertise of accessible national office
>	Significant industry and government contracting expertise
>	Periodic mandated rotation of audit firm’s lead engagement partner

Our Audit Committee has appointed EY to audit our books and accounts and internal control over financial reporting for the fiscal transition period ending January 3, 2020. Although not required by applicable law, our Board believes that obtaining shareholder ratification of the appointment is a sound corporate governance practice. If our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider whether to retain EY, and may either do so or hire another firm without resubmitting the matter to shareholders for approval. We expect that a representative of EY will be present at the 2019 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in our Audit Committee’s charter and as discussed above, our Audit Committee is responsible for directly appointing, compensating, retaining, terminating and overseeing our independent registered public accounting firm. Although we have a very long-standing relationship with EY, our Audit Committee frequently evaluates the independence and effectiveness of our independent registered public accounting firm and its personnel, as well as the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that our Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, our Audit Committee periodically considers issuing a request for proposal to EY and other large nationally recognized accounting firms with regard to our audit engagement. A determination to use a request for proposal process could result in a firm other than EY providing audit engagement services to us in later years. Our Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

92 L3HARRIS 2019 PROXY STATEMENT

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

EY served as our independent registered public accounting firm for the fiscal year ended June 28, 2019. In addition to the engagement to audit our annual financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, EY also was engaged by us during fiscal 2019 to perform certain tax services. The following table presents fees for professional audit services and other services rendered by EY for the fiscal years ended June 28, 2019 and June 29, 2018:

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$9,679,000	$12,243,000
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$455,000	$1,425,000
All Other Fees(4)	$0	$0
Total	$10,134,000	$13,668,000
(1)	Audit fees included fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements and other filings, comfort letter procedures, accounting and reporting consultations and statutory audits required internationally for certain of our subsidiaries.
(2)	No audit-related services were rendered or fees billed for fiscal 2019 or 2018.
(3)	Tax fees for fiscal 2019 consisted of $125,000 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $330,000 related to tax planning and tax advisory services. Tax fees for fiscal 2018 consisted of $782,000 related to tax compliance, including foreign and domestic return preparation and transfer pricing studies, and $643,000 related to tax planning and tax advisory services.
(4)	For fiscal 2019 and 2018, no professional services were rendered or fees billed for services not included within Audit Fees, Audit-Related Fees or Tax Fees.

EY did not perform any professional services related to financial information systems design and implementation for us in fiscal 2019 or fiscal 2018.

Our Audit Committee has determined that the provision of the services described above is compatible with maintaining EY’s independence.

Pre-Approval of Audit and Non-Audit Services

Under our Audit Committee Pre-Approval Policy and Procedures, our Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.

Early in each fiscal year, our Audit Committee reviews and, as it deems appropriate, pre-approves the audit services and any audit-related services, tax services and other services to be performed by our independent registered public accounting firm, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. Our Audit Committee periodically reviews the services provided to date and the actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at regularly scheduled meetings of our Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. Our Audit Committee also may revise the list of pre-approved services and related fees from time to time. All of the services described as “Audit Fees” and “Tax Fees” in the table above and related notes were pre-approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then our Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to our Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of our Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then presented to our full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by our Audit Committee or the Chairperson of our Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically approved services.

L3HARRIS 2019 PROXY STATEMENT 93

SHARE OWNERSHIP

Shares Owned By Directors, Nominees and Executive Officers

The following table shows beneficial ownership of shares of our common stock, as of August 30, 2019, by: (a) each member of our Board, including the nominees for election at the 2019 Annual Meeting; (b) our CEO and each other named executive officer; and (c) all of our then-serving directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities.

	Shares Beneficially Owned
Name	Shares Owned(1)	Shares Under Exercisable Options(2)	Total Shares Beneficially Owned(3)	Percentage of Shares
DIRECTORS AND NOMINEES
Sallie B. Bailey	492	—	492	*
Peter W. Chiarelli	1,000	—	1,000	*
Thomas A. Corcoran	21,666	—	21,666	*
Thomas A. Dattilo	1,000	—	1,000	*
Roger B. Fradin	725	—	725	*
Lewis Hay III	15,028	—	15,028	*
Lewis Kramer	19,278	—	19,278	*
Christopher E. Kubasik†	117,725	408,381	526,106	*
Rita S. Lane	1,814	—	1,814	*
Robert B. Millard	224,372	—	224,372	*
Lloyd W. Newton	11,012	—	11,012	*
NAMED EXECUTIVE OFFICERS
William M. Brown†	367,443	1,752,115	2,119,558	*
Rahul Ghai	102	—	102	*
Robert L. Duffy	218	—	218	*
Dana A. Mehnert	96,035	145,309	241,344	*
Scott T. Mikuen	65,978	203,086	269,064	*
All Directors and Executive Officers, as a group (20 persons)(4)	1,069,756	2,748,841	3,818,597	1.7%
*	Less than 1%.
†	Mr. Kubasik, our Vice Chairman, President and Chief Operating Officer, also is an executive officer. Mr. Brown, our Chief Executive Officer, also is a director and Chairman of our Board.
(1)	Includes shares over which the individual or his or her immediate family members hold or share voting and/or investment power and excludes shares listed under the “Shares Under Exercisable Options” and “Stock Equivalent Units” columns. For our named executive officers and other executive officers, includes shares owned through our retirement plan.
(2)	Includes shares underlying options granted by us that are exercisable as of August 30, 2019 and shares underlying options that become exercisable within 60 days thereafter.
(3)	Represents the total of shares listed under the “Shares Owned” and “Shares Under Exercisable Options” columns.
(4)	No directors or executive officers have pledged any shares of our common stock, nor are any such persons permitted to make any such pledge under our policies.

94 L3HARRIS 2019 PROXY STATEMENT

SHARE OWNERSHIP

Principal Shareholders

Pursuant to SEC rules requiring disclosure regarding any persons known to us to be a beneficial owner of more than 5% of our common stock, the following table shows beneficial ownership of our common stock, as of August 30, 2019, by each person who has reported to the SEC beneficial ownership of more than 5% of our common stock, based on the reports filed by these persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.	13,681,960(1)	11.6%(1)
100 E. Pratt Street
Baltimore, MD 21202

The Vanguard Group	13,451,594(2)	11.43%(2)
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	9,560,600(3)	8.1%(3)
55 East 52nd Street
New York, NY 10055

Wellington Management Group LLP, Wellington Group Holdings LLP	6,081,016(4)	5.17%(4)
and Wellington Investment Advisors Holdings LLP
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
(1)	Based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. indicating that, as of December 31, 2018, T. Rowe Price Associates, Inc. had sole voting power over 4,999,696 shares, shared voting power over 0 shares, sole dispositive power over 13,665,560 shares and shared dispositive power over 0 shares.
(2)	Based on information contained in Amendment No. 8 to Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group indicating that, as of December 31, 2018, The Vanguard Group had sole voting power over 144,182 shares, shared voting power over 34,445 shares, sole dispositive power over 13,273,532 shares and shared dispositive power over 178,062 shares.
(3)	Based on information contained in Amendment No. 10 to Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc. indicating that, as of December 31, 2018, BlackRock, Inc. had sole voting power over 8,708,012 shares, shared voting power over 0 shares, sole dispositive power over 9,560,600 shares and shared dispositive power over 0 shares.
(4)	Based on information contained in Schedule 13G filed with the SEC on February 12, 2019 by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP indicating that, as of December 31, 2018, the reporting persons had sole voting power over 0 shares, shared voting power over 3,340,060 shares, sole dispositive power over 0 shares and shared dispositive power over 6,081,016 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

Based solely on a review of the forms furnished to us, or written representations from certain persons that no Form 5 was required, we believe that all required forms were timely filed for fiscal 2019 with the exception of a Form 4 filing on behalf of William H. Gattle, formerly President, Space and Intelligence Systems, with respect to his disposition of 76.74 shares from a personal brokerage account, which was filed late.

L3HARRIS 2019 PROXY STATEMENT 95

SHAREHOLDER NOMINATIONS
AND PROPOSALS

To nominate a person for election to our Board or to present a proposal for consideration at the 2020 Annual Meeting of Shareholders to be held on April 24, 2020, a shareholder must send the nomination or proposal to our Secretary within the applicable timeframe and with the information required by our By-Laws and, if applicable, SEC regulations at the following address: L3Harris Technologies, Inc., 1025 West NASA Boulevard, Melbourne, Florida 32919. The timeframes and requirements are described in more detail below.

A nomination or proposal submitted by a shareholder that does not supply the required information about a nominee or proposal and the shareholder submitting the nomination or proposal, or that does not comply with our By-Laws, will be disregarded.

DIRECTOR NOMINATIONS BY PROXY ACCESS

To submit a nomination for inclusion in L3Harris-sponsored proxy materials pursuant to the proxy access provision of our By-Laws, written notice must be received by our Secretary no later than the close of business on October 28, 2019. The notice must include the information and documents specified in Article II, Section 11 of our By-Laws.

OTHER DIRECTOR NOMINATIONS

To submit a nomination pursuant to our By-Laws but not pursuant to the proxy access provision of our By-Laws, written notice must be received by our Secretary no later than the close of business on January 27, 2020. The notice must include the information and documents specified in Article II, Section 8 of our By-Laws. We will not be required to include the nomination in our proxy materials.

You must include the following information about the proposed nominee (and other information and documents specified in Article II, Section 8 of our By-Laws): name, age, principal occupation or employment, information as to whether the nominee is eligible for consideration as an independent director and the written consent of the nominee to serve as a director if elected and, if applicable, to be named in the proxy statement as a nominee.

Shareholders should note that the applicable timeframes described above for director nominations will change if the number of directors to be elected to our Board of Directors at the 2020 Annual Meeting of Shareholders is increased.

OTHER PROPOSALS BY SHAREHOLDERS

To submit a proposal for inclusion in L3Harris-sponsored proxy materials pursuant to SEC Rule 14a-8, written notice must be received by our Secretary no later than the close of business on February 4, 2020. The notice must include the information and documents specified in Article II, Section 8 of our By-Laws.

To submit a proposal pursuant to our By-Laws and not pursuant to SEC Rule 14a-8, written notice must be received by our Secretary no later than the close of business on January 27, 2020. The notice must include the information and documents specified in Article II, Section 8 of our By-Laws. We will not be required to include the proposal in our proxy materials.

A copy of our By-Laws is available on the Corporate Governance section of our website at www.l3harris.com/corporate-governance or may be obtained by written request to our Secretary at the address above. Further, any proxy granted with respect to the 2020 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a nomination or proposal submitted by a shareholder if notice of such nomination or proposal is not received by our Secretary within the applicable timeframe described above.

96 L3HARRIS 2019 PROXY STATEMENT

INFORMATION ABOUT THE
ANNUAL MEETING

BACKGROUND ON THE L3HARRIS MERGER

I know that L3Harris Technologies, Inc. resulted from the merger of Harris Corporation and L3 Technologies, Inc. What organizational changes occurred in connection with the merger?

In connection with the completion of the L3Harris Merger, notable organizational changes included:

>	our name changed from “Harris Corporation” to L3Harris Technologies, Inc.”;
>	shares of our common stock, which previously traded under ticker symbol “HRS” on the NYSE prior to completion of the L3Harris Merger, now are traded under ticker symbol “LHX”;
>	our Board now is comprised of 12 directors: William M. Brown, Chairman and CEO (formerly Harris’ Chairman, President and CEO); Christopher E. Kubasik, Vice Chairman, President and COO (formerly L3’s Chairman, CEO and President); 5 independent directors from the Harris Board; and 5 independent directors from the L3 Board; and
>	our fiscal year now will end on the Friday nearest December 31 — for this reason our current fiscal period (following Harris’ fiscal 2019 ended June 28, 2019) is an abbreviated fiscal transition period ending January 3, 2020.

For a more detailed summary, see our recent SEC filings on our website at www.l3harris.com or through the EDGAR filings system at www.sec.gov. The information contained on our website is not incorporated by reference into this proxy statement

Why is the compensation information in this proxy statement about named executive officers of Harris Corporation and not L3Harris Technologies, Inc.?

Due to the timing of the L3Harris Merger, the applicable rules require us to include the historical information about the compensation of the named executive officers for fiscal 2019, which include only executive officers of Harris (not L3 or the combined company, L3Harris).

ATTENDING THE MEETING

Do I need an admission ticket to attend the Annual Meeting?

All shareholders are welcome to attend the Annual Meeting. Because seating is limited, admission will be on a first-come, first-served basis. No ticket is required for admission, but for security purposes, you may be required to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport. Additionally, packages, boxes, handbags, briefcases and other items are subject to inspection.

RECEIVING PROXY MATERIALS

What is a proxy and what is a proxy statement?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation also is called a proxy. A proxy statement is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. This document you are reading is a proxy statement, and we encourage you to read it carefully.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

The rules of the SEC permit us to furnish proxy materials over the Internet. As a result, our practice is to mail to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access our proxy materials over the Internet and also may request to receive a paper copy of our proxy materials by mail. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet or to request a paper copy, as well as instructions on how you may elect to receive future proxy materials electronically on an ongoing basis.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

If you previously requested to receive paper copies of our proxy materials, we do not send you a Notice of Internet Availability of Proxy Materials. If you previously elected to receive proxy materials electronically, we send you only an e-mail containing instructions and links to the website where our proxy materials are available and to the proxy voting website.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card?

If you receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card, you own shares of L3Harris common stock in multiple

L3HARRIS 2019 PROXY STATEMENT 97

INFORMATION ABOUT THE ANNUAL MEETING

accounts with your brokers(s) and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker(s) and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www. computershare.com/investor.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy/voting instruction card contains instructions for viewing our proxy materials for the 2019 Annual Meeting of Shareholders over the Internet and how to elect to receive future proxy materials electronically by e-mail. Our proxy materials also are available on our website at www.l3harris.com/corporate-governance.

Electing to receive future proxy materials electronically will help us conserve natural resources and reduce costs. If you elect to receive future proxy materials electronically, you will receive an e-mail containing instructions and links to the website where our proxy materials are available and to the proxy voting website. Your election to receive proxy materials electronically by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Instructions for obtaining a paper copy of our proxy materials are contained in the Notice of Internet Availability of Proxy Materials and the e-mail regarding the availability of our proxy materials. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials or an e-mail regarding the availability of our proxy materials will receive a paper copy of our proxy materials by mail.

VOTING YOUR SHARES

What is a record date and who is entitled to vote at the meeting?

A record date is the date, as of the close of business on which, shareholders of record are entitled to notice of and to vote at a meeting of shareholders. The record date for the 2019 Annual Meeting is August 30, 2019 and was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of L3Harris common stock as of the close of business on August 30, 2019 are entitled to receive notice of and to vote at the 2019 Annual Meeting and at any adjournments or postponements thereof.

How many shares can be voted and what is a quorum?

You are entitled to one vote for each share of L3Harris common stock that you owned as of the close of business on August 30, 2019, and you may vote all of those shares. Only our common stock has voting rights. On the record date, there were 222,574,887 shares of our common stock outstanding and entitled to vote at the 2019 Annual Meeting and approximately 11,627 holders of record and approximately 503,891 beneficial owners holding shares in “street name.”

A quorum is the minimum number of shares that must be represented in person or by proxy for us to conduct the 2019 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2019 Annual Meeting, or 111,287,444 shares of our common stock based on the record date of August 30, 2019, will constitute a quorum to hold the 2019 Annual Meeting. If you grant your proxy over the Internet, by telephone or by your proxy/voting instruction card, your shares will be considered present at the 2019 Annual Meeting and counted toward the quorum.

What methods can I use to vote my shares?

You have a choice of voting your shares:

>	Over the Internet;
>	By telephone;
>	By mail; or
>	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote your shares, it is important to follow the instructions for your particular situation.

If you vote your shares over the Internet or by telephone, you should not return a proxy/voting instruction card.

What is the difference between a “record holder” and a “beneficial owner” holding shares in “street name”?

You are a “record holder” if your shares are registered in your name, in which case you either hold a stock certificate or have an account directly with our transfer agent, Computershare Shareowner Services. Your shares are held in “street name” if your shares are registered or held in the name of your broker, bank or other nominee, in which case you are considered the “beneficial owner” of such shares.

How do I vote my shares if I am a “record holder” (shares registered in my name)?

Voting over the Internet

Voting over the Internet is easy, fast and available 24 hours a day. You may submit your proxy/voting instruction over the Internet by following the instructions sent to you in the mailed Notice of Internet Availability of Proxy Materials, the mailed proxy/voting instruction card or the email notifying you that the proxy materials were available (as applicable). You will be able to confirm that the Internet voting system has properly recorded your vote, which will be counted immediately, and there is no need to return a proxy/voting instruction card.

Voting by telephone

Voting by telephone also is easy, fast and available 24 hours a day. If you live in the United States or Canada, you may vote by calling 1-800-690-6903 (toll-free). You will need the control number sent to you in the mailed Notice of Internet Availability of Proxy Materials, the mailed proxy/voting

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instruction card or the email notifying you that the proxy materials were available (as applicable). You will be able to confirm that the telephone voting system has properly recorded your vote, which will be counted immediately, and there is no need to return a proxy/voting instruction card.

Voting by mail

If you received a proxy/voting instruction card by mail, you can vote by completing, signing, dating and promptly mailing your proxy/voting instruction card in the accompanying postage-paid return envelope.

Voting in person at the meeting

If you plan to attend the Annual Meeting, you can vote in person. To do so, you will need to bring with you evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport.

How do I vote my shares if I am a “beneficial owner” (shares held in “street name”)?

Voting over the Internet, by telephone or by mail

If your shares are registered or held in the name of your broker, bank or other nominee (“street name”), you have the right to direct your broker, bank or other nominee how to vote your shares using the method(s) specified by your broker, bank or other nominee. If your broker, bank or other nominee participates in an Internet or telephone voting program, then you may be able to use that method, in addition to voting by mail. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in these programs.

Voting in person at the meeting

If your shares are registered or held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting to vote in person, you should contact your broker, bank or other nominee to obtain a “broker’s proxy” and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.

Can I revoke my proxy or change my vote?

If your shares are registered in your name (“record holder”), you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways to do this:

>	By sending a written notice of revocation to our Secretary at L3Harris Technologies, Inc., Attention: Secretary, 1025 West NASA Boulevard, Melbourne, Florida 32919;
>	By duly signing and delivering a proxy/voting instruction card that bears a later date;
>	By subsequently voting over the Internet or by telephone as described above; or
>	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in “street name,” you may revoke your proxy or change your vote by submitting new voting instructions to your broker, bank or other nominee.

How do I vote my shares held in the L3Harris Stock Fund through the Harris Corporation Retirement Plan, the L3 Technologies, Inc. Master Savings Plan or the Aviation Communications & Surveillance Systems 401(k) Plan?

If you are a participant in the L3Harris Stock Fund through any of the Harris Corporation Retirement Plan, the L3 Technologies, Inc. Master Savings Plan (the “Master Savings Plan”) or the Aviation Communications & Surveillance Systems 401(k) Plan (the “ACSS Plan”), you may provide voting instructions for the shares of L3Harris common stock credited to your account in the L3Harris Stock Fund to the trustee of the applicable plan over the Internet, by telephone or by mail as described above. If you do not timely provide voting instructions for those shares, then as directed by the terms of those plans, those shares will be voted by the trustee in the same proportion as the shares for which other participants in the applicable plan have timely provided voting instructions, except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

How do I vote my shares held in the Company’s Dividend Reinvestment Plan?

If you are a participant in the Company’s Dividend Reinvestment Plan (“DRIP”) administered by Computershare Trust Company, N.A., your voting instruction covers the shares of L3Harris common stock held in your DRIP account. Computershare Trust Company, N.A., as the DRIP administrator, is the shareholder of record of L3Harris common stock owned through the DRIP and will not vote those shares unless you provide it with voting instructions, which you may do over the Internet, by telephone or by mail as described above.

What happens if I return an unmarked proxy/voting instruction card?

If you properly execute and return a proxy/voting instruction card with no votes marked, your shares will be voted as recommended by our Board. Our Board’s recommendations, together with the description of each proposal, are included earlier in this proxy statement. In summary, our Board unanimously recommends you vote:

>	FOR election of all 12 of the nominees for director named in this proxy statement for a term of approximately six months expiring at the 2020 Annual Meeting of Shareholders to be held April 24, 2020 (see Proposal 1);

>	FOR approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2); and

>	FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal transition period ending January 3, 2020 (see Proposal 3).

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INFORMATION ABOUT THE ANNUAL MEETING

Could other matters be decided at the meeting?

At the date of this proxy statement, our Board did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement and did not intend to bring before the Annual Meeting any matter other than the proposals described in this proxy statement. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

How will my shares be voted if I do not provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under NYSE rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, the unvoted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum.

Under NYSE rules, brokers, banks and other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under NYSE rules as currently in effect, “routine” matters include, among other things, ratification of the appointment of an independent registered public accounting firm. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal transition period ending January 3, 2020 is the only proposal in this proxy statement that is considered “routine” under NYSE rules. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the 10th day before the Annual Meeting, your broker, bank or other nominee has the discretion to vote your shares on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal transition period ending January 3, 2020. Under NYSE rules, the proposal to elect the 12 nominees for director named in this proxy statement and the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement are not “routine” and your broker, bank or other nominee will not have the discretion to vote your shares on these proposals.

What is the required vote for each proposal?

Proposals	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1: Election of Directors	A nominee must receive more FOR votes than AGAINST votes	None	None
Proposal 2: Advisory Vote to Approve Compensation of Our Named Executive Officers as Disclosed in this Proxy Statement	A majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal must vote FOR this proposal	Counted as a vote AGAINST	None
Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm	A majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal must vote FOR this proposal	Counted as a vote AGAINST	None

Who pays for the solicitation of proxies?

We actively solicit proxy participation by Internet, by telephone, by e-mail, by letter or in person. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing of proxy and solicitation materials. In addition, we request and encourage brokers and other custodians, nominees and fiduciaries to make available, forward or supply proxy and solicitation materials to our shareholders, and, upon request, we will reimburse them for their expenses in accordance with the fee schedule approved by the NYSE, as applicable. Our officers, directors and employees may, by telephone, e-mail or letter, or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We also have engaged Georgeson LLC to assist in the solicitation of proxies for a fee not to exceed $12,500 plus reimbursement of out-of- pocket expenses.

Who will tabulate and oversee the vote?

Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate and oversee the vote.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to disclose final results in a Current Report on Form 8-K, which we will file with the SEC and make available through the Investors section of our website at www.l3harris.com/investors within four business days of the Annual Meeting (or, if final results are not available at that time, within four business days of the date on which final results become available).

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INFORMATION ABOUT THE ANNUAL MEETING

Annual Report on Form 10-K

Our Annual Report on Form 10-K for our fiscal year ended June 28, 2019 has been filed with the SEC and is available on the Investors section of our website at www.l3harris.com/investors. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by calling (321) 727-9100 or writing to our Secretary at:

L3Harris Technologies, Inc.
1025 West NASA Boulevard
Melbourne, Florida 32919

Shareholder List

A list of our shareholders of record as of the record date of August 30, 2019 will be available for examination for any purpose germane to the 2019 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least 10 calendar days prior to, and also at, the 2019 Annual Meeting of Shareholders.

By Order of the Board of Directors

Scott T. Mikuen

Senior Vice President, General Counsel and Secretary

Melbourne, Florida
September 10, 2019

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APPENDIX A: RECONCILIATION OF GAAP TO
NON-GAAP FINANCIAL MEASURES

To supplement our operating income, net income, income from continuing operations per diluted common share and net cash provided by operating activities financial measures presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide the non-GAAP financial measures shown in the reconciliation table below, which have been adjusted to include, exclude or deduct certain costs, charges, expenses, losses or other amounts, because we believe that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. We also believe that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as guides in our forecasting, budgeting and long-term planning processes, and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

NON-GAAP OPERATING INCOME (in millions)	FY2018	FY2019
GAAP operating income	$920	$1,092
Adjustments(a) (b)	$64	$65
Non-GAAP operating income	$984	$1,157

ADJUSTED EBIT (in millions)	FY2018	FY2019
Net income	$699	$949
Net interest expense	$168	$167
Income taxes	$206	$160
Discontinued operations, net of income taxes	$3	$4
Adjustments(b) (c)	$90	$65
Adjusted EBIT	$1,166	$1,345

NON-GAAP INCOME FROM CONTINUING OPERATIONS PER DILUTED COMMON SHARE	FY2018	FY2019
GAAP income from continuing operations per diluted common share	$5.78	$7.89
Adjustments(b) (d)	$0.61	$0.40
Non-GAAP income from continuing operations per diluted common share	$6.39	$8.29

ADJUSTED FREE CASH FLOW (in millions)	FY2018	FY2019
Net cash provided by operating activities	$751	$1,185
Less net capital expenditures(e)	$(136)	$(161)
Adjustment for voluntary contribution to qualified pension plan	$300	$—
Adjustment for cash used for L3Harris Merger deal and integration costs	$—	$31
Adjusted free cash flow	$915	$1,055

(a)	Adjustments for fiscal 2018 included charges related to a decision to transition and exit a commercial line of business and other items, a one-time non-cash charge from an adjustment for deferred compensation and a charge related to consolidation of certain Exelis facilities.
(b)	Adjustments for fiscal 2019 included L3Harris Merger deal and integration costs.
(c)	Adjustments for fiscal 2018 included charges related to a decision to transition and exit a commercial line of business and other items, losses related to debt refinancing, a one-time non-cash charge from an adjustment for deferred compensation and a charge related to consolidation of certain Exelis facilities.
(d)	Adjustments for fiscal 2018 included charges related to a decision to transition and exit a commercial line of business and other items, losses and other costs related to debt refinancing, a one-time non-cash charge from an adjustment for deferred compensation, a charge related to consolidation of certain Exelis facilities and the impact of tax reform.
(e)	Reflects additions of property, plant and equipment, net of proceeds from the sale of property, plant and equipment.

102 L3HARRIS 2019 PROXY STATEMENT

L3HARRIS
FAST. FORWARD.

www.l3harris.com

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L3HARRIS TECHNOLOGIES, INC. 1025 WEST NASA BOULEVARD MELBOURNE, FL 32919

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to submit your proxy/voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 24, 2019. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy/voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by L3Harris in printing and mailing proxy materials, you can elect to receive all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To elect electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to submit your proxy/voting instructions up until 11:59 P.M. Eastern Time on October 24, 2019. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

NOTE: Your Internet or phone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote these shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card.

VOTE BY MAIL (ONLY IF NOT VOTING BY INTERNET OR PHONE)

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E83885-P28504	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

L3HARRIS TECHNOLOGIES, INC. PROXY/VOTING INSTRUCTION CARD

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1; “FOR” Proposal 2; and “FOR” Proposal 3.

1.	Election of Directors for a term Expiring at the 2020 Annual Meeting of Shareholders

	Nominees:		For	Against	Abstain

	1a.	Sallie B. Bailey	☐	☐	☐

	1b.	William M. Brown	☐	☐	☐

	1c.	Peter W. Chiarelli	☐	☐	☐

	1d.	Thomas A. Corcoran	☐	☐	☐

	1e.	Thomas A. Dattilo	☐	☐	☐

	1f.	Roger B. Fradin	☐	☐	☐

	1g.	Lewis Hay III	☐	☐	☐

	1h.	Lewis Kramer	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

		For	Against	Abstain

	1i. Christopher E. Kubasik	☐	☐	☐

	1j. Rita S. Lane	☐	☐	☐

	1k. Robert B. Millard	☐	☐	☐

	1l. Lloyd W. Newton	☐	☐	☐

2.	Advisory Vote to Approve the Compensation of Named Executive Officers as Disclosed in the Proxy Statement	☐	☐	☐

3.	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the fiscal transition period ending January 3, 2020	☐	☐	☐

NOTE: If this proxy/voting instruction card is properly executed, then the undersigned’s shares will be voted in the manner instructed therein, or if no instruction is provided, then either as the Board of Directors recommends or, if the undersigned is a participant in the L3Harris Stock Fund through any retirement plan sponsored by L3Harris, as may otherwise be provided in the plan. The named proxies also are authorized, in their discretion, to consider and act upon such other business as may properly come before the 2019 Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

(See reverse side for information on how to submit your proxy/voting instructions by Internet, by phone or by mail.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on October 25, 2019:
The Notice of 2019 Annual Meeting and Proxy Statement and Annual Report for Fiscal Year Ended
June 28, 2019 are available at www.proxyvote.com.

E83886-P28504

L3HARRIS TECHNOLOGIES, INC.
Annual Meeting of Shareholders
October 25, 2019, 7:30 AM CDT
This proxy is solicited on behalf of the Board of Directors of L3Harris Technologies, Inc.
(“L3Harris”) and the Trustees of various retirement plans sponsored by L3Harris.

You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the L3Harris Stock Fund through a retirement Plan sponsored by L3Harris. This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign and date on the reverse side exactly as your name or names appear(s) there. If shares are held in the name of joint holders, each should sign. If you are signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such.

If the undersigned is a registered shareholder, the undersigned hereby appoints WILLIAM M. BROWN, JESUS MALAVE, JR. and SCOTT T. MIKUEN, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of L3Harris Technologies, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of L3Harris Technologies, Inc. to be held on October 25, 2019 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; and “FOR” Proposal 3.

If the undersigned is a participant in the L3Harris Stock Fund through any retirement plan sponsored by L3Harris, the undersigned hereby instructs the applicable plan Trustee to vote, as instructed on the reverse side of this proxy/voting instruction card, the shares allocable to the undersigned’s L3Harris Stock Fund account at the Annual Meeting of Shareholders of L3Harris Technologies, Inc. to be held on October 25, 2019 or at any adjournments or postponements thereof. If the undersigned does not provide voting instructions, the applicable plan Trustee will vote such shares in the same proportion as the shares for which other participants in the L3Harris Stock Fund through such plan have timely provided voting instructions, except as otherwise provided in accordance with ERISA.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, signed and dated on reverse side